                                                     REGISTRATION NO. 333-

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2004.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM S-11
               FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                 OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
                             ---------------------
                         MEDICAL PROPERTIES TRUST, INC.
      (Exact name of registrant as specified in its governing instruments)
         1000 URBAN CENTER DRIVE, SUITE 501, BIRMINGHAM, ALABAMA 35242
                                 (205) 969-3755
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              EDWARD K. ALDAG, JR.
           CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND SECRETARY
                         MEDICAL PROPERTIES TRUST, INC.
         1000 URBAN CENTER DRIVE, SUITE 501, BIRMINGHAM, ALABAMA 35242
                                 (205) 969-3755
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                WITH A COPY TO:

                 THOMAS O. KOLB                                  DANIEL M. LEBEY
               B.G. MINISMAN, JR.                             EDWARD W. ELMORE, JR.
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ,               HUNTON & WILLIAMS LLP
                       PC                                  RIVERFRONT PLAZA, EAST TOWER
                   SUITE 1600                                  951 EAST BYRD STREET
             420 20TH STREET NORTH                        RICHMOND, VIRGINIA 23219-4074
           BIRMINGHAM, ALABAMA 35203                              (804) 788-8200
                 (205) 328-0480

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
            TITLE OF SECURITIES                 PROPOSED MAXIMUM AGGREGATE
              BEING REGISTERED                      OFFERING PRICE(1)            AMOUNT OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...............           $250,000,000                       $31,675
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 26, 2004

PROSPECTUS

                             SHARES OF COMMON STOCK

                        (MEDICAL PROPERTIES TRUST LOGO)

     We are a self-advised real estate company that acquires, develops and net-leases healthcare facilities. We expect to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws.

     This is our initial public offering of common stock. No public market
currently exists for our common stock. We are offering           shares of
common stock and           shares of common stock are being offered by the
selling stockholders described in this prospectus. We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

     We expect the public offering price to be between $     and $     per
share. We intend to apply to list our common stock on the New York Stock
Exchange under the symbol "     ."

     SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS FOR SOME OF THE MOST SIGNIFICANT RISKS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.
                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Public offering price.......................................
Underwriting discount.......................................
Proceeds, before expenses, to us............................
Proceeds, before expenses, to selling stockholders..........

     The underwriters may also purchase up to an additional           shares of
common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     We expect the shares of common stock to be available for delivery on or
about           , 2004.

FRIEDMAN BILLINGS RAMSEY                                                JPMORGAN

                THE DATE OF THIS PROSPECTUS IS           , 2004.

                               TABLE OF CONTENTS

SUMMARY......................................    1
Our Company..................................    1
Our Portfolio................................    2
Competitive Strengths........................    5
Summary Risk Factors.........................    6
Market Opportunity...........................    7
Our Target Facilities........................    7
Our Formation Transactions...................    8
Our Structure................................    9
Institutional Trading of Our Common Stock....   10
Registration Rights and Lock-Up Agreements...   10
Selling Stockholders.........................   10
Restrictions on Ownership of Our Common
  Stock......................................   10
Dividend Policy and Distributions............   11
The Offering.................................   12
Tax Status...................................   12
Summary Selected Financial Information.......   12
RISK FACTORS.................................   16
Risks Relating to Our Business and Growth
  Strategy...................................   16
Risks Relating to Real Estate Investments....   21
Risks Relating to the Healthcare Industry....   25
Risks Relating to Our Organization and
  Structure..................................   27
Tax Risks Associated With Our Status as a
  REIT.......................................   31
Risks Relating to This Offering..............   33
A WARNING ABOUT FORWARD LOOKING STATEMENTS...   36
USE OF PROCEEDS..............................   37
CAPITALIZATION...............................   38
DILUTION.....................................   39
Net Tangible Book Value......................   39
Dilution After This Offering.................   39
Differences Between New and Existing
  Stockholders in Number of Shares and Amount
  Paid.......................................   40
DIVIDEND POLICY AND DISTRIBUTIONS............   41
SELECTED FINANCIAL INFORMATION...............   42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.................................   45
OUR BUSINESS.................................   53
Our Company..................................   53
Market Opportunity...........................   54
Our Target Facilities........................   57
Underwriting Process.........................   58
Asset Management.............................   58
Our Formation Transactions...................   59
Our Operating Partnership....................   59
MPT Development Services, Inc. ..............   60
Depreciation.................................   60
Our Leases...................................   60
Environmental Matters........................   61
Competition..................................   62
Healthcare Regulatory Matters................   62
Insurance....................................   66
Employees....................................   66
Legal Proceedings............................   66
OUR PORTFOLIO................................   66
Our Current Portfolio of Facilities..........   66
Acquisition Facilities.......................   74
MANAGEMENT...................................   76
Our Directors and Executive Officers.........   76
Corporate Governance -- Board of Directors
  and Committees.............................   78
Limited Liability and Indemnification........   80
Director Compensation........................   81
Executive Compensation.......................   81
Employment Agreements........................   82
Benefit Plans................................   84
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION..............................   86
PRINCIPAL STOCKHOLDERS.......................   87
SELLING STOCKHOLDERS.........................   88
REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS...   88
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS...............................   90
INVESTMENT POLICIES AND POLICIES WITH RESPECT
  TO CERTAIN ACTIVITIES......................   93
DESCRIPTION OF CAPITAL STOCK.................   97
Authorized Stock.............................   97
Common Stock.................................   97
Preferred Stock..............................   98
Warrant......................................   98
Power to Increase Authorized Stock and Issue
  Additional Shares of Our Common Stock and
  Preferred Stock............................   98
Restrictions on Ownership and Transfer.......   98
Transfer Agent and Registrar.................  100
MATERIAL PROVISIONS OF MARYLAND LAW AND OF
  OUR CHARTER AND BYLAWS.....................  101
The Board of Directors.......................  101
Business Combinations........................  101
Control Share Acquisitions...................  102
Maryland Unsolicited Takeovers Act...........  103
Amendment to Our Charter.....................  103
Dissolution of Our Company...................  103
Advance Notice of Director Nominations and
  New Business...............................  103
Indemnification and Limitation of Directors'
  and Officers' Liability....................  104
PARTNERSHIP AGREEMENT........................  106
Management of Our Operating Partnership......  106
Transferability of Interests.................  106
Capital Contribution.........................  107
Redemption Rights............................  107
Distributions................................  108
Allocations..................................  109
Term.........................................  109
Tax Matters..................................  109
UNITED STATES FEDERAL INCOME TAX
  CONSIDERATIONS.............................  110
Taxation of Our Company......................  110
Requirements for Qualification...............  112
Other Tax Consequences.......................  124
Income Taxation of the Partnerships and Their
  Partners...................................  125
New REIT Legislation.........................  127
UNDERWRITING.................................  129
LEGAL MATTERS................................  132
EXPERTS......................................  132
WHERE YOU CAN FIND MORE INFORMATION..........  132
INDEX TO FINANCIAL STATEMENTS................  F-1

                                    SUMMARY

     The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and our financial statements and pro forma financial information and related notes appearing elsewhere in this prospectus, before making a decision to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to "MPT," "the company," "we," "us" and "our" mean Medical Properties Trust, Inc., including our operating partnership, MPT Operating Partnership, L.P., its general partner and our wholly-owned limited liability company, Medical Properties Trust, LLC, as well as our other direct and indirect subsidiaries. Unless otherwise indicated, the information included in this prospectus assumes no exercise by the underwriters of their over-allotment
option to purchase up to an additional           shares of common stock and that
the common stock to be sold in this offering is sold at $     per share, which
is the midpoint of the range set forth on the cover page of this prospectus.

OUR COMPANY

     We are a self-advised real estate company that acquires, develops and leases healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to experienced healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. From time to time, we also make loans to our tenants. We were formed in August 2003 and completed a private placement of our common stock in April 2004 in which we raised net proceeds of approximately $233.5 million. Shortly after completion of our private placement, we began to acquire our current portfolio of facilities, consisting of six facilities that are in operation and two facilities that are under development.

     We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women's and children's hospitals and ambulatory surgery centers as well as other specialized single-discipline and ancillary facilities. We believe that these types of facilities will capture an increasing share of expenditures for healthcare services. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician's order for patient admission, distinguishes us as a unique investment alternative among real estate investment trusts, or REITs.

     Industry sources indicate that the U.S. healthcare delivery system is becoming decentralized and is evolving away from the traditional "one stop," large-scale acute care hospital. We believe that this change is the result of a number of trends, including increasing specialization and technological innovation within the healthcare industry and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the U.S., including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities. Given these trends and the size, scope and growth of this dynamic industry, we believe that there are significant opportunities to acquire and develop net-leased healthcare facilities at attractive, risk-adjusted returns.

     Our management team has extensive experience in acquiring, owning, developing, managing and leasing healthcare facilities; managing investments in healthcare facilities; acquiring healthcare companies; and managing real estate companies. Our management team also has substantial experience in healthcare operations and administration, which includes many years of service in executive positions for hospitals and other healthcare providers, as well as in physician practice management and hospital/physician relations. We believe that our management's ability to combine traditional real estate investment expertise with an understanding of healthcare operations enables us to successfully implement our strategy.

     We intend to make an election to be taxed as a REIT under the Internal Revenue Code, or the Code, commencing with our taxable year that began on April 6, 2004 and ends on December 31, 2004.

     Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information on our website does not constitute a part of this prospectus.

OUR PORTFOLIO

  OUR CURRENT PORTFOLIO OF FACILITIES

     Our current portfolio of facilities consists of eight healthcare facilities, six of which are in operation and are referred to in this prospectus as the Highmark Facilities, and two of which are under development. Four of the Highmark Facilities are rehabilitation hospitals and two are long-term acute care hospitals. The facilities under development are a community hospital and an adjacent medical office building that is master-leased by the tenant of the hospital. All of the leases for the hospitals currently in operation have initial terms of 15 years. The initial lease term for the community hospital under development began when construction commenced and will end 15 years after completion of construction. The initial lease term for the adjacent medical office building began when construction commenced and will end 10 years after completion of construction. The leases for all of the facilities in our current portfolio provide for contractual base rent and an annual rent escalator. The leases for the Highmark Facilities also provide for "percentage rent," which means that once the tenant achieves a certain revenue threshold then, in addition to base rent, we will receive periodic rent payments based on an agreed percentage of the tenant's gross revenue. The following table sets forth information, as of September 30, 2004, regarding our current portfolio of facilities:

                                                                            2005             2006
                                                                        CONTRACTUAL       CONTRACTUAL     GROSS PURCHASE PRICE
                                                          NUMBER OF         BASE             BASE             OR PROJECTED
LOCATION                        TYPE           TENANT      BEDS(1)        RENT(2)           RENT(2)       DEVELOPMENT COST(3)
--------                   ---------------  ------------  ---------    --------------   ---------------   --------------------
Operating
Bowling Green,
 Kentucky................  Rehabilitation   Highmark
                           hospital         Healthcare,
                                            LLC(4)            60        $ 4,290,912       $ 4,785,570         $ 38,175,377
Marlton, New Jersey(5)...  Rehabilitation(6) Highmark
                           hospital         Healthcare,
                                            LLC(4)            76          3,726,910         4,156,549           33,157,564
Fresno, California.......  Rehabilitation   Highmark
                           hospital         Healthcare,
                                            LLC(4)            62          2,097,779         2,339,612           18,663,517
Thornton, Colorado.......  Rehabilitation   Highmark
                           hospital         Healthcare,
                                            LLC(4)           117            932,540         1,063,460            8,483,417
New Bedford,               Long-term        Highmark
 Massachusetts...........  acute care       Healthcare,
                           hospital         LLC(4)            90          2,424,603         2,764,996           22,056,884
Kentfield, California....  Long-term        Highmark
                           acute care       Healthcare,
                           hospital         LLC(4)            60            858,182           957,114            7,635,075
SUBTOTAL.................  --               --               465        $14,330,926       $16,067,301         $128,171,834
                                                             ---        -----------       -----------         ------------
Under
Development
Houston, Texas...........  Community
                                            Stealth,         105(8)     $   763,403       $ 4,693,988         $ 42,600,000
                           hospital(7)      L.P.
Houston, Texas...........  Medical office
                                            Stealth,         n/a            658,757         2,017,815           20,500,000
                           building(10)     L.P.
SUBTOTAL.................  --               --               105        $ 1,422,160       $ 6,711,803         $ 63,100,000
                                                             ---        -----------       -----------         ------------
TOTAL....................  --               --               570        $15,753,086       $22,779,104         $191,271,834
                                                             ===        ===========       ===========         ============


                                LEASE
LOCATION                     EXPIRATION
--------                   ---------------
Operating
Bowling Green,
 Kentucky................
                              July 2019
Marlton, New Jersey(5)...
                              July 2019
Fresno, California.......
                              July 2019
Thornton, Colorado.......
                             August 2019
New Bedford,
 Massachusetts...........
                             August 2019
Kentfield, California....
                              July 2019
SUBTOTAL.................        --
Under
Development
Houston, Texas...........
                           October 2020(9)
Houston, Texas...........
                           August 2015(11)
SUBTOTAL.................        --
TOTAL....................        --

---------------

 (1) Based on the number of licensed beds.

 (2) Based on leases in place as of the date of this prospectus. For facilities under development, assumes completion of construction in October 2005 for the community hospital and in August 2005 for the medical office building. Does not include rents that accrue during the construction period and are payable over the remaining lease term following the completion of construction.

 (3) Includes acquisition costs.

 (4) The tenant in each case is a separate, wholly-owned subsidiary of Highmark Healthcare, LLC.

 (5) Our interest in this facility is through a ground lease on the property.

 (6) Thirty of the 76 beds are pediatric rehabilitation beds operated by HBA Management, Inc.

 (7) Expected to be completed in October 2005.

 (8) Seventy-one of the 105 beds will be acute care beds operated by Stealth, L.P. and the remaining 34 beds will be long-term acute care beds operated by Triumph Southwest, L.P.

 (9) Following completion, the lease term will extend for a period of 15 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the community hospital from us at a price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.

(10) Expected to be completed in August 2005.

(11) Following completion, the lease term will extend for a period of 10 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the medical office building from us at a price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.

  LOANS AND FEES RECEIVABLE

     In connection with the acquisition of the facilities in our current portfolio that are in operation, we have made secured loans to Highmark Healthcare, LLC, or Highmark, the parent entity of our current tenants in those facilities, to enable Highmark to acquire the operations at these locations. These loans total approximately $41.4 million and are to be repaid over 15 years. In connection with these transactions, Highmark has agreed to pay us commitment fees of approximately $1.5 million to be paid over 15 years. Payment of the acquisition loans and commitment fees is secured by pledges of membership interests in Highmark and its subsidiaries that are our tenants and by the receivables of each of these entities and are guaranteed by affiliates of the tenant. The loans and the commitment fees accrue interest at an annual rate of 10.25% with interest only for the first three years and the principal balances amortizing over the remaining 12 year period. We have also made secured loans totalling approximately $6.2 million to Highmark and its subsidiaries for working capital purposes. These loans, which are to be repaid on or before January 1, 2005, are secured by pledges of membership interests in Highmark and its subsidiaries and by the receivables of each of these entities, and are guaranteed by affiliates of the tenant. Any of these loans may be prepaid at any time without penalty.

     In connection with the development of the Houston community hospital and adjacent medical office building, Stealth L.P., or Stealth, has agreed to pay us a commitment fee in the estimated amount of $932,125, to be paid over 15 years following completion of the hospital facility. The commitment fee is based on a percentage of total development costs, and may be adjusted upon completion of construction of the Houston facilities. We have agreed to make a working capital loan to Stealth of up to $1.62 million, to be repaid over 15 years. No funds have been advanced to date under the working capital loan. The promissory notes evidencing the loan and commitment fee provide for interest at an annual rate of 10.75% and are unsecured, but the promissory notes are cross-defaulted with our related facility leases with Stealth. Stealth is to pay us a project inspection fee for construction coordination services of $100,000 in the case of the community hospital and $50,000 in the case of the adjacent medical office building. These fees are to be paid, with interest at the rate of 10.75% per year, over a 15 year period beginning on the date that the hospital facility is completed, which we expect to be in October 2005. The obligation to pay these fees is evidenced by promissory notes and is unsecured, but the promissory notes are cross-defaulted with our related facility leases with Stealth. Any of the fees or the working capital loan may be prepaid at any time without penalty, except that a minimum prepayment of $500,000 is required for the working capital loan.

  ACQUISITION FACILITIES

     We intend to use the net proceeds of this offering to expand our portfolio by acquiring or developing additional net-leased healthcare facilities, which we refer to in this prospectus as our Acquisition Facilities. We expect the leases for each of these facilities to provide for contractual base rent and an annual rent escalator, and some of the leases may provide for percentage rent. The following table sets forth information regarding the Acquisition Facilities that we have under contract as of the date of this prospectus and that we consider to be probable acquisitions or developments:

  Operating

                                                                                              GROSS PURCHASE
                                                                               CONTRACTUAL       PRICE OR
                                                             PROJECTED YEAR      ANNUAL          PROJECTED       PROJECTED
                                  PROSPECTIVE   NUMBER OF    ONE CONTRACTUAL      RENT          DEVELOPMENT        LEASE
LOCATION                 TYPE       TENANT       BEDS(1)        BASE RENT       INCREASE           COST          EXPIRATION
--------               --------   -----------   ----------   ---------------   -----------   -----------------   ----------
                                                                $               $                $

---------------

(1) Based on the number of licensed beds.

  Development

                                                                                                     GROSS PURCHASE
                                                                          PROJECTED                     PRICE OR
                                                             EXPECTED     YEAR ONE     CONTRACTUAL     PROJECTED      PROJECTED
                                  PROSPECTIVE   NUMBER OF   COMPLETION   CONTRACTUAL   ANNUAL RENT    DEVELOPMENT       LEASE
LOCATION                 TYPE       TENANT       BEDS(1)       DATE       BASE RENT     INCREASE          COST        EXPIRATION
--------               --------   -----------   ---------   ----------   -----------   -----------   --------------   ----------
                                                                          $             $               $

---------------

(1) Based on the number of licensed beds.

     We cannot assure you that we will acquire or develop any of the Acquisition Facilities under contract because each of these transactions is subject to a variety of conditions, including our completion of satisfactory due diligence and the satisfaction of customary closing conditions.

     In addition to the Acquisition Facilities under contract that we consider
probable, as of the date of this prospectus, we have           Acquisition
Facilities under letters of intent. The Acquisition Facilities under letters of intent have an aggregate gross purchase price and estimated development costs
totaling $     . The letters of intent are non-binding, and we cannot assure you that we will acquire or develop any of the Acquisition Facilities under letters of intent because each of these transactions is subject to a variety of conditions, including (i) the willingness of the parties to proceed with the contemplated transaction, (ii) the negotiation of mutually-acceptable binding definitive agreements, (iii) our completion of satisfactory due diligence and
(iv) the satisfaction of customary closing conditions.

     We have also identified a number of opportunities to acquire or develop additional Acquisition Facilities. In some cases, we are actively negotiating agreements or letters of intent with the owners or prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner or prospective tenant. None of these potential acquisitions or developments is under a letter of intent, and we cannot assure you that we will complete any of these potential acquisitions or developments.

     We intend to employ leverage in our capital structure in amounts determined from time to time by our board of directors. At present, we intend to limit our debt to approximately 60% of the aggregate costs of our facilities, although we may temporarily exceed that level from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.

     We have received a commitment from Merrill Lynch Capital for an up to $75 million secured credit facility with a term of three years for acquisition and development of additional facilities and other working capital needs. The facility will bear interest at a rate of LIBOR (1.84% at September 30, 2004) plus 300 basis points. We may borrow under the facility an amount equal to up to 60% of our costs to acquire the facilities used as collateral. The credit facility initially will be secured by our interests in the Highmark Facilities and is expected to require us to comply with certain financial covenants. Subject to the lender's satisfactory completion of appraisals, underwriting processes and due diligence, we expect to close this facility by December 31, 2004. We have also received a commitment from Colonial Bank for a $43.4 million construction loan and 30-month term loan to fund construction costs for our community hospital and adjacent medical office building being developed in Houston, Texas. The term of the construction loan is expected to be 18 months with an option to convert the loan to a 30-month term loan. The loan will be secured by a mortgage on the community hospital and the medical office building, as well as an assignment of rents and leases on those facilities, and is expected to require us to comply with certain financial covenants. The loan will bear interest at a rate of either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR (1.84% at September 30, 2004) plus 225 basis points, as selected by us, during the construction period, and either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR (1.84% at September 30, 2004) plus 250 basis point, as selected by us, thereafter. Subject to the lender's satisfactory completion of appraisals, underwriting processes, due diligence and arranging for a participating lender to share in the making of the loan, we expect to close this loan by December 31, 2004.

COMPETITIVE STRENGTHS

     We believe that the following competitive strengths will enable us to execute our business strategy successfully:

     - Experienced Management Team. Our management team has extensive experience in acquiring, developing, managing and owning healthcare real estate. In addition, our management has substantial experience in healthcare operations, including hospital operations and administration, physician practice management and hospital-physician relations. Our experience enables us to offer innovative acquisition and net-lease structures that we believe will appeal to a variety of healthcare operators. We believe that our management's depth of experience in both traditional real estate investment and healthcare operations positions us favorably to take advantage of the available opportunities in the healthcare real estate market.

     - Comprehensive Underwriting Process. Our underwriting process focuses on both real estate investment and healthcare operations. Our acquisition and development selection process includes a comprehensive analysis of a targeted healthcare facility's profitability, cash flow, occupancy and patient and payor mix, financial trends in revenues and expenses, barriers to competition, the need in the market for the type of healthcare services provided by the facility, the strength of the location and the underlying value of the facility, as well as the financial strength and experience of the tenant. Through our detailed underwriting of healthcare acquisitions, which includes an analysis of both the underlying real estate and ongoing or expected healthcare operations at the property, we expect to deliver attractive risk-adjusted returns to our stockholders.

     - Active Asset Management. We actively monitor the operating results of our tenants by reviewing periodic financial reporting and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis. Integral to our asset management philosophy is our desire to build long-term relationships with our tenants and, accordingly, we have developed a partnering approach which we believe results in the tenant viewing us as a member of its team.

     - Favorable Lease Terms. We lease our facilities to healthcare operators pursuant to long-term net-lease agreements. A net-lease requires the tenant to bear most of the costs associated with the property, including property taxes, utilities, insurance and maintenance. Our current net-leases are for terms of at least 10 years, provide for annual base rental increases and, in the case of the Highmark Facilities, percentage rent. Similarly, we anticipate that our future leases will generally provide for base rent with annual escalators, tenant payment of operating costs and, when feasible and in compliance with applicable healthcare laws and regulations, percentage rent.

     - Diversified Portfolio Strategy. We focus on a diversified portfolio of healthcare facilities, including rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals, women's and children's hospitals and ambulatory surgery centers as well as other specialized single-discipline facilities and ancillary facilities. Our healthcare facilities are also geographically diversified. We also intend to diversify our tenant base as we acquire and develop Acquisition Facilities.

     - Access to Investment Opportunities. We believe our network of relationships in both the real estate and healthcare industries provides us access to a large volume of potential acquisition and development opportunities. The net proceeds of this offering will enhance our ability to capitalize on these and other investment opportunities.

     - Local Physician Investment. When feasible and in compliance with applicable healthcare laws and regulations, we expect to offer physicians an opportunity to invest in the facilities that we own, thereby strengthening our relationship with the local physician community.

SUMMARY RISK FACTORS

     You should carefully consider the matters discussed in the section "Risk
Factors" beginning on page   prior to deciding whether to invest in our common
stock. Some of these risks include:

     - We were formed in August 2003 and have a limited operating history; our management has a limited history of operating a REIT or a public company and may therefore have difficulty in successfully and profitably operating our business.

     - We may be unable to acquire or develop the facilities we have under contract or under non-binding letters of intent or facilities we have identified as potential candidates for acquisition or development as quickly as we expect or at all, which could harm our future operating results and adversely affect our ability to make distributions to our stockholders.

     - We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to integrate the net-leased facilities we have acquired and are developing or those that we expect to acquire and develop without unanticipated disruption or expense.

     - Our real estate investments will be concentrated in net-leased healthcare facilities, making us more vulnerable economically than if our investments were more diversified across several industries or property types.

     - Defaults under their leases by our tenants, both of which are recently organized and have limited or no operating histories, may adversely impact our ability to make distributions to our stockholders.

     - Failure by our tenants to repay loans we have made or have committed to make, or to pay us commitment and other fees that they are obligated to pay, would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

     - Our facilities are currently leased to only two tenants, and failure of either of these tenants to meet its obligations to us would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

     - Development and construction risks could adversely affect our ability to make distributions to our stockholders.

     - Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make rent payments to us.

     - The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or certification or failure to obtain licensure or certification could result in the inability of our tenants to make lease payments to us.

     - Our charter and other organizational documents do not limit the amount of debt we may incur.

     - Our use of debt financing will subject us to significant risks, including refinancing risks and the risk of insufficient cash available for distribution to our stockholders.

     - Provisions of Maryland law, our charter and our bylaws may prevent or deter changes in management and third-party acquisition proposals that you may believe to be in our best interest, depress our stock price or cause dilution.

     - We depend on key personnel, the loss of any one of whom could threaten our ability to operate our business successfully.

     - Failure to obtain or loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.

     - We may experience conflicts of interest with our officers and directors, which could result in our officers and directors acting other than in our best interest.

     - There is currently no public market for our common stock, and an active trading market for our common stock may never develop.

     - If you purchase common stock in this offering, you will experience immediate dilution.

MARKET OPPORTUNITY

     According to the United States Department of Commerce, Bureau of Economic Analysis, healthcare is one of the largest industries in the U.S., and was responsible for approximately 15% of U.S. gross domestic product in 2002. Healthcare spending has consistently grown at rates greater than overall spending growth and inflation. We expect this trend to continue. According to the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services, or CMS, healthcare expenditures are projected to increase by more than 7% in 2004 and 2005 to $1.8 trillion and $1.9 trillion, respectively, and are expected to reach $3.1 trillion by 2012.

     To satisfy this growing demand for healthcare services, a significant amount of new construction of healthcare facilities has been undertaken, and we expect significant construction of additional healthcare facilities in the future. In 2002 alone, $22.4 billion was spent on the construction of healthcare facilities, according to CMS. This represented a 17% increase over the $19.2 billion in healthcare construction spending for 2001. We believe that a significant part of this healthcare construction spending was for the types of facilities that we target.

OUR TARGET FACILITIES

     The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring, developing and net-leasing facilities that are designed to address what we view as the latest trends in healthcare delivery methods. These facilities include:

     - Rehabilitation Hospitals: Rehabilitation hospitals provide inpatient and outpatient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes, and complex neurological, orthopedic, and other conditions. These hospitals are often the best medical alternative to traditional acute care hospitals where under the Medicare prospective payment system there is pressure to discharge patients after relatively short stays.

     - Long-term Acute Care Hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for an acute care hospital.

     - Regional and Community Hospitals: We define regional and community hospitals as general medical/surgical hospitals whose practicing physicians generally serve a market specific area, whether urban, suburban or rural. We intend to limit our ownership of these facilities to those with market, ownership, competitive and technological characteristics that provide barriers to entry for potential competitors.

     - Women's and Children's Hospitals: These hospitals serve the specialized areas of obstetrics and gynecology, other women's healthcare needs, neonatology and pediatrics. We anticipate substantial development of facilities designed to meet the needs of women and children and their physicians as a result of the decentralization and specialization trends described above.

     - Ambulatory Surgery Centers: Ambulatory surgery centers are freestanding facilities designed to allow patients to have outpatient surgery, spend a short time recovering at the center, then return home to complete their recovery. Ambulatory surgery centers offer a lower cost alternative to general hospitals for many surgical procedures in an environment that is more convenient for both patients and physicians. Outpatient procedures commonly performed include those related to gastrointestinal, general surgery, plastic surgery, ear, nose and throat/audiology, as well as orthopedics and sports medicine.

     - Other Single-Discipline Facilities: The decentralization and specialization trends in the healthcare industry are also creating demands and opportunities for physicians to practice in hospital facilities in which the design, layout and medical equipment are specifically developed, and healthcare professional staff are educated, for medical specialties. These facilities include heart hospitals, ophthalmology centers, orthopedic hospitals and cancer centers.

     - Medical Office Buildings: Medical office buildings are office and clinic facilities occupied and used by physicians and other healthcare providers in the provision of healthcare services to their patients. The medical office buildings that we target are or will be master-leased and generally adjacent to our other targeted healthcare facilities.

OUR FORMATION TRANSACTIONS

     The following is a summary of our formation transactions:

     - We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration and the membership interests of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed for nominal value and they now collectively hold 553,908 shares of our common stock, including shares purchased in our April 2004 private placement.

     - Our operating partnership, MPT Operating Partnership, L.P., was formed in September 2003. Our wholly-owned subsidiary, Medical Properties Trust, LLC, is the sole general partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership.

     - MPT Development Services, Inc., a Delaware corporation which we formed in January 2004, will operate as our taxable REIT subsidiary.

     - In April 2004 we completed a private placement of 25,300,000 shares of common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc., which is serving as a lead underwriter in this offering, acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million, and have been or will be used to acquire our six existing facilities, develop two new facilities, lend funds to one of our tenants, repay debt, pay pre-offering operating expenses and for working capital. Thus far we have utilized approximately $127.3 million to acquire six existing facilities, have loaned $47.6 million to Highmark to acquire the operations at our current facilities that are in operation and for working capital purposes and have funded approximately $12.5 million of a projected total of approximately $62.3 million of development costs for the two facilities under development. There are approximately 295 holders of our common stock as of the date of this prospectus.

OUR STRUCTURE

     We conduct our business through a traditional umbrella partnership REIT, or UPREIT, in which our facilities are owned by our operating partnership, MPT Operating Partnership, L.P., and limited partnerships, limited liability companies or other subsidiaries of our operating partnership. Through our wholly-owned limited liability company, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership and we presently own all of the limited partnership units of our operating partnership. In the future, we may issue limited partnership units to third parties from time to time in connection with facility acquisitions or developments. In addition, we may sell equity interests in subsidiaries of our operating partnership in connection with facility acquisitions or developments.

     MPT Development Services, Inc., our taxable REIT subsidiary, is authorized to engage in development, management, lending, including but not limited to acquisition and working capital loans to our tenants, and other activities that we are unable to engage in directly under applicable REIT tax rules. The following chart illustrates our structure upon completion of this offering:

                                    (CHART)
---------------

(1) We own and in the future expect to own interests in our facilities through wholly owned or majority owned subsidiaries of our operating partnership, MPT Operating Partnership, L.P. Our operating partnership is a limited partner of MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., which own, respectively, the Houston medical office building and the Houston community hospital in our portfolio that are under development. MPT West Houston MOB, LLC and MPT West Houston Hospital, LLC, both of which are wholly-owned by our operating partnership, are, respectively, the general partners of these entities. We intend to offer up to 40% of the limited partnership interests in MPT West Houston MOB, L.P. to physicians. Stealth, L.P., the tenant of the Houston community hospital under development, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

     Currently, approximately 19.9 million shares of common stock issued in connection with our April 2004 private placement are eligible for trading in The Portal(SM) Market, a subsidiary of the Nasdaq Stock Market, Inc., which permits secondary sales of eligible unregistered securities among qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, or the Securities Act. The last trade of our common stock on the
Portal(SM) Market occurred on           , 2004 at a price of $     per share,
which may not be indicative of the price to the public in this offering or prices at which our shares of common stock will trade upon completion of this offering.

REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS

     Registration Rights Agreement. Pursuant to a registration rights agreement among us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, we are required, among other things, to:

     - file with the SEC by January 6, 2005 a resale shelf registration statement registering all of the shares of common stock sold in our April 2004 private placement, and all of the shares of common stock issued to Friedman, Billings, Ramsey & Co., Inc. for financial advisory services; and

     - use our reasonable best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act for a specified period.

     If we default on our obligation to file or maintain the effectiveness of the resale registration statement within the time periods described above, or certain other events occur, we may be required to pay the holders of registrable shares, other than our affiliates, liquidated damages during the period of the default.

     Lock-up Agreements. All of our directors and executive officers, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit these holders from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the date of this prospectus. Our other stockholders have agreed in the registration rights agreement not to dispose of any of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospectus for up to 60 days after the date of this prospectus, if so requested by us or the underwriters, except in specified limited circumstances. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.

SELLING STOCKHOLDERS

     Pursuant to, and subject to the terms and conditions of, the registration rights agreement among us, Friedman, Billings, Ramsey & Co., Inc. and certain holders of our common stock, persons who purchased our common stock in our private placement in April 2004 and their transferees have the right to sell
their common stock in this offering. We are including           shares of our
common stock in this offering to be sold by           selling stockholders.

RESTRICTIONS ON OWNERSHIP OF OUR COMMON STOCK

     Due to limitations on the concentration of ownership of REIT shares imposed by the Code, our charter generally prohibits any stockholder from actually or constructively owning more than 9.8% of our outstanding shares of common stock. Our board may, in its sole discretion, waive this ownership limitation with respect to particular stockholders if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT.

DIVIDEND POLICY AND DISTRIBUTIONS

     On September 2, 2004, we declared a dividend of $0.10 per share of common stock, payable to stockholders of record as of September 16, 2004. We distributed this dividend on October 11, 2004. We intend to distribute to our stockholders each year all or substantially all of our REIT taxable income so as to avoid paying corporate income tax and excise tax on our REIT income and to qualify for the tax benefits afforded to REITs under the Code. The actual amount and timing of distributions, if any, will be at the discretion of our board of directors and will depend upon our actual results of operations and a number of other factors discussed in the section "Dividend Policy and Distributions."

                                  THE OFFERING

Shares of common stock offered
by us(1)......................             shares

Shares of common stock offered
by selling stockholders.......             shares

Shares of common stock to be
outstanding after this
offering(1)(2)................             shares

Use of Proceeds...............   The net proceeds to us from the sale of the
                                 shares of common stock offered by this
                                 prospectus, after deducting the underwriting
                                 discount and the estimated offering expenses
                                 payable by us, will be approximately
                                 $          . We intend to use the net proceeds
                                 as follows:

                                 - approximately $          to fund the purchase
                                   or development of our Acquisition Facilities that we have under contract as of the date of this prospectus and that we consider probable of acquisition or development;

                                 - approximately $          to repay certain
                                   indebtedness under our secured credit
                                   facility; and

                                 - the remainder for general corporate and
                                   working capital purposes, including possible future acquisitions or development of net-leased facilities.

                                 Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term marketable investment grade securities or money-market accounts which are consistent with our intention to qualify as a REIT.

Proposed NYSE symbol..........
---------------

(1) Excludes         shares of common stock that may be issued by us upon
    exercise of the underwriters' overallotment option.

(2) Based on         shares outstanding as of         , 2004. Includes 114,500
    shares of restricted common stock awarded upon completion of this offering under our Amended and Restated 2004 Equity Incentive Plan, which we refer to in this prospectus as our equity incentive plan. Excludes (i) 100,000 shares of common stock issuable upon the exercise of stock options granted to our independent directors under our equity incentive plan, one-third of which are vested; (ii) 12,500 shares of common stock issuable in October 2007 pursuant to deferred stock units awarded under our equity incentive plan to our independent directors; (iii) 35,000 shares of common stock issuable upon the exercise of a warrant granted to an unaffiliated third-party, and (iv) 564,180 shares of common stock available for future awards under our equity incentive plan.

TAX STATUS

     As long as we qualify for and maintain our REIT status, we will generally not incur federal income tax on our income to the extent that we distribute this income to our stockholders. However, we will be subject to tax at normal corporate rates on net income or capital gains not distributed to stockholders. Moreover, our taxable REIT subsidiary will be subject to federal and state income taxation on its taxable income.

SUMMARY SELECTED FINANCIAL INFORMATION

     You should read the following pro forma and historical information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     The following table sets forth our summary selected financial and operating data on an historical and pro forma basis. Our summary selected historical balance sheet information at December 31, 2003, and the historical statement of operations and other data for the period from August 27, 2003 (inception) to December 31, 2003, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The historical balance sheet information at June 30, 2004, and the historical statement of operations and other data for the six months ended June 30, 2004, have been derived from the unaudited historical balance sheet at June 30, 2004, and from the unaudited statement of operations for the six months ended June 30, 2004, included elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the U.S.

     The summary selected financial data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, the related notes, and the report of the independent registered public accounting firm which contains an explanatory paragraph stating that, as of December 31, 2003 and February 6, 2004 (the date of their report), our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements and the summary selected financial data do not include any adjustments that might result from the outcome of that uncertainty.

     The unaudited pro forma consolidated balance sheet data are presented as if our acquisition of the current portfolio of facilities, the completion of our Houston community hospital and medical office building, our loans made to Highmark through September 30, 2004 and completion of this offering and application of the net proceeds had occurred on June 30, 2004, and December 31, 2003, and, in the case of our December 31, 2003 unaudited pro forma consolidated balance sheet, as if our April 6, 2004 private placement had occurred on December 31, 2003, and the unaudited pro forma consolidated statement of operations and other data for the six months ended June 30, 2004, and the period from August 27, 2003 (inception) to December 31, 2003, are presented as if our acquisition of the current portfolio of facilities, the completion of our Houston community hospital and medical office building, our loans made to Highmark through September 30, 2004 and completion of this offering and application of the net proceeds had occurred on the first day of the periods presented and, in the case of our December 31, 2003 unaudited pro forma consolidated statement of operations, as if our April 6, 2004 private placement had occurred on the first day of the period presented. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

                                                                        PERIOD FROM INCEPTION
                                         FOR THE SIX MONTHS ENDED     (AUGUST 27, 2003) THROUGH
                                               JUNE 30, 2004              DECEMBER 31, 2003
                                        ---------------------------   --------------------------
                                         HISTORICAL     PRO FORMA     HISTORICAL     PRO FORMA
                                        ------------   ------------   -----------   ------------
                                        (UNAUDITED)    (UNAUDITED)     (AUDITED)    (UNAUDITED)
OPERATING INFORMATION:
  Revenues:
     Rental income....................  $         --   $ 12,797,134   $        --   $  8,835,281
     Interest income from loans.......            --      2,368,104            --      1,639,457
                                        ------------   ------------   -----------   ------------
     Total revenues...................            --     15,165,238            --     10,474,738
                                        ------------   ------------   -----------   ------------
  Expenses:
     General and administrative.......     1,696,177      2,841,177       992,418      2,137,418
     Depreciation and amortization....         1,784      2,287,352            --      1,577,981
     Total operating expenses.........     2,034,685      5,465,253     1,023,276      3,746,257
     Operating income (loss)..........    (2,034,685)     9,699,985    (1,023,276)     6,728,481
     Net other income (expenses)......       471,067        471,067            --             --
                                        ------------   ------------   -----------   ------------
  Net income (loss)...................    (1,563,618)    10,171,052    (1,023,276)     6,728,481
                                        ============   ============   ===========   ============
  Net income (loss) per share,
     basic............................         (0.13)                       (0.63)
  Weighted average shares of common
     stock outstanding, basic.........    12,459,716                    1,630,435
BALANCE SHEET INFORMATION:
  Investment in real estate...........  $         --   $189,699,269   $        --   $189,699,269
  Deposits on real estate under
     contract.........................    15,000,000             --            --             --
  Real estate in development..........     6,413,670             --            --             --
  Acquisition and development costs...       180,412             --       166,301        166,301
  Total real estate and real estate
     related assets...................    21,594,082    189,699,269       166,301    189,865,570
  Cash and cash equivalents...........  $210,502,151   $226,783,336   $   100,000   $228,324,237
  Loans...............................            --     47,141,944(1)          --    47,141,944(1)
  Total assets........................   232,466,917    463,995,233       468,133    465,331,751
  Total debt..........................            --             --       100,000        100,000
  Total liabilities...................     1,515,047      3,043,363     1,489,779      2,816,263
  Total stockholders' equity..........   230,951,870    460,951,870    (1,021,646)   462,515,488
  Total liabilities and stockholders'
     equity...........................   232,466,917    463,995,233       468,133    465,331,751
OTHER INFORMATION:
  Funds from operations(2)............    (1,561,834)    12,458,404    (1,023,276)     8,306,462
  Adjusted funds from operations(3)...    (1,561,834)     9,531,922    (1,023,276)     6,285,987
  Cash Flows:
     Used for operating activities....  $ (1,672,029)                 $   166,301
     Used for investing activities....   (21,564,787)                    (166,301)
     Provided by financing
       activities.....................   233,638,967                      100,000

---------------

(1) Includes $1.5 million in commitment fees payable to us by Highmark. Includes loans made by us through September 30, 2004. We loaned Highmark an additional $2 million on October 1, 2004.

(2) Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnership and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

(3) We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to FFO (i) straightlining of rents, (ii) any recurring expenditures that, while capitalized and amortized for purposes of generally accepted accounting principles, are required to maintain our properties' revenue-generating characteristics and (iii) amortization of deferred costs. We expect that the adjustments described in (ii) and (iii) will not be significant. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods and costs that are deferred. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (loss) (calculated pursuant to generally accepted accounting principles) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to generally accepted accounting principles) as an indicator of our liquidity.

    The following is a reconciliation among net income, FFO and AFFO for the period from inception (August 27, 2003) through December 31, 2003 and for the six months ended June 30, 2004:

                                                                                            PERIOD FROM INCEPTION
                                                                 FOR THE SIX MONTHS           (AUGUST 27, 2003)
                                                                        ENDED                      THROUGH
                                                                    JUNE 30, 2004             DECEMBER 31, 2003
                                                              -------------------------   -------------------------
                                                              HISTORICAL     PRO FORMA    HISTORICAL     PRO FORMA
                                                              -----------   -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)    (AUDITED)    (UNAUDITED)
  Funds from operations:
    Net income (loss).......................................  $(1,563,618)  $10,171,052   $(1,023,276)  $ 6,728,481
    Depreciation and amortization...........................        1,784     2,287,352            --     1,577,981
                                                              -----------   -----------   -----------   -----------
  Adjusted funds from operations:
    Funds from operations...................................   (1,561,834)   12,458,404    (1,023,276)    8,306,462
    Rents earned, collectible in future periods.............           --    (2,926,482)           --    (2,020,475)
                                                              -----------   -----------   -----------   -----------
    Adjusted funds from operations..........................  $(1,561,834)  $ 9,531,922   $(1,023,276)  $ 6,285,987
                                                              ===========   ===========   ===========   ===========

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. The risks described below represent the material risks you should carefully consider before making an investment decision. If any of these risks occur, our business, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the price of our common stock could decline significantly and you could lose all or a part of your investment. The risk factors described below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us, or not identified below, may also materially adversely affect our business, liquidity, financial condition and results of operations.

               RISKS RELATING TO OUR BUSINESS AND GROWTH STRATEGY

WE WERE FORMED IN AUGUST 2003 AND HAVE A LIMITED OPERATING HISTORY; OUR MANAGEMENT HAS A LIMITED HISTORY OF OPERATING A REIT AND A PUBLIC COMPANY AND MAY THEREFORE HAVE DIFFICULTY IN SUCCESSFULLY AND PROFITABLY OPERATING OUR BUSINESS.

     We have only recently been organized and have a limited operating history. We are subject to the risks generally associated with the formation of any new business. Our management has limited experience in operating a REIT and a public company. Therefore, you should be especially cautious in drawing conclusions about the ability of our management team to execute our business plan.

WE MAY NOT BE SUCCESSFUL IN DEPLOYING THE NET PROCEEDS OF THIS OFFERING FOR THEIR INTENDED USES AS QUICKLY AS WE INTEND OR AT ALL, WHICH COULD HARM OUR CASH FLOW AND ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Upon completion of this offering, we will experience a capital infusion from the net offering proceeds, which we intend to use to acquire or develop additional net-leased facilities. If we are unable to use the net proceeds in this manner, we will have no specific designated use for a substantial portion of the net proceeds from this offering and you would be unable to evaluate the manner in which we invest the net proceeds or the economic merits of the assets acquired with the proceeds. We may not be able to invest this capital on acceptable terms or timeframes or at all, which may harm our cash flow and ability to make distributions to our stockholders.

WE MAY BE UNABLE TO ACQUIRE OR DEVELOP THE ACQUISITION FACILITIES WE HAVE UNDER CONTRACT, WHICH COULD HARM OUR FUTURE OPERATING RESULTS AND ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Our future success depends in large part on our ability to continue to grow our business through the acquisition or development of additional facilities. There can be no assurance that we will acquire or develop any of the Acquisition Facilities under contract, because each of these transactions is subject to a variety of conditions, including our completion of satisfactory due diligence and the satisfaction of customary closing conditions. If we are unsuccessful in completing the acquisition or development of additional facilities in the future, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.

WE MAY BE UNABLE TO ACQUIRE OR DEVELOP ANY OF THE ACQUISITION FACILITIES WE HAVE UNDER NON-BINDING LETTERS OF INTENT OR FACILITIES WE HAVE IDENTIFIED AS POTENTIAL CANDIDATES FOR ACQUISITION OR DEVELOPMENT, WHICH COULD HARM OUR FUTURE OPERATING RESULTS AND ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We have entered into non-binding letters of intent for the acquisition or development of facilities having an estimated aggregate gross purchase price or
development cost of $     and we have identified numerous other facilities that
we believe would be suitable candidates for acquisition or development; however, none of these facilities is under a binding contract and we cannot assure you that we will be successful in completing the acquisition or development of any of these facilities. Consummation of any of these acquisitions is subject to, among other things, the willingness of the parties to proceed with a contemplated transaction, negotiation of mutually acceptable definitive agreements, satisfactory completion of due diligence and satisfaction of customary closing conditions. If we are unsuccessful in completing the acquisition or development of additional facilities in the future, our future operating results will not meet expectations and our ability to make distributions to our stockholders will be adversely affected.

WE EXPECT TO CONTINUE TO EXPERIENCE RAPID GROWTH AND MAY NOT BE ABLE TO ADAPT OUR MANAGEMENT AND OPERATIONAL SYSTEMS TO INTEGRATE THE NET-LEASED FACILITIES WE HAVE ACQUIRED AND ARE DEVELOPING OR THOSE THAT WE MAY ACQUIRE OR DEVELOP IN THE FUTURE WITHOUT UNANTICIPATED DISRUPTION OR EXPENSE.

     We are currently experiencing a period of rapid growth. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to integrate and manage the facilities we have acquired and are developing and those that we may acquire or develop. Our failure to successfully integrate and manage our current portfolio of facilities or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

WE MAY BE UNABLE TO ACCESS CAPITAL, WHICH WOULD SLOW OUR GROWTH.

     Our business plan contemplates growth through acquisitions. As a REIT, we are required to make cash distributions which reduces our ability to fund acquisitions and developments with retained earnings. We are dependent on acquisition financings and access to the capital markets for cash to make investments in new facilities. Due to market or other conditions, there will be times when we will have limited access to capital from the equity and debt markets. During such periods, virtually all of our available capital will be required to meet existing commitments and to reduce existing debt. We may not be able to obtain additional equity or debt capital or dispose of assets, on favorable terms, if at all, at the time we need additional capital to acquire healthcare properties on a competitive basis or to meet our obligations. Our ability to grow through acquisitions and developments will be limited if we are unable to obtain debt or equity financing, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

DEPENDENCE ON OUR TENANTS FOR RENT MAY ADVERSELY IMPACT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We expect to qualify as a REIT and, accordingly, as a REIT operating in the healthcare industry, we are not permitted by current tax law to operate or manage the businesses conducted in our facilities. Accordingly, we rely almost exclusively on rent payments from our tenants for cash with which to make distributions to our stockholders. We have no control over the success or failure of these tenants' businesses. Significant adverse changes in the operations of any facility, or the financial condition of any tenant, could have a material adverse effect on our ability to collect rent payments and, accordingly, on our ability to make distributions to our stockholders. Failure on the part of a tenant to comply materially with the terms of a lease could give us the right to terminate our lease with that tenant, repossess the applicable facility, cross default certain other leases with that tenant and enforce the payment obligations under the lease. However, we then would be required to find another tenant-operator. There can be no assurance that we would be able to find another tenant in a timely fashion, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. Defaults by our tenants under our leases may adversely affect the timing of and our ability to make distributions to our stockholders.

WE ARE DEPENDENT ON OUR TENANTS, BOTH OF WHOM ARE RECENTLY ORGANIZED AND HAVE LIMITED OR NO OPERATING HISTORIES, FOR REPAYMENT OF LOANS MADE TO ACQUIRE OPERATIONS AND FOR WORKING CAPITAL, AND FAILURE BY THESE TENANTS TO MEET THEIR OBLIGATIONS TO US WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     In connection with the acquisition of the facilities in our current portfolio that are in operation, our taxable REIT subsidiary has made secured loans to Highmark in an aggregate amount of approximately $47.6 million to acquire the operations at these locations and for working capital. In connection with these transactions, Highmark has also agreed to pay us commitment fees of approximately $1.5 million. Payment of these loans and commitment fees is secured by pledges of equity interests in Highmark and its subsidiaries that are tenants of ours and by the receivables of each of those entities. If Highmark defaulted on these loans or fee obligations, our primary recourse would be to foreclose on the equity interests in Highmark and its affiliates. This recourse may be impractical because of limitations imposed by the REIT tax rules on our ability to own these interests. Failure to adhere to these limitations could cause us to lose our REIT status. We have also agreed to make a working capital loan to Stealth of up to $1.62 million, although no amounts have been loaned to date. Stealth also owes us commitment and other fees of approximately $1.1 million. Payment of these fees and loan amounts is unsecured. We are dependent upon the ability of these two tenants to repay these loans and fees. Failure by these tenants to meet these obligations would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

ACCOUNTING RULES MAY REQUIRE CONSOLIDATION OF ENTITIES IN WHICH WE INVEST AND OTHER ADJUSTMENTS TO OUR FINANCIAL STATEMENTS.

     The Financial Accounting Standards Board issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (ARB No. 51)," in January 2003, and a further interpretation of FIN 46 in December 2003 (FIN 46-R, and collectively FIN 46). FIN 46 clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties, referred to as variable interest entities. FIN 46 generally requires consolidation by the party that has a majority of the risk and/or rewards, referred to as the primary beneficiary. FIN 46 applies immediately to variable interest entities created after January 31, 2003. Under certain circumstances, generally accepted accounting principles may require us to account for loans to thinly capitalized companies such as Highmark as equity investments. The resulting accounting treatment of certain income and expense items may adversely affect our results of operations, and consolidation of balance sheet amounts may adversely affect any loan covenants.

THE BANKRUPTCY OR INSOLVENCY OF OUR TENANTS UNDER OUR LEASES COULD SERIOUSLY HARM OUR OPERATING RESULTS AND FINANCIAL CONDITION.

     Our existing tenants are, and some of our prospective tenants may be, newly organized, have limited or no operating history and may be dependent on loans from us to acquire the facility's operations and for initial working capital. Any bankruptcy filings by or relating to one of our tenants could bar us from collecting pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under our leases and loans, and could ultimately preclude collection of these sums. If a lease is assumed by a tenant in bankruptcy, we expect that all pre-bankruptcy balances due under the lease would be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any secured claims we have against our tenants may only be paid to the extent of the value of the collateral, which may not cover any or all of our losses. Any unsecured claim we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover none or substantially less than the full value of any unsecured claims, which would harm our financial condition.

OUR FACILITIES ARE CURRENTLY LEASED TO ONLY TWO TENANTS, AND FAILURE OF EITHER OF THESE TENANTS TO MEET ITS OBLIGATIONS TO US WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Our existing facilities and the facilities we have under development are currently leased to only two tenants. These tenants are recently organized, have limited or no operating histories and one was dependent on us for loans to acquire operations at the facilities and for initial working capital needs. Guarantors of our leases with these two tenants may not have sufficient assets to cover our losses under these leases. If either of these tenants were to experience financial difficulties, the tenant may not be able to pay its rent, which would have a material adverse effect on our revenues and our ability to make distributions to our stockholders.

OUR BUSINESS IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

     We compete for development opportunities and opportunities to purchase healthcare facilities with, among others:

     - private investors;

     - healthcare providers, including physicians;

     - other REITs;

     - real estate partnerships;

     - financial institutions; and

     - local developers.

     Many of these competitors have substantially greater financial and other resources than we have and may have better relationships with lenders and sellers. Competition for healthcare facilities from competitors, including other REITs, may adversely affect our ability to acquire or develop healthcare facilities and the prices we pay for those facilities. If we are unable to acquire or develop facilities or if we pay too much for facilities, our revenue and earnings growth and financial return could be materially adversely affected. Certain of our facilities and Acquisition Facilities will face competition from other nearby facilities that provide services comparable to those offered at our facilities and Acquisition Facilities. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by tax-exempt corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our facilities and Acquisition Facilities. In addition, competing healthcare facilities located in the areas served by our facilities and Acquisition Facilities may provide healthcare services that are not available at our facilities and Acquisition Facilities. From time to time, referral sources, including physicians and managed care organizations, may change the healthcare facilities to which they refer patients, which could adversely affect our rental revenues.

OUR USE OF DEBT FINANCING WILL SUBJECT US TO SIGNIFICANT RISKS, INCLUDING REFINANCING RISK AND THE RISK OF INSUFFICIENT CASH AVAILABLE FOR DISTRIBUTION TO OUR STOCKHOLDERS.

     Our charter and other organizational documents do not limit the amount of debt we may incur. Our board of directors has targeted our debt level at up to approximately 60% of our aggregate facility acquisition and development costs. However, our board of directors may modify our target debt level at any time without stockholder approval. Debt, whether with recourse to us generally or only with respect to a particular facility, creates an opportunity for increased net income, by leveraging our ability to acquire or develop additional facilities, but at the same time creates risks. For example, variable-rate debt can reduce the cash available for distribution to stockholders in periods of rising interest rates. We intend to incur debt only when we believe it will enhance our risk-adjusted returns. However, we cannot assure you that our use of financial leverage will prove to be beneficial. We have received a commitment from Merrill Lynch Capital for an up to $75 million secured credit facility which will bear interest at a rate of LIBOR (1.84% at September 30, 2004) plus 300 basis points. We have also received a commitment from Colonial

Bank for a $43.4 million construction loan and 30-month term loan which will bear interest at a rate of either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR plus 225 basis points, as selected by us, during the construction period and either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR plus 250 basis points, as selected by us, thereafter. We may borrow from other lenders in the future, or we may issue corporate debt securities in public or private offerings. The loans from Merrill Lynch Capital and Colonial Bank will be secured by the Highmark Facilities and our facilities under construction in Houston, Texas, respectively. Some of our other borrowings in the future may be secured by our Acquisition Facilities. In addition, in connection with debt financing from Merrill Lynch Capital and Colonial Bank we will be, and in connection with other debt financing in the future we may be, subject to covenants that restrict our operations. We cannot assure you that we will be able to meet our debt service obligations or restrictive covenants and, to the extent that we cannot, we risk the loss of some or all of our facilities to foreclosure.

     We anticipate that much of our debt will be non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance then-existing debt or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

FAILURE TO HEDGE EFFECTIVELY AGAINST INTEREST RATE CHANGES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Upon completion of this offering, we expect to have $          in variable
interest rate debt. We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates, and our status as a REIT may limit our ability to effectively hedge our interest rate exposure. Failure to hedge effectively against interest rate changes may materially adversely affect results of operations and our ability to make distributions to our stockholders.

OUR TENANTS AND PROSPECTIVE TENANTS MAY HAVE AN OPTION TO PURCHASE THE FACILITIES WE LEASE TO THEM WHICH COULD DISRUPT OUR OPERATIONS.

     Our tenants have, and some prospective tenants will have, the option to purchase the facilities we lease to them. In the event our tenants and prospective tenants determine to purchase the facilities they lease either during the lease term or after their expiration, the timing of those purchases will be outside of our control and we may not be able to re-invest the capital on as favorable terms, or at all. Any of these purchases would disrupt our cash flow by eliminating lease payments from these tenants. Our inability to effectively manage the turn-over of our facilities could materially adversely affect our ability to execute our business plan and our results of operations.

PROPERTY OWNED IN LIMITED LIABILITY COMPANIES AND PARTNERSHIPS IN WHICH WE ARE NOT THE SOLE EQUITY HOLDER MAY LIMIT OUR ABILITY TO ACT EXCLUSIVELY IN OUR INTERESTS.

     We own, and in the future expect to own, interests in our facilities through wholly or majority owned subsidiaries of our operating partnership. Stealth, L.P., the tenant of our Houston community hospital under development, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P., which owns the community hospital under development. We intend to offer to physicians up to 40% of the limited partnership interests in MPT West Houston MOB, L.P., the entity that owns our Houston medical office building under development. We may offer limited liability company and limited partnership interests to tenants and subtenants in the future. Investments in partnerships, limited liability companies or other entities with co-owners may, under certain circumstances, involve risks not present were a co-owner not involved, including the possibility that partners or other co-owners might become bankrupt or fail to fund their share of required capital contributions. Partners or other co-owners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on major decisions, such as sales or mergers, because neither we nor our partners or other co-owners would have full control over the partnership, limited liability company or other entity. Disputes between us and our partners or other co-owners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with our partners or other co-owners might result in subjecting facilities owned by the partnership, limited liability company or other entity to additional risk. In addition, we may in certain circumstances be liable for the actions of our partners or other co-owners. The occurrence of any of the foregoing events could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

TERRORIST ATTACKS, SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001, U.S. MILITARY ACTION AND THE PUBLIC'S REACTION TO THE THREAT OF TERRORISM OR MILITARY ACTION COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND THE MARKET ON WHICH OUR COMMON STOCK WILL TRADE.

     There may be future terrorist threats or attacks against the United States or U.S. businesses. These attacks may directly impact the value of our facilities through damage, destruction, loss or increased security costs. Losses due to wars or terrorist attacks may be uninsurable, or insurance may not be available at a reasonable price. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies.

                   RISKS RELATING TO REAL ESTATE INVESTMENTS

OUR REAL ESTATE INVESTMENTS WILL BE CONCENTRATED IN NET-LEASED HEALTHCARE FACILITIES, MAKING US MORE VULNERABLE ECONOMICALLY THAN IF OUR INVESTMENTS WERE MORE DIVERSIFIED.

     We have acquired and are developing and expect to continue acquiring and developing net-leased healthcare facilities. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest in net-leased healthcare facilities. A downturn in the real estate industry could materially adversely affect the value of our facilities. A downturn in the healthcare industry could negatively affect our tenants' ability to make lease payments to us and, consequently, our ability to meet debt service obligations or make distributions to our stockholders. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of healthcare facilities.

OUR NET-LEASED FACILITIES AND TARGETED NET-LEASED FACILITIES MAY NOT HAVE EFFICIENT ALTERNATIVE USES, WHICH COULD IMPEDE OUR ABILITY TO FIND REPLACEMENT TENANTS IN THE EVENT OF TERMINATION OR DEFAULT UNDER OUR LEASES.

     All of the facilities in our current portfolio are and all of the facilities we acquire or develop in the future will be net-leased healthcare facilities. If we or our tenants terminate the leases for these facilities or if these tenants lose their regulatory authority to operate these facilities, we may not be able to locate suitable replacement tenants to lease the facilities for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the facilities to other uses. Any loss of revenues or additional capital expenditures occurring as a result could have a material adverse effect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our stockholders.

ILLIQUIDITY OF REAL ESTATE INVESTMENTS COULD SIGNIFICANTLY IMPEDE OUR ABILITY TO RESPOND TO ADVERSE CHANGES IN THE PERFORMANCE OF OUR FACILITIES AND HARM OUR FINANCIAL CONDITION.

     Real estate investments are relatively illiquid. Our ability to quickly sell or exchange any of our facilities in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any facility that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

DEVELOPMENT AND CONSTRUCTION RISKS COULD ADVERSELY AFFECT OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We are developing a community hospital and an adjacent medical office building in Houston, Texas which we expect to complete in 2005. We may develop additional properties in the future. Our development and related construction activities may subject us to the following risks:

     - we may have to compete for suitable development sites;

     - our ability to complete construction is dependent on there being no title, environmental or other legal proceedings arising during construction;

     - we may be subject to delays due to weather conditions, strikes and other contingencies beyond our control;

     - we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects;

     - we may incur construction costs for a facility which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate; and

     - we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

     Additionally, the time frame required for development and construction of these facilities means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our stockholders, if the cash flow from operations or refinancings is not sufficient, we may be forced to borrow additional money to fund distributions. We cannot assure you that we will complete our current construction projects on time or within budget or that future development projects will not be subject to delays and cost overruns. Risks associated with our development projects may reduce anticipated rental revenue which could affect the timing of, and our ability to make, distributions to our stockholders.

OUR FACILITIES MAY NOT ACHIEVE FORECASTED RESULTS OR WE MAY BE LIMITED IN OUR ABILITY TO FINANCE FUTURE ACQUISITIONS, WHICH MAY HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS AND OUR ABILITY TO MAKE THE DISTRIBUTIONS TO OUR STOCKHOLDERS REQUIRED TO MAINTAIN OUR REIT STATUS.

     Acquisitions and developments entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire and develop facilities will prove inaccurate, as well as general investment risks associated with any new real estate investment. We anticipate that future acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, excluding net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited. Accordingly, if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, our ability to grow would likely be curtailed, amounts available for distribution to stockholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.

     Newly-developed or newly-renovated facilities do not have the operating history that would allow our management to make objective pricing decisions in acquiring these facilities (including facilities that may be acquired from certain of our executive officers, directors and their affiliates). The purchase prices of these facilities will be based in part upon projections by management as to the expected operating results of the facilities, subjecting us to risks that these facilities may not achieve anticipated operating results or may not achieve these results within anticipated time frames.

IF WE SUFFER LOSSES THAT ARE NOT COVERED BY INSURANCE OR THAT ARE IN EXCESS OF OUR INSURANCE COVERAGE LIMITS, WE COULD LOSE INVESTMENT CAPITAL AND ANTICIPATED PROFITS.

     We have purchased general liability insurance (lessor's risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases require our tenants to carry general liability, professional liability, loss of earnings, all risk, and extended coverage insurance in amounts sufficient to permit the replacement of the facility in the event of a total loss, subject to applicable deductibles. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, that may be uninsurable or not insurable at a price we or our tenants can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected facility. If any of these or similar events occur, it may reduce our return from the facility and the value of our investment.

CAPITAL EXPENDITURES FOR FACILITY RENOVATION MAY BE GREATER THAN FORECASTED AND MAY ADVERSELY IMPACT RENT PAYMENTS BY OUR TENANTS AND OUR ABILITY TO MAKE DISTRIBUTIONS TO STOCKHOLDERS.

     Facilities, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of furniture, fixtures and equipment. Although our leases require our tenants to be primarily responsible for the cost of such expenditures, renovation of facilities involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other facilities. All of these factors could adversely impact rent and interest payments by our tenants, could have a material adverse effect on our financial condition and results of operations and could adversely effect our ability to make distributions to our stockholders.

ALL OF OUR HEALTHCARE FACILITIES ARE SUBJECT TO PROPERTY TAXES THAT MAY INCREASE IN THE FUTURE AND ADVERSELY AFFECT OUR BUSINESS.

     Our facilities are subject to real and personal property taxes that may increase as property tax rates change and as the facilities are assessed or reassessed by taxing authorities. Our leases generally provide that the property taxes are charged to our tenants as an expense related to the facilities that they occupy. As the owner of the facilities, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. If we incur these tax liabilities, our ability to make expected distributions to our stockholders could be adversely affected.

OUR PERFORMANCE AND THE PRICE OF OUR COMMON STOCK WILL BE AFFECTED BY RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

     Factors that may adversely affect the economic performance and price of our common stock include:

     - changes in the national, regional and local economic climate, including but not limited to changes in interest rates;

     - local conditions such as an oversupply of, or a reduction in demand for, rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, medical office buildings, specialty hospitals and treatment centers;

     - attractiveness of our facilities to healthcare providers and other types of tenants; and

     - competition from other rehabilitation hospitals, long-term acute care facilities, medical office buildings, outpatient treatment facilities, ambulatory surgery centers and specialty hospitals and treatment centers.

AS THE OWNER AND LESSOR OF REAL ESTATE, WE ARE SUBJECT TO RISKS UNDER ENVIRONMENTAL LAWS, THE COST OF COMPLIANCE WITH WHICH AND ANY VIOLATION OF WHICH COULD MATERIALLY ADVERSELY AFFECT US.

     Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental and occupational health and safety laws and regulations. Various environmental laws may impose liability on a current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our stockholders and could exceed the value of all of our facilities. In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We have obtained on all facilities we have acquired and are developing and intend to obtain on all future facilities we acquire Phase I environmental assessments. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is possible that material environmental liabilities may exist of which we are unaware.

     Although the leases for our facilities generally require our tenants to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our tenants would be able to fulfill their indemnification obligations. In addition, environmental and occupational health and safety laws constantly are evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exists today.

COSTS ASSOCIATED WITH COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT OF 1993 MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

     Under the Americans with Disabilities Act of 1993, all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While our facilities are generally in compliance with these requirements, a determination that we are not in compliance with the Americans with Disabilities Act of 1993 could result in imposition of fines or an award of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use and operation of the facilities, including changes to building codes and fire and life-safety codes, may occur. If we are required to make substantial modifications at our facilities to comply with the Americans with Disabilities Act of 1993 or other changes in governmental rules and regulations, this may have a material adverse effect on our financial condition and results of operations and could adversely affect our ability to make distributions to our stockholders.

OUR FACILITIES MAY CONTAIN OR DEVELOP HARMFUL MOLD OR SUFFER FROM OTHER AIR QUALITY ISSUES, WHICH COULD LEAD TO LIABILITY FOR ADVERSE HEALTH EFFECTS AND COSTS OF REMEDIATING THE PROBLEM.

     When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our facilities could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected facilities or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

OUR INTERESTS IN FACILITIES THROUGH GROUND LEASES EXPOSE US TO THE LOSS OF THE FACILITY UPON BREACH OR TERMINATION OF THE GROUND LEASE AND MAY LIMIT OUR USE OF THE FACILITY.

     We have acquired our interest in one of our facilities by acquiring a leasehold interest in the land on which the facility is located rather than an ownership interest in the facility, and we may acquire additional facilities in the future through ground leases. As lessee under ground leases, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease. Ground leases may also restrict our use of facilities. Our current ground lease in Marlton, New Jersey limits our use of the property to operation of a 76 bed rehabilitation hospital. This restriction and any similar future restrictions in ground leases will limit our flexibility in renting the facility and may impede our ability to sell the property.

                   RISKS RELATING TO THE HEALTHCARE INDUSTRY

REDUCTIONS IN REIMBURSEMENT FROM THIRD-PARTY PAYORS, INCLUDING MEDICARE AND MEDICAID, COULD ADVERSELY AFFECT THE PROFITABILITY OF OUR TENANTS AND HINDER THEIR ABILITY TO MAKE RENT PAYMENTS TO US.

     Sources of revenue for our tenants and operators may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.

     The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients reliant on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of some or all of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

THE HEALTHCARE INDUSTRY IS HEAVILY REGULATED AND EXISTING AND NEW LAWS OR REGULATIONS, CHANGES TO EXISTING LAWS OR REGULATIONS, LOSS OF LICENSURE OR CERTIFICATION OR FAILURE TO OBTAIN LICENSURE OR CERTIFICATION COULD RESULT IN THE INABILITY OF OUR TENANTS TO MAKE LEASE PAYMENTS TO US.

     The healthcare industry is highly regulated by federal, state and local laws, and is directly affected by federal conditions of participation, state licensing requirements, facility inspections, state and federal reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other such laws, regulations and rules. In addition, transfers of operations of healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and real estate. Sanctions for failure to comply with these regulations and laws include, but are not limited to, loss of licensure, fines and loss of certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any tenant to comply with such laws, requirements and regulations could affect its ability to continue its operation of the facility or facilities and could adversely affect the tenant's ability to make lease payments to us which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

ADVERSE TRENDS IN HEALTHCARE PROVIDER OPERATIONS MAY NEGATIVELY AFFECT OUR LEASE REVENUES AND OUR ABILITY TO MAKE DISTRIBUTIONS TO OUR STOCKHOLDERS.

     We believe that the healthcare industry is currently experiencing:

     - changes in the demand for and methods of delivering healthcare services;

     - changes in third-party reimbursement policies;

     - significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

     - continuing pressure by private and governmental payors to reduce payments to providers of services; and

     - increased scrutiny by federal and state authorities of billing, referral and other practices.

     These factors may adversely affect the economic performance of some or all of our tenants and, in turn, our lease revenues. Accordingly, these factors could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

OUR TENANTS ARE SUBJECT TO FRAUD AND ABUSE LAWS, THE VIOLATION OF WHICH BY A TENANT MAY JEOPARDIZE THE TENANT'S ABILITY TO MAKE RENT PAYMENTS TO US.

     The federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or the ordering of specific ancillary services. In addition, the Balanced Budget Act of 1997 strengthened the federal anti-fraud and abuse laws to provide for stiffer penalties for violations. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon one of our tenants could jeopardize the tenant's ability to operate a facility or to make rent payments, thereby potentially adversely affecting us.

     In the past several years, both federal and state governments have significantly increased investigation and enforcement activity to detect and eliminate fraud and abuse in the Medicare and Medicaid programs. In addition, legislation has been adopted at both state and federal levels which severely restricts the ability of physicians to refer patients to entities in which they have a financial interest. It is anticipated that the trend toward increased investigation and enforcement activity in the area of fraud and abuse, as well as self-referrals, will continue in future years and could adversely affect our prospective tenants.

     In connection with Highmark's acquisition of the operations at the Highmark facilities, Highmark accepted an assignment of the previous operator's Medicare provider agreement. Highmark and other new-operator tenants that take assignment of Medicare provider agreements might be subject to federal or state regulatory, civil and criminal investigations of the previous owner's operations and claims submissions. While we conduct due diligence in connection with the acquisition of such facilities, these types of issues may not be discovered prior to purchase. Adverse decisions, fines or recoupments might negatively impact our tenants' financial condition.

CERTAIN OF OUR LEASE ARRANGEMENTS MAY BE SUBJECT TO FRAUD AND ABUSE OR PHYSICIAN SELF-REFERRAL LAWS.

     Local physician investment in our operating partnership or our subsidiaries that own our facilities could subject our lease arrangements to scrutiny under fraud and abuse and physician self-referral laws. Under the federal physician self-referral statute, or Stark Law, and regulations adopted thereunder, if our lease arrangements do not satisfy the requirements of an applicable exception, that noncompliance could adversely affect the ability of our tenants to bill for services provided to Medicare beneficiaries pursuant to referrals from physician investors and subject us and our tenants to fines. We intend to use our good faith efforts to structure our lease arrangements to comply with such laws; however, if we are unable to do so, such failure may restrict our ability to permit physician investment or, where such physicians do participate, may restrict the types of lease arrangements into which we may enter, including our ability to enter into percentage rent arrangements.

STATE CERTIFICATE OF NEED LAWS MAY ADVERSELY AFFECT OUR DEVELOPMENT OF FACILITIES AND THE OPERATIONS OF OUR TENANTS.

     Certain healthcare facilities in which we invest may also be subject to state laws which require regulatory approval in the form of a certificate of need prior to initiation of certain projects, including, but not limited to, the establishment of new or replacement facilities, the addition of beds, the addition or expansion of services and certain capital expenditures. State certificate of need laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state certificate of need laws on our development of facilities or the operations of our tenants.

     In addition, certificate of need laws often materially impact the ability of competitors to enter into the marketplace of our facilities. Finally, in limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require new certificate of need authorization to re-institute operations. As a result, a portion of the value of the facility may be related to the limitation on new competitors. In the event of a change in the certificate of need laws, this value may markedly decrease.

                RISKS RELATING TO OUR ORGANIZATION AND STRUCTURE

PROVISIONS OF MARYLAND LAW, OUR CHARTER AND OUR BYLAWS MAY PREVENT OR DETER CHANGES IN MANAGEMENT AND THIRD-PARTY ACQUISITION PROPOSALS THAT YOU MAY BELIEVE TO BE IN YOUR BEST INTEREST, DEPRESS OUR STOCK PRICE OR CAUSE DILUTION.

     Our charter contains ownership limitations that may restrict business combination opportunities, inhibit change of control transactions and reduce the value of our stock. To qualify as a REIT under the Code, no more than 50% in value of our outstanding stock, after taking into account options to acquire stock, may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year, other than our first REIT taxable year. To preserve our REIT qualification, our charter generally prohibits direct or indirect ownership by any person of more than 9.8% in value or in number, whichever is more restrictive, of outstanding shares of any class or series of our securities, including our common stock. Generally, common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. Any transfer of our common stock that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such stock. Instead, such common stock will be designated as "shares-in-trust" and transferred automatically to a trust effective on the day before the purported transfer of such stock. The beneficiary of that trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests. The ownership limitation provisions also may make our common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of either the value or number of the outstanding shares of our common stock. Our board of directors, in its sole discretion, may waive or modify, subject to limitations, the ownership limit with respect to one or more stockholders if it is satisfied that ownership in excess of their limit will not jeopardize our status as a REIT. See "Description of Capital Stock -- Restrictions on Ownership and Transfer."

     Certain provisions of Maryland law may limit the ability of a third party to acquire control of our company. Certain provisions of the Maryland General Corporation Law, or the MGCL, could have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

     - "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as a person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes special appraisal rights and special stockholder voting requirements on these combinations; and

     - "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

     We have opted out of these provisions of the MGCL pursuant to provisions in our charter. However, we may, by amendment to our charter with approval of our stockholders, opt in to the business combination and control share provisions of the MGCL in the future.

     Additionally, Title 8, Subtitle 3 of the MGCL permits our board of directors, without stockholder approval and regardless of what is currently provided in our charter and our amended and restated bylaws, or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not presently have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-current market price of our common stock.

     Maryland law does not impose heightened standards on directors in takeover situations. The MGCL provides that an act of a director relating to or affecting an acquisition or potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. Therefore, directors of a Maryland corporation are not required to act in the same manner as directors of a Delaware corporation in takeover situations.

     Our charter and bylaws contain provisions that may impede third-party acquisition proposals that may be in your best interests. Our charter and bylaws also provide that our directors may only be removed by the affirmative vote of the holders of two-thirds of our stock, that stockholders are required to give us advance notice of director nominations and new business to be conducted at our annual meetings of stockholders and that special meetings of stockholders can only be called by our president, our board of directors or the holders of at least 25% of stock entitled to vote at the meetings. These and other charter and bylaw provisions may delay or prevent a change of control or other transaction in which holders of our common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests.

     Our board of directors may issue additional shares that may cause dilution and could deter change of control transactions that you may believe to be in your best interest. Our charter authorizes our board, without stockholder approval, to:

     - issue up to 10,000,000 shares of preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms or conditions of redemption as determined by the board;

     - amend the charter to increase or decrease the aggregate number of shares of capital stock or the number of shares of stock of any class or series that we have the authority to issue;

     - cause us to issue additional authorized but unissued shares of common stock or preferred stock; and

     - classify or reclassify any unissued shares of common or preferred stock by setting or changing in any one or more respects, from time to time before the issuance of such shares, the preferences, conversion or other rights and other terms of such classified or reclassified shares, including the issuance of additional shares of common stock or preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters.

WE DEPEND ON KEY PERSONNEL, THE LOSS OF ANY ONE OF WHOM MAY THREATEN OUR ABILITY TO OPERATE OUR BUSINESS SUCCESSFULLY.

     We depend on the services of our existing executive officers to carry out our business and investment strategy. If we were to lose any of our executive officers, it may be more difficult for us to locate attractive acquisition targets, complete our acquisitions and manage the facilities that we have acquired or are developing. Additionally, as we expand, we will continue to need to attract and retain additional qualified officers and employees. The loss of the services of any of our executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.

WE MAY EXPERIENCE CONFLICTS OF INTEREST WITH OUR OFFICERS AND DIRECTORS, WHICH COULD RESULT IN OUR OFFICERS AND DIRECTORS ACTING OTHER THAN IN OUR BEST INTEREST.

     As described below, our officers and directors may have conflicts of interest in connection with their duties to us and the limited partners of our operating partnership and with allocation of their time between our business and affairs and their other business interests. In addition, from time to time, we may acquire or develop facilities in transactions involving prospective tenants in which our directors or officers have an interest. For example, William G. McKenzie, our vice chairman of the board, is president and chief executive officer of an organization which operates acute care hospitals. In the future, we may develop a facility in which Mr. McKenzie's organization is the tenant.
Our aggregate investment in this facility could be as much as $       . We may
recruit other persons with experience in the healthcare industry to join our board or management team who have financial interests in healthcare facilities we intend to acquire, develop or lease. In transactions of this nature, there will be conflicts between our interests and the interests of the director or officer involved, and that director or officer may be in a position to influence the terms of those transactions.

     In the event we purchase properties from executive officers or directors in exchange for units of limited partnership in our operating partnership, the interests of those persons with the interests of the company may conflict. Where a unitholder has unrealized gains associated with his limited partnership interests in our operating partnership, these holders may incur adverse tax consequences in the event of a sale or refinancing of those properties. Therefore the interest of these executive officers or directors of our company could be different from the interests of the company in connection with the disposition or refinancing of a property.

     Conflicts of interest with our officers and directors could result in our officers and directors acting other than in our best interest.

OUR EXECUTIVE OFFICERS HAVE AGREEMENTS THAT PROVIDE THEM WITH BENEFITS IN THE EVENT THEIR EMPLOYMENT IS TERMINATED BY US WITHOUT CAUSE, BY THE EXECUTIVE FOR GOOD REASON, OR UNDER CERTAIN CIRCUMSTANCES FOLLOWING A CHANGE OF CONTROL TRANSACTION THAT YOU MAY BELIEVE TO BE IN YOUR BEST INTEREST.

     We have entered into agreements with our executive officers that provide them with severance benefits if their employment is terminated by us without cause, by them for good reason (which includes, among other reasons, failure to be elected to the board for Mr. Aldag and failure to have their agreements automatically renewed for Messrs. Aldag, McLean, Hamner and McKenzie), or under certain circumstances following a change of control of our company. Certain of these benefits and the related tax indemnity could prevent or deter a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

THE VICE CHAIRMAN OF OUR BOARD OF DIRECTORS, WILLIAM G. MCKENZIE, HAS OTHER BUSINESS INTERESTS THAT MAY HINDER HIS ABILITY TO ALLOCATE SUFFICIENT TIME TO THE MANAGEMENT OF OUR OPERATIONS, WHICH COULD JEOPARDIZE OUR ABILITY TO EXECUTE OUR BUSINESS PLAN.

     Our employment agreement with the vice chairman of our board of directors, Mr. McKenzie, permits him to continue to own, operate and control facilities that he owned as of the date of his employment agreement and requires that he only provide a limited amount of his time per month to our company. In addition, the terms of Mr. McKenzie's employment agreement permit him to compete against us with respect to these previously owned healthcare facilities.

ALL MANAGEMENT RIGHTS ARE VESTED IN OUR BOARD OF DIRECTORS AND OUR STOCKHOLDERS HAVE LIMITED RIGHTS.

     Our board of directors is responsible for our management and strategic business direction, and management is responsible for our day-to-day operations. Our major policies, including our policies with respect to REIT qualification, acquisitions and developments, leasing, financing, growth, operations, debt limitation and distributions, are determined by our board of directors. Our board of directors may amend or revise these and other policies from time to time without a vote of our stockholders. Investment and operational policy changes could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

THE ABILITY OF OUR BOARD OF DIRECTORS TO REVOKE OUR REIT STATUS WITHOUT STOCKHOLDER APPROVAL MAY CAUSE ADVERSE CONSEQUENCES TO OUR STOCKHOLDERS.

     Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on total return to our stockholders.

OUR RIGHTS AND THE RIGHTS OF OUR STOCKHOLDERS TO TAKE ACTION AGAINST OUR DIRECTORS AND OFFICERS ARE LIMITED.

     Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors' and officers' liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws and indemnification agreements require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws -- Indemnification and Limitation of Directors' and Officers' Liability." Directors may be removed with or without cause by the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors.

THROUGH WHOLLY-OWNED SUBSIDIARIES, WE ARE THE GENERAL PARTNER OF OUR OPERATING PARTNERSHIP AND OUR OPERATING PARTNERSHIP, THROUGH WHOLLY-OWNED SUBSIDIARIES, IS THE GENERAL PARTNER OF OTHER SUBSIDIARIES WHICH OWN OUR FACILITIES AND, SHOULD ANY OF THESE WHOLLY-OWNED GENERAL PARTNERS BE DISREGARDED, THEN WE OR OUR OPERATING PARTNERSHIP COULD BECOME LIABLE FOR THE DEBTS AND OTHER OBLIGATIONS OF OUR SUBSIDIARIES BEYOND THE AMOUNT OF OUR INVESTMENT.

     Through our wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership, and also currently own 100% of the limited partnership interests in the operating partnership. In addition, our operating partnership, through other wholly-owned subsidiaries, is the general partner of other subsidiaries which own our facilities. If any of our wholly-owned subsidiaries which act as general partner were disregarded, we would be liable for the debts and other obligations of the subsidiaries that own our facilities. In such event, if any of these subsidiaries were unable to pay their debts and other obligations, we would be liable for such debts and other obligations beyond the amount of our investment in these subsidiaries. These obligations could include unforeseen contingent liabilities.

                 TAX RISKS ASSOCIATED WITH OUR STATUS AS A REIT

FAILURE TO ATTAIN OR LOSS OF OUR TAX STATUS AS A REIT WOULD HAVE SIGNIFICANT ADVERSE CONSEQUENCES TO US AND THE VALUE OF OUR COMMON STOCK.

     We expect to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ends on December 31, 2004. Our qualification as a REIT will depend on our ability to meet various requirements concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke the REIT election, which it may do without stockholder approval.

     If we fail to achieve, lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

     - we would not be allowed a deduction for distributions to stockholders in computing our taxable income; therefore we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

     - we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

     - unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

     As a result of all these factors, a failure to achieve or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common stock.

FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT US TO TAX.

     In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

     - 85% of our ordinary income for that year;

     - 95% of our capital gain net income for that year; and

     - 100% of our undistributed taxable income from prior years.

     We intend to pay out our income to our stockholders in a manner that satisfies the distribution requirement and avoids corporate income tax and the 4% excise tax. We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow to pay distributions to our stockholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

WE WILL PAY SOME TAXES AND THEREFORE MAY HAVE LESS CASH AVAILABLE FOR DISTRIBUTION TO OUR STOCKHOLDERS.

     Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on the income from the operations of our taxable REIT subsidiary, MPT Development Services, Inc. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties. To the extent that we are or our taxable REIT subsidiary is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

COMPLYING WITH REIT REQUIREMENTS MAY CAUSE US TO FOREGO OTHERWISE ATTRACTIVE OPPORTUNITIES.

     To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may limit our flexibility in executing our business plan.

OUR LOANS TO HIGHMARK COULD BE RECHARACTERIZED AS EQUITY, IN WHICH CASE OUR RENTAL INCOME FROM HIGHMARK WOULD NOT BE QUALIFYING INCOME UNDER THE REIT RULES AND WE COULD LOSE OUR REIT STATUS.

     In connection with the acquisition of the facilities in our current portfolio, our taxable REIT subsidiary has made loans to Highmark in an aggregate amount of approximately $41.4 million to acquire the operations at those facilities. Our taxable REIT subsidiary also has made a loan of approximately $6.2 million to Highmark and its subsidiaries for working capital purposes. Those loans bear interest at an annual rate of 10.25%. Our operating partnership loaned the funds to our taxable REIT subsidiary to make these loans. The loans from our operating partnership to our taxable REIT subsidiary bear interest at an annual rate of 9.25%.

     The Internal Revenue Service, or IRS, may take the position that the loans to Highmark should be treated as equity interests in Highmark rather than debt, and that our rental income from Highmark should not be treated as qualifying income for purposes of the REIT gross income tests. If the IRS were to successfully treat the loans to Highmark as equity interests in Highmark, Highmark would be a "related party tenant" with respect to our company and the rent that we receive from Highmark would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat the loans to Highmark as interests held by our operating partnership rather than by our taxable REIT subsidiary and to treat the loans as other than straight debt, we would fail the 10% asset test with respect to such interests and, as a result, could lose our REIT status, which would subject us to corporate level income tax and adversely affect our ability to make distributions to our stockholders.

                        RISKS RELATING TO THIS OFFERING

THERE IS CURRENTLY NO PUBLIC MARKET FOR OUR COMMON STOCK, AND AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK MAY NEVER DEVELOP FOLLOWING THIS OFFERING.

     There has not been any public market for our common stock prior to this offering. We intend to apply to list our common stock on the NYSE in connection with this offering, but even if our shares are approved for listing, an active trading market for our common stock may never develop or be sustained. Currently, certain shares of our common stock are eligible for trading on The Portal(SM) Market, a subsidiary of The Nasdaq National Market, Inc., which permits secondary sales of eligible securities among qualified institutional buyers in accordance with Rule 144A under the Securities Act. The last trade of
our common stock on The Portal(SM) Market occurred on           , 2004 at a
price of $     per share, which may not be indicative of the prices at which our shares of common stock will trade after this offering.

THE MARKET PRICE AND TRADING VOLUME OF OUR COMMON STOCK MAY BE VOLATILE FOLLOWING THIS OFFERING.

     Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price.

     We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

     - actual or anticipated variations in our quarterly operating results or dividends;

     - changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

     - increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

     - changes in market valuations of similar companies;

     - adverse market reaction to any increased indebtedness we incur in the future;

     - additions or departures of key management personnel;

     - actions by institutional stockholders;

     - speculation in the press or investment community; and

     - general market and economic conditions.

BROAD MARKET FLUCTUATIONS COULD NEGATIVELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

     In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies' operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

COMMON STOCK ELIGIBLE FOR FUTURE SALE MAY HAVE ADVERSE EFFECTS ON OUR STOCK
PRICE.

     We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. In addition, under registration rights agreements, we have granted holders of the 25,300,000 shares of our common stock issued in our April 2004 private placement the right to have their shares registered for resale under the Securities Act. If any or all of these holders sell a large number of securities in the public market, the sale could reduce the trading price of our common stock and could impede our ability to raise future capital. We also may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of facilities and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely effect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

YOU SHOULD NOT RELY ON THE UNDERWRITERS' LOCK-UP AGREEMENTS TO LIMIT THE NUMBER OF SHARES OF COMMON STOCK SOLD INTO THE MARKET.

     All of our directors and executive officers, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit these holders from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the date of this prospectus. Our other stockholders have agreed in a registration rights agreement not to dispose of any of our common stock or securities convertible into our common stock that they own or acquire for up to 60 days after the date of this prospectus, if so requested by us or the underwriters, except in specified limited circumstances. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers, at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.

     If the restrictions under the lock-up agreements and the registration
rights agreement are waived or terminated, up to approximately           shares
of common stock will be available for sale into the market, subject only to applicable securities rules and regulations, which could reduce the market price for our common stock.

AN INCREASE IN MARKET INTEREST RATES MAY HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SECURITIES.

     One of the factors that investors may consider in deciding whether to buy or sell our securities is our dividend rate as a percentage of our price per share of common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend or interest rate on our securities or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our facilities and our related distributions to stockholders, and not from the underlying appraised value of the facilities themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. For instance, if interest rates rise without an increase in our dividend rate, the market price of our common stock could decrease because potential investors may require a higher dividend yield on our common stock as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.

IF YOU PURCHASE COMMON STOCK IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE DILUTION.

     We expect the initial public offering price of our common stock to be higher than the book value per share of our outstanding common stock. Assuming that the common stock sold in this offering is sold at $ per share, if you purchase common stock in this offering, you will experience immediate dilution
of approximately $     in book value per share. This means that investors who
purchase our common stock in this offering:

     - will likely pay a price per share that exceeds the book value of our assets after subtracting our liabilities; and

     - will have contributed, in the aggregate, approximately      % of our
       funding since inception but will own only      % of our fully diluted
       equity interests.

WE MAY BE AFFECTED BY CONFLICTS OF INTEREST THAT ARISE OUT OF CONTRACTUAL RELATIONSHIPS WITH ONE OF OUR UNDERWRITERS.

     We have relationships with Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering. Pursuant to our engagement letter with Friedman, Billings, Ramsey & Co., Inc. dated November 13, 2003, Friedman, Billings, Ramsey & Co., Inc. has the right until April 2006 to serve in the following capacities:

     - as our financial advisor with respect to any future mergers, acquisitions or other business combinations;

     - as the sole book-running and lead underwriter or sole placement agent in connection with any public or private offering of equity or any public offering of debt securities; and

     - as our agent in connection with the exercise of our warrants or options, other than warrants or options held by management or by Friedman, Billings, Ramsey & Co., Inc.

In addition, Friedman, Billings, Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., is currently one of our largest stockholders. These relationships could give rise to conflicts of interest and could affect the ability of Friedman, Billings, Ramsey & Co., Inc. to perform its duties in an objective manner.

                   A WARNING ABOUT FORWARD LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

     - our business strategy;

     - our projected operating results;

     - our ability to acquire or develop net-leased facilities;

     - availability of suitable facilities to acquire or develop;

     - our ability to enter into, and the terms of, our prospective leases;

     - our ability to use effectively the proceeds of this offering;

     - our ability to obtain future financing arrangements;

     - estimates relating to, and our ability to pay, future dividends;

     - our ability to compete in the marketplace;

     - market trends;

     - projected capital expenditures; and

     - the impact of technology on our facilities, operations and business.

     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

     - the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Our Business" and "Our Portfolio;"

     - general volatility of the capital markets and the market price of our common stock;

     - changes in our business strategy;

     - changes in healthcare laws and regulations;

     - availability, terms and development of capital;

     - availability of qualified personnel;

     - changes in our industry, interest rates or the general economy; and

     - the degree and nature of our competition.

     When we use the words "believe," "expect," "may," "potential," "anticipate," "estimate," "plan," "will," "could," "intend" or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The safe harbor protections provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not apply to the forward-looking statements contained in this prospectus.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of the shares of common stock offered by this prospectus, after deducting the underwriting discount and
estimated offering expenses payable by us, of approximately $     . We intend to
use the net proceeds as follows:

     - approximately $     to fund the purchase or development of our
       Acquisition Facilities that we have under contract as of the date of this prospectus and that we consider probable acquisitions or developments;

     - approximately $          million to repay indebtedness incurred under our
       secured credit facility; and

     - the remainder for general corporate and working capital purposes, including possible future acquisitions or developments of net-leased facilities.

Pending these uses, we intend to invest the net offering proceeds in interest-bearing, short-term marketable investment grade securities or money-market accounts that are consistent with our intention to qualify as a REIT. These investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

     Our secured credit facility bears interest at a rate of LIBOR (1.84% at
September 30, 2004) plus 300 basis points. Of the $     million outstanding
under the secured credit facility, $     million was used to fund the purchase
price of our           facility.

                                 CAPITALIZATION

     The following table sets forth:

     - our actual capitalization as of June 30, 2004; and

     - our pro forma capitalization, as adjusted to give effect to (i) acquisition of our Acquisition Facilities under contract that we consider probable of completion, and (ii) the sale of shares of common stock in
       this offering at an assumed public offering price of $     per share and
       application of the net proceeds as described in "Use of Proceeds."

                                                                     JUNE 30, 2004
                                                              ----------------------------
                                                                             PRO FORMA, AS
                                                                             ADJUSTED FOR
                                                                 ACTUAL      THIS OFFERING
                                                              ------------   -------------
                                                              (UNAUDITED)
LONG TERM DEBT AND LOANS PAYABLE............................  $         --   $         --
STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value, 10,000,000 shares
     authorized; no shares issued and outstanding...........            --             --
  Common stock, $0.001 par value, 100,000,000 shares
     authorized; 26,082,862 shares issued and outstanding;
              shares issued and outstanding, as
     adjusted(1)............................................        26,083             --
     Additional paid in capital.............................   233,512,681             --
     Deficit accumulated during the development stage.......    (2,586,894)            --
                                                              ------------   ------------
       Total stockholders' equity...........................   230,951,870             --
                                                              ------------   ------------
       Total capitalization.................................  $230,951,870   $         --
                                                              ============   ============

---------------

(1) Includes 114,500 shares of restricted common stock awarded upon completion
    of this offering. Excludes (i)        shares of common stock that may be
    issued by us upon exercise of the underwriters' overallotment option; (ii) 100,000 shares of common stock issuable upon the exercise of stock options granted to our independent directors under our equity incentive plan, one-third of which are vested; (iii) 35,000 shares of common stock issuable upon the exercise of a warrant granted to an unaffiliated third party; (iv) 12,500 shares of common stock issuable in October 2007 pursuant to deferred stock units awarded under our equity incentive plan to our independent directors and (v) 564,180 shares of common stock available for future awards under our equity incentive plan.

                                    DILUTION

NET TANGIBLE BOOK VALUE

     As of June 30, 2004, we had a net tangible book value of approximately $231.1 million, or approximately $8.86 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities and total minority interests, divided by the number of shares of our common stock outstanding.

DILUTION AFTER THIS OFFERING

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering and the application of the estimated net offering proceeds. After giving effect to:

     - the sale of the common stock offered by us under this prospectus at an
       assumed initial public offering price of $     per share, and our receipt
       of approximately $     million in net proceeds from this offering, after
       deducting the underwriting discount and estimated offering expenses payable by us;

     - the issuance of 114,500 shares of restricted stock to our senior management team and other employees upon completion of this offering;

     - the issuance of 100,000 shares of common stock issuable upon the exercise of outstanding stock options granted to our independent directors and 35,000 shares of common stock issuable upon the exercise of a warrant granted to an unaffiliated third party; and

     - the issuance of 12,500 shares of common stock underlying deferred stock units awarded to our independent directors,

our pro forma net tangible book value as of June 30, 2004 would have been
approximately $     million (includes the proceeds to be received from the
exercise of options for common stock), or $ per share of common stock. This amount represents an immediate increase in net tangible book value of $ per share to existing stockholders prior to this offering and an immediate dilution
in pro forma net tangible book value of $     per share to investors in this
offering. The following table illustrates this per share dilution:

Initial public offering price per share.....................
  Net tangible book value per share as of June 30,
     2004(1)................................................
  Increase in pro forma net tangible book value per share to existing stockholders attributable to this
     offering(2)............................................
  Decrease in pro forma net tangible book value per share to existing stockholders attributable to the issuance of
     restricted stock.......................................
  Increase in pro forma net tangible book value per share to existing stockholders attributable to the exercise of
     stock options and a warrant............................
Pro forma net tangible book value per share after this
  offering(3)...............................................
                                                                       ------
Dilution in pro forma net tangible book value per share to
  new investors(4)..........................................
                                                                       ======

---------------

(1) Net tangible book value per share of common stock is determined by dividing net tangible book value as of June 30, 2004 (net book value of the tangible assets consisting of total assets less accrued rental income, intangible assets, and deferred costs) by the number of shares of common stock outstanding prior to the offering.

(2) After deducting underwriting discounts, commissions and other expenses of this offering.

(3) Based on pro forma net tangible book value attributable to common
    stockholders of approximately $    divided by the sum of         shares of
    our common stock to be outstanding, the issuance of 114,500 shares of restricted stock, the issuance of

    135,000 shares of common stock issuable upon the exercise of outstanding stock options and warrants and the issuance of 12,500 shares of common stock underlying deferred stock units awarded to our independent directors.

(4) Dilution is determined by subtracting (i) pro forma net tangible book value per share of our common stock after giving effect to this offering and the application of the net proceeds therefrom from (ii) the initial public offering price per share paid by a new investor in this offering.

DIFFERENCES BETWEEN NEW AND EXISTING STOCKHOLDERS IN NUMBER OF SHARES AND AMOUNT PAID

     The table below summarizes, as of June 30, 2004, on the pro forma basis
discussed above but excluding options and warrants to purchase           shares
of common stock that will be outstanding upon completion of this offering, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing common stock in this offering. The options and warrants described in the preceding sentence are exercisable at
a weighted average exercise price of $     per share and will remain outstanding
upon the completion of this offering. To the extent that these outstanding options are exercised in the future, there will be further dilution to new
investors. We used an assumed initial public offering price of $     per share,
and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                                        CASH/TANGIBLE BOOK
                                   SHARES ISSUED               VALUE           CASH/TANGIBLE
                               ---------------------   ---------------------    BOOK VALUE
                                NUMBER    PERCENTAGE    AMOUNT    PERCENTAGE     PER SHARE
                               --------   ----------   --------   ----------   -------------
Existing stockholders........
New investors in the
  offering...................
Total........................

                       DIVIDEND POLICY AND DISTRIBUTIONS

     We intend to make regular quarterly distributions to our stockholders so that we distribute each year all or substantially all of our REIT taxable income, if any, so as to avoid paying corporate level income tax and excise tax on our REIT income and to qualify for the tax benefits accorded to REITs under the Code. In order to qualify as a REIT, we must distribute to our stockholders an amount at least equal to 90% of our REIT taxable income, excluding net capital gain. See "United States Federal Income Tax Considerations." The dividends will be authorized by our board of directors and declared by us based upon a number of factors, including:

     - our actual results of operations;

     - the rent received from our tenants;

     - the ability of our tenants to meet their other obligations under their leases and their obligations under their loans from us;

     - debt service requirements;

     - capital expenditure requirements for our facilities;

     - our taxable income;

     - the annual distribution requirement under the REIT provisions of the Code; and

     - other factors that our board of directors may deem relevant.

     To the extent not inconsistent with maintaining our REIT status, we may retain accumulated earnings of our taxable REIT subsidiaries in those subsidiaries. Our ability to make distributions to our stockholders will depend on our receipt of distributions from our operating partnership.

     On September 2, 2004, we declared a quarterly dividend of $0.10 per share of common stock, payable to stockholders of record as of September 16, 2004. We distributed this dividend on October 11, 2004. We cannot assure you that we will have cash available for future quarterly distributions at the level of our October 2004 distribution or at all. See "Risk Factors."

                         SELECTED FINANCIAL INFORMATION

     You should read the following pro forma and historical information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical and pro forma consolidated financial statements and related notes thereto included elsewhere in this prospectus.

     The following table sets forth our selected financial and operating data on an historical and pro forma basis. Our selected historical balance sheet information at December 31, 2003, and the historical statement of operations and other data for the period from August 27, 2003 (inception) to December 31, 2003, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accountants, whose report with respect thereto is included elsewhere in this prospectus. The historical balance sheet information at June 30, 2004, and the historical statement of operations and other data for the six months ended June 30, 2004, have been derived from the unaudited historical balance sheet at June 30, 2004, and from the unaudited statement of operations for the six months ended June 30, 2004, included elsewhere in this prospectus. The unaudited historical financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our financial condition and results of operations as of such dates and for such periods under accounting principles generally accepted in the U.S.

     The selected financial data should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003, the related notes, and the report of the independent registered public accounting firm which contains an explanatory paragraph stating that, as of December 31, 2003 and February 6, 2004 (the date of their report), our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements and the selected financial data do not include any adjustments that might result from the outcome of that uncertainty.

     The unaudited pro forma consolidated balance sheet data are presented as if our acquisition of the current portfolio of facilities, the completion of our Houston Community hospital and medical office building, our loans made to Highmark through September 30, 2004 and completion of this offering and application of the net proceeds had occurred on June 30, 2004, and December 31, 2003, and in the case of our December 31, 2003 unaudited pro forma consolidated balance sheet, as if our April 6, 2004 private placement had occurred on December 31, 2003, and the unaudited pro forma consolidated statement of operations and other data for the six months ended June 30, 2004, and the period from August 27, 2003 (inception) to December 31, 2003, are presented as if our acquisition of the current portfolio of facilities, the completion of our Houston Community hospital and medical office building, our loans made to Highmark through September 30, 2004 and completion of this offering and application of the net proceeds had occurred on the first day of the periods presented and, in the case of our December 31, 2003 unaudited pro forma consolidated statement of operations, as if our April 6, 2004 private placement had occurred on the first day of the period presented. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of the dates or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

                                                                        PERIOD FROM INCEPTION
                                         FOR THE SIX MONTHS ENDED     (AUGUST 27, 2003) THROUGH
                                               JUNE 30, 2004              DECEMBER 31, 2003
                                        ---------------------------   --------------------------
                                         HISTORICAL     PRO FORMA     HISTORICAL     PRO FORMA
                                        ------------   ------------   -----------   ------------
                                        (UNAUDITED)    (UNAUDITED)     (AUDITED)    (UNAUDITED)
OPERATING INFORMATION:
  Revenues:
     Rental income....................  $         --   $ 12,797,134   $        --   $  8,835,281
     Interest income from loans.......            --      2,368,104            --      1,639,457
                                        ------------   ------------   -----------   ------------
     Total revenues...................            --     15,165,238            --     10,474,738
                                        ------------   ------------   -----------   ------------
  Expenses:
     General and administrative.......     1,696,177      2,841,177       992,418      2,137,418
     Depreciation and amortization....         1,784      2,287,352            --      1,577,981
     Total operating expenses.........     2,034,685      5,465,253     1,023,276      3,746,257
     Operating income (loss)..........    (2,034,685)     9,699,985    (1,023,276)     6,728,481
     Net other income (expenses)......       471,067        471,067            --             --
                                        ------------   ------------   -----------   ------------
  Net income (loss)...................    (1,563,618)    10,171,052    (1,023,276)     6,728,481
                                        ============   ============   ===========   ============
  Net income (loss) per share,
     basic............................         (0.13)                       (0.63)
  Weighted average shares of common
     stock outstanding, basic.........    12,459,716                    1,630,435
BALANCE SHEET INFORMATION:
  Investment in real estate...........  $         --   $189,699,269   $        --   $189,699,269
  Deposits on real estate under
     contract.........................    15,000,000             --            --             --
  Real estate in development..........     6,413,670             --            --             --
  Acquisition and development costs...       180,412             --       166,301        166,301
  Total real estate and real estate
     related assets...................    21,594,082    189,699,269       166,301    189,865,570
  Cash and cash equivalents...........  $210,502,151   $226,783,336   $   100,000   $228,324,237
  Loans...............................            --     47,141,944(1)          --    47,141,944(1)
  Total assets........................   232,466,917    463,995,233       468,133    465,331,751
  Total debt..........................            --             --       100,000        100,000
  Total liabilities...................     1,515,047      3,043,363     1,489,779      2,816,263
  Total stockholders' equity..........   230,951,870    460,951,870    (1,021,646)   462,515,488
  Total liabilities and stockholders'
     equity...........................   232,466,917    463,995,233       468,133    465,331,751
OTHER INFORMATION:
  Funds from operations(2)............    (1,561,834)    12,458,404    (1,023,276)     8,306,462
  Adjusted funds from operations(3)...    (1,561,834)     9,531,922    (1,023,276)     6,285,987
  Cash Flows:
     Used for operating activities....  $ (1,672,029)                 $   166,301
     Used for investing activities....   (21,564,787)                    (166,301)
     Provided by financing
       activities.....................   233,638,967                      100,000

---------------

(1) Includes $1.5 million in commitment fees payable to us by Highmark. Includes loans made by us through September 30, 2004. We loaned Highmark an additional $2 million on October 1, 2004.

(2) Funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnership and joint ventures. Management considers funds from operations a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that funds from operations provides a meaningful supplemental indication of our performance. We compute funds from operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating funds from operations utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Funds from operations should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

(3) We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to FFO (i) straightlining of rents, (ii) any recurring expenditures that, while capitalized and amortized for purposes of generally accepted accounting principles, are required to maintain our properties' revenue-generating characteristics and (iii) amortization of deferred costs. We expect that the adjustments described in (ii) and (iii) will not be significant. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods and costs that are deferred. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (loss) (calculated pursuant to generally accepted accounting principles) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to generally accepted accounting principles) as an indicator of our liquidity.

     The following is a reconciliation among net income, FFO and AFFO for the period from inception (August 27, 2003) through December 31, 2003 and for the six months ended June 30, 2004:

                                                                                            PERIOD FROM INCEPTION
                                                                 FOR THE SIX MONTHS           (AUGUST 27, 2003)
                                                                        ENDED                      THROUGH
                                                                    JUNE 30, 2004             DECEMBER 31, 2003
                                                              -------------------------   -------------------------
                                                              HISTORICAL     PRO FORMA    HISTORICAL     PRO FORMA
                                                              -----------   -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)    (AUDITED)    (UNAUDITED)
  Funds from operations:
    Net income (loss).......................................  $(1,563,618)  $10,171,052   $(1,023,276)  $ 6,728,481
    Depreciation and amortization...........................        1,784     2,287,352            --     1,577,981
                                                              -----------   -----------   -----------   -----------
  Adjusted funds from operations:
    Funds from operations...................................   (1,561,834)   12,458,404    (1,023,276)    8,306,462
    Rents earned, collectible in future periods.............           --    (2,926,482)           --    (2,020,475)
                                                              -----------   -----------   -----------   -----------
    Adjusted funds from operations..........................  $(1,561,834)  $ 9,531,922   $(1,023,276)  $ 6,285,987
                                                              ===========   ===========   ===========   ===========

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     We were recently formed and did not commence revenue generating operations until June 2004. Please see "Risk Factors -- Risks Relating to Our Business and Growth Strategy" for a discussion of risks relating to our limited operating history. The following discussion should be read in conjunction with our audited financial statements and the related notes thereto included elsewhere in this prospectus.

OVERVIEW

     We were incorporated under Maryland law on August 27, 2003 primarily for the purpose of investing in and owning net-leased healthcare facilities. Our existing tenants are, and our prospective tenants will generally be, hospital operating companies and other healthcare providers that use substantial real estate assets in their operations. We offer financing for these operators' real estate through 100% lease financing and generally seek lease terms of at least 10 years with a series of shorter renewal terms at the option of our tenants; we also intend to include annual contractual rental rate increases that in the current market range from 1.5% to 3.0%. In addition to the base rent, our leases generally require our tenants to pay all operating costs and expenses associated with the facility.

     We conduct substantially all of our operations through our operating partnership. We own all of the membership interests in the sole general partner of our operating partnership and thereby control the operating partnership. At present, we also own 100% of the limited partnership interests, although we may issue units of limited partnership in exchange for interests in healthcare facilities from time to time in the future. Sellers of healthcare facilities who receive limited partnership units of our operating partnership in exchange for interests in their facilities may be able to defer recognition of any gain that would be recognized in a cash sale until such time that they redeem the operating partnership units. Upon their election to redeem their units, we may redeem them either for cash or shares of our common stock on a one-for-one basis. In addition, we may sell equity interests in subsidiaries of our operating partnership in connection with the acquisition or development of facilities.

     Whenever we issue shares of our common stock for cash, we are obligated to contribute any net proceeds we receive from the sale of the stock to our operating partnership and our operating partnership is, in turn, obligated to issue an equivalent number of limited partnership units to us. Our operating partnership distributes the income it generates from its operations to us. In turn, we expect to distribute a substantial majority of the amounts we receive from our operating partnership to our stockholders in the form of quarterly cash distributions. We intend to qualify as a REIT for federal tax purposes, thereby generally avoiding federal and state corporate income taxes on most of the earnings that we distribute to our stockholders.

     We conduct business operations in one segment. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases. We currently own four rehabilitation hospitals and two long-term acute care hospitals that are leased to a single operating company, and we are developing a community hospital and an adjacent medical office building that are leased to a separate operating company. We have also made and in the future may make loans to our tenants to facilitate the acquisition of healthcare businesses and for working capital and from time to time may make mortgage loans to facility owners.

     Our revenues are derived from rents we earn pursuant to the lease agreements we have with our tenants and from interest income from loans we make to our tenants and other facility owners. Our tenants operate in the healthcare industry, generally providing medical, surgical and rehabilitative care to patients. The capacity of our tenants to pay our rents and interest is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments that our tenants operate in is generally positive for efficient operators. However, our tenants' operations are subject to economic, regulatory and market conditions that may affect their profitability. Accordingly, we monitor certain key factors, changes to which we believe may provide early indications of conditions that may affect the level of risk in our lease and loan portfolio.

     Key factors that we consider in underwriting prospective tenants and in monitoring the performance of existing tenants include the following:

     - the historical and prospective operating margins (measured by a tenant's earnings before interest, taxes, depreciation, amortization and facility rent) of each tenant and at each facility;

     - the ratio of our tenants' operating earnings to facility rent and to facility rent plus other fixed costs, including debt costs;

     - trends in the source of our tenants' revenue, including the relative mix of Medicare, Medicaid/MediCal, commercial insurance, and private pay patients;

     - the effect of evolving healthcare regulations on our tenants' profitability

CRITICAL ACCOUNTING POLICIES

     In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates about certain types of transactions and account balances. We believe that our estimates of the amount and timing of lease revenues, credit losses, fair values and periodic depreciation of our real estate assets, stock compensation expense, and the effects of any derivative and hedging activities will have significant effects on our financial statements. Each of these items involves estimates that require us to make judgments that are subjective in nature. We intend to rely on our experience, collect historical data and current market data, and develop relevant assumptions in order to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Our accounting estimates will include the following:

     Revenue Recognition. Our revenues, which are comprised largely of rental income, include rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the initial term of the lease. Since some of our leases provide for rental increases at specified intervals, straight-line basis accounting requires us to record as an asset, and include in revenues, unbilled rent that we will only receive if the tenant makes all rent payments required through the expiration of the term of the lease. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We will review each tenant's unbilled rent receivable on a quarterly basis and take into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the facility is located. In the event that the collectibility of unbilled rent with respect to any given tenant is in doubt, we are required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and stockholders' equity.

     We make loans to our tenants and from time to time may make mortgage loans to facility owners. We recognize interest income on loans as earned based upon the principal amount outstanding. These loans are generally secured by interests in real estate, receivables, equity interests of a tenant or corporate and individual guarantees. As with unbilled rent receivables, our management must also periodically evaluate loans to determine what amounts may not be collectible. Accordingly, a provision for losses on loans receivable is recorded when it becomes probable that the loan will not be collected in full. The provision is an amount which reduces the loan to its estimated net receivable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any. At that time, we discontinue recording interest income on the loan to the tenant.

     Investments in Real Estate. We record investments in real estate at cost, and capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. To the extent that we incur costs of repairs and maintenance, we expense those costs as incurred. We compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

     We are required to make subjective assessments as to the useful lives of our facilities for purposes of determining the amount of depreciation expense to record on an annual basis with respect to our investments in real estate improvements. These assessments have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate improvements, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

     We have adopted Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS 144 requires that the operations related to facilities that have been sold or that we intend to sell be presented as discontinued operations in the statement of operations for all periods presented, and facilities we intend to sell be designated as "held for sale" on our balance sheet.

     When circumstances such as adverse market conditions indicate a possible impairment of the value of a facility, we will review the recoverability of the facility's carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the facility's use and eventual disposition. Our forecast of these cash flows will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a facility, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the facility. We will be required to make subjective assessments as to whether there are impairments in the values of our investments in real estate.

     Purchase Price Allocation. We record above-market and below-market in-place lease values, if any, for the facilities we own which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any resulting capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Because our strategy to a large degree involves sale-leaseback transactions with newly-originated leases at market rates, we do not expect the above-market and below-market in-place lease values to be significant for many of our anticipated transactions.

     We measure the aggregate value of other intangible assets to be acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management's estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We also consider information obtained about each targeted facility as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which we expect to range primarily from six to 18 months, depending on specific local market conditions.

Management also estimates costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

     The total amount of other intangible assets to be acquired, if any, is further allocated to in-place lease values and customer relationship intangible values based on management's evaluation of the specific characteristics of each prospective tenant's lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

     We expect to amortize the value of in-place leases, if any, to expense over the initial term of the respective leases, which we expect to range primarily from 10 to 15 years. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

     Accounting for Derivative Financial Investments and Hedging Activities. We expect to account for our derivative and hedging activities, if any, using SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137 and SFAS No. 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

     Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. We expect to formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. We plan to review periodically the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges, if any, will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within stockholders' equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS No. 133. We are not currently a party to any derivatives contracts.

     Variable Interest Entities. In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements and provides guidance on the identification of entities for which control is achieved through means other than through voting rights and how to determine when and which business enterprise should consolidate such an entity. This model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. We periodically evaluate the terms of our relationships with our tenants and borrowers to determine whether we are required to consolidate any tenants or borrowers.

     Stock Based Compensation. We intend to apply the intrinsic value method to account for the issuance of stock options under our equity incentive plan in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, where appropriate. In this regard, we anticipate that a substantial portion of our options will be granted to individuals who are our officers or directors. Accordingly, because the grants are expected to be at exercise prices that represent fair value of the stock at the date of grant, we do not currently anticipate that we will record any expense related to the issuance of these options under the intrinsic value method. If the actual terms vary from the expected, the impact to our compensation expense could differ.

DISCLOSURE OF CONTRACTUAL OBLIGATIONS

     The following table summarizes known material contractual obligations associated with investing and financing activities as of June 30, 2004.

                                  LESS THAN        2-3         4-5        AFTER
CONTRACTUAL OBLIGATIONS            1 YEAR         YEARS       YEARS      5 YEARS        TOTAL
-----------------------          -----------   -----------   --------   ----------   -----------
                                                         (IN THOUSANDS)
Construction contracts.........  $34,167,342   $10,485,468   $     --   $       --   $44,652,810
Operating lease commitments....      169,167       664,868    705,492    2,313,495     3,853,022

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

     Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. While we believe net income available to common stockholders as defined by GAAP is the most appropriate measure, our management considers FFO an appropriate supplemental measure given its wide use by and relevance to investors and analysts. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assume that the value of real estate diminishes predictably over time.

     As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We compute FFO in accordance with the NAREIT definition. FFO should not be viewed as a substitute measure of our company's operating performance since it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs that could materially impact our results of operations.

     We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to FFO (i) straightlining of rents, (ii) any recurring expenditures that, while capitalized and amortized for purposes of generally accepted accounting principles, are required to maintain our properties' revenue-generating characteristics and (iii) amortization of deferred costs. We expect that the adjustments described in (ii) and (iii) will not be significant. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods and costs that are deferred. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (loss) (calculated pursuant to generally accepted accounting principles) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to generally accepted accounting principles) as an indicator of our liquidity.

     The following is a reconciliation among net income, FFO and AFFO for the period from inception (August 27, 2003) through December 31, 2003 and for the six months ended June 30, 2004:

                                                                                            PERIOD FROM INCEPTION
                                                                 FOR THE SIX MONTHS           (AUGUST 27, 2003)
                                                                        ENDED                      THROUGH
                                                                    JUNE 30, 2004             DECEMBER 31, 2003
                                                              -------------------------   -------------------------
                                                              HISTORICAL     PRO FORMA    HISTORICAL     PRO FORMA
                                                              -----------   -----------   -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)    (AUDITED)    (UNAUDITED)
  Funds from operations:
    Net income (loss).......................................  $(1,563,618)  $10,171,052   $(1,023,276)  $ 6,728,481
    Depreciation and amortization...........................        1,784     2,287,352            --     1,577,981
    Funds from operations...................................   (1,561,834)   12,458,404    (1,023,276)    8,306,462
                                                              -----------   -----------   -----------   -----------
  Adjusted funds from operations:
    Funds from operations...................................   (1,561,834)   12,458,404    (1,023,276)    8,306,462
    Rents earned, collectible in future periods.............           --    (2,926,482)           --    (2,020,475)
                                                              -----------   -----------   -----------   -----------
    Adjusted funds from operations..........................  $(1,561,834)  $ 9,531,922   $(1,023,276)  $ 6,285,987
                                                              ===========   ===========   ===========   ===========

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 2004

     Net loss for the six months ended June 30, 2004 was $1,563,618. Revenue, which was $479,289, was comprised primarily of interest and dividends from the temporary investment of the net proceeds of our April 2004 private placement. We completed our private placement of common stock on April 7, 2004 and received proceeds, net of offering costs and fees, of approximately $233.5 million. Expenses during the six months, which approximated $2.03 million, were comprised primarily of compensation of $1.2 million and general and administrative expenses of $497,243 and approximately $337,000 of costs associated with an unsuccessful acquisition.

  INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003

     Our net loss for the period from inception (August 27, 2003) through December 31, 2003 was $1,023,276. Included in this loss is approximately $423,000 in accrued expenses that were incurred by Medical Properties Trust, LLC prior to August 27, 2003 and assumed by us in connection with our formation. These constitute all of the expenses of this company. We had no revenues during this period and substantially all of the expenses that comprised our net loss from inception through December 31, 2003 are related to start-up activities, including business development, identification of acquisition possibilities, legal, accounting, and consulting. We do not consider the results of our operations in this period to be meaningful with respect to an analysis of our expected operations.

LIQUIDITY AND CAPITAL RESOURCES

     Our long-term liquidity requirements consist primarily of funds to pay the costs of acquiring and developing facilities and making distributions to our stockholders. We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, cash flow from operations, additional equity financing and debt, which we believe will be available, will be sufficient to fund our cash requirements for the foreseeable future. We currently have approximately $140 million in unleveraged real property assets. However, as discussed below, we have commitments for loans from two lenders that, if closed, will be secured by 100% of our current portfolio of facilities.

     We received approximately $233.5 million, net of offering costs and fees, from our April 2004 private placement. We have acquired and committed to develop healthcare facilities with an aggregate estimated cost of $190 million and have provided approximately $47.6 million in acquisition and working capital financing to one of our tenants. As of June 30, 2004, we had stockholders' equity of approximately $231.1 million, including approximately $210.5 million in cash or cash equivalents.

     Our sources of funds for future acquisitions and developments will primarily be our uncommitted cash balances, the net proceeds of this offering, operating cash flows and borrowings. We intend to use these cash resources in the acquisition and development of our Acquisition Facilities and to pay our operating expenses for the foreseeable future. To maintain our status as a REIT under the Code, we must distribute annually at least 90% of our taxable income. These distribution requirements limit our ability to retain earnings and thereby replenish or increase capital for acquisitions, developments and operations. However, we believe that our current access to financings will provide us with financial flexibility at levels sufficient to meet current and anticipated capital requirements, including funding new acquisition and development opportunities.

     We intend to utilize various types of debt to finance a portion of the costs to complete our proposed development facilities and acquire and develop additional facilities. We expect this debt will include long-term, fixed-rate mortgage loans, variable-rate term loans, secured revolving lines of credit and construction financing facilities. Based on discussions with, and non-binding indications of interest from, prospective lenders, we believe we will be able generally to finance up to approximately 60% of the cost of our healthcare facilities. We have received a commitment from Merrill Lynch Capital for an up to $75 million secured credit facility with a term of three years for acquisition and development of additional facilities and other working capital needs. The facility will bear interest at a rate of LIBOR (1.84% at September 30, 2004) plus 300 basis points. We may borrow under the facility up to 60% of our costs to acquire the facilities used as collateral. The credit facility initially will be secured by our interests in the Highmark Facilities and is expected to require us to comply with certain financial covenants. Subject to the lender's satisfactory completion of appraisals, underwriting processes and due diligence, we expect to close this facility by December 31, 2004. We have also received a commitment from Colonial Bank for a $43.4 million construction loan and 30-month term loan to fund construction costs for our community hospital and adjacent medical office building being developed in Houston, Texas. The term of the construction loan is expected to be 18 months with an option to convert the loan to a 30-month term loan. The loan will be secured by a mortgage on the community hospital and the medical office building, as well as an assignment of rents and leases on those facilities. We expect the terms of the loan agreement to require us to comply with a financial ratio relating to debt coverage. The loan will bear interest at a rate of either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR (1.84% at September 30, 2004) plus 225 basis points, as selected by us, during the construction period and either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR (1.84% at September 30, 2004) plus 250 basis points, thereafter. Subject to the lender's satisfactory completion of appraisals, underwriting processes, due diligence and arranging for a participating lender to share in the making of the loan, we expect to close this loan by December 31, 2004.

     Any other indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties in connection with that debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any of our debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, the lender may accelerate the maturity of the debt requiring us to immediately repay all outstanding principal and accrued interest. If we are unable to make the payment, our lender could foreclose on our assets that are pledged as collateral to the lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

CASH DISTRIBUTION POLICY

     We expect to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT commencing with our taxable year that began on April 6, 2004 and ends December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gain, to our stockholders. It is our current intention to comply with these requirements, elect REIT status and maintain such status going forward. See "United States Federal Income Tax Considerations."

     We declared a cash dividend of $0.10 per share of common stock paid on October 11, 2004 to stockholders of record on September 16, 2004. It is our intention to pay to our stockholders, within the time periods prescribed by the Code, all or substantially all of our annual taxable income, including taxable gains from the sale of real estate and recognized gains on the sale of securities. It is our policy to make sufficient cash distributions to stockholders in order for us to maintain our status as a REIT under the Code and to avoid corporate income and excise tax on undistributed income.

INFLATION

     Our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). In addition, all of our existing leases, and we intend that most of our new leases will, require the tenant to pay the operating expenses of the facility, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation. However, if inflation rates exceed the contractual rental increases, our results of operations may be adversely affected, and inflation may also adversely impact our revenue from any leases that do not contain escalation provisions.

QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

     We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to maintain liquidity and to fund expansion of our portfolio and operations. Our interest rate risk-management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We do not intend to enter into derivative transactions for speculative purposes.

     In addition to changes in interest rates, the value of our facilities will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary.

                                  OUR BUSINESS

OUR COMPANY

     We are a self-advised real estate company that acquires, develops and leases healthcare facilities providing state-of-the-art healthcare services. We lease our facilities to experienced healthcare operators pursuant to long-term net-leases, which require the tenant to bear most of the costs associated with the property. From time to time, we also make loans to our tenants. We believe that the United States healthcare delivery system is becoming decentralized and is evolving away from the traditional "one stop," large-scale acute care hospital. We believe that this change is the result of a number of trends, including increasing specialization and technological innovation and the desire of both physicians and patients to utilize more convenient facilities. We also believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities. In response to these trends, we believe that healthcare operators increasingly prefer to conserve their capital for investment in operations and new technologies rather than investing in real estate and, therefore, increasingly prefer to lease, rather than own, their facilities. Given these trends and the size, scope and growth of this dynamic industry, we believe there are significant opportunities to acquire and develop net-leased healthcare facilities that are integral components of local healthcare delivery systems.

     Our strategy is to lease the facilities that we acquire or develop to experienced healthcare operators pursuant to long-term net-leases. We focus on acquiring and developing rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, cancer hospitals, women's and children's hospitals and regional and community hospitals, as well as other specialized single-discipline facilities and ancillary facilities. We believe that these types of facilities will capture an increasing share of expenditures for healthcare services. We believe that our strategy for acquisition and development of these types of net-leased facilities, which generally require a physician's order for patient admission, distinguish us as a unique investment alternative among REITs.

     Our management team has extensive experience in acquiring, owning, developing, managing and leasing healthcare facilities; managing investments in healthcare facilities; acquiring healthcare companies; and managing real estate companies. Our management team also has substantial experience in healthcare operations and administration, which includes many years of service in executive positions for hospitals and other healthcare providers, as well as in physician practice management and hospital/physician relations. Therefore, in addition to understanding investment characteristics and risk levels typically important to real estate investors, our management understands the changing healthcare delivery environment, including changes in healthcare regulations, reimbursement methods and patient demographics, as well as the technological innovations and other advances in healthcare delivery generally. We believe that this experience gives us the specialized knowledge necessary to select attractively-located net-leased facilities, underwrite our tenants, analyze facility-level operations and understand the issues and potential problems that may affect the healthcare industry generally and the tenant service area and facility in particular. We believe that our management's experience in healthcare operations and real estate management and finance will enable us to take advantage of numerous attractive opportunities to acquire, develop and lease healthcare facilities.

     We completed a private placement of our common stock in April 2004 in which we raised net proceeds of approximately $233.5 million. Shortly after completion of our private placement, we began to acquire our current portfolio of facilities, consisting of six facilities that are in operation and two facilities that are under development. Four of the facilities that are in operation are rehabilitation hospitals and two are long-term acute care hospitals. The facilities under development are an acute care hospital and an adjacent medical office building. With the proceeds of this offering, we intend to expand our portfolio of facilities by acquiring or developing additional net-leased healthcare facilities.

     We intend to employ leverage in our capital structure in amounts determined from time to time by our board of directors. At present, we intend to limit our debt to approximately 60% of the aggregate costs of our facilities, although we may temporarily exceed that level from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.

     We have received a commitment from Merrill Lynch Capital for an up to $75 million secured credit facility with a term of three years for acquisition and development of additional facilities and other working capital needs. The facility will bear interest at a rate of LIBOR (1.84% at September 30, 2004) plus 300 basis points. We may borrow under the facility an amount equal to up to 60% of our costs to acquire the facilities used as collateral. The credit facility initially will be secured by our interests in the Highmark Facilities. Subject to the lender's satisfactory completion of appraisals, underwriting processes and due diligence, we expect to close this facility by December 31, 2004. We have also received a commitment from Colonial Bank for a $43.4 million construction loan and 30-month term loan to fund construction costs for our community hospital and adjacent medical office building being developed in Houston, Texas. The term of the construction loan is expected to be 18 months with an option to convert the loan to a 30-month term loan. The loan will be secured by a mortgage on the community hospital and the medical office building, as well as an assignment of rents and leases on those facilities. We expect the terms of the loan agreement to require us to comply with a financial ratio relating to debt coverage. The loan will bear interest at a rate of either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR (1.84% at September 30, 2004) plus 225 basis points, as selected by us, during the construction period and either Colonial Bank Base Rate Floating (currently 4.75%) with a floor of 4.25% or LIBOR (1.84% at September 30, 2004) plus 250 basis points, as selected by us, thereafter. Subject to the lender's satisfactory completion of appraisals, underwriting processes, due diligence and arranging for a participating lender to share in the making of the loan, we expect to close this loan by December 31, 2004.

     We expect to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004 and ends on December 31, 2004.

MARKET OPPORTUNITY

     According to the United States Department of Commerce, Bureau of Economic Analysis, healthcare is one of the largest industries in the United States, and was responsible for approximately 15% of United States gross domestic product in 2002. Healthcare spending has consistently grown at rates greater than overall spending growth and inflation. As the chart below reflects, healthcare expenditures are projected to increase by more than 7% in 2004 and 2005 to $1.8 trillion and $1.9 trillion, respectively, and are expected to reach $3.1 trillion by 2012.

                                    (GRAPH)
Source: Healthcare Expenditure data released February 2004 from CMS (2003 is the first projected year, prior years are actual); GDP data from United States Department of Commerce, Bureau of Economic Analysis (1990-2003). GDP projected at 5.1% growth rate (10-year historical average).

     We believe that the fundamental reasons for this growth in the demand for healthcare services include the aging and growth of the United States population, the advances in medical technology and treatments, and the increase in life expectancy. As illustrated by the chart below, the projected compound annual growth rate (or CAGR), from 2000 to 2030 of the population of senior citizens is three times the rate projected for the total United States population. This demographic trend is projected to result in an increase in the percentage of United States citizens who are age 65 or older from 12.4% in 2000 to 19.6% in 2030.

                                    (GRAPH)
Source: United States Bureau of the Census

     To satisfy this growing demand for healthcare services, there is a significant amount of new construction of healthcare facilities. In 2002 alone, $22.4 billion was spent on the construction of healthcare facilities, according to CMS. This represented an approximately 17% increase over the $19.2 billion in healthcare construction spending for 2001. The following chart reflects the growth and expected growth in healthcare construction expenditures over the period that began in 1990 and ends in 2012:

                                    (GRAPH)
Source: CMS, data release February 2004. 2003 is the first projected year, prior years are actual.

     We believe that the United States healthcare delivery system is evolving away from reliance on the traditional "one-stop," large-scale acute care hospital to one that relies on specialty hospitals and healthcare facilities that focus on single disciplines. We believe that there will be an increasing demand for more accessible, specialized and technologically-advanced healthcare delivery services as the population grows and ages. We own and have targeted for acquisition and development net-leased healthcare facilities providing state-of-the-art healthcare services because we believe these types of facilities represent the future of healthcare delivery.

     We believe that United States healthcare operators are in the early stages of a long-term evolution from a model that favors ownership of healthcare facilities to one that favors long-term net leasing of these facilities. We see two primary reasons for this:

     - First, in our experience, financial arrangements such as bond financing gave non-profit healthcare providers access to inexpensive capital, usually at 100% of the building cost. However, budget constraints on local governments and tighter underwriting standards have greatly reduced the availability of this very inexpensive capital.

     - Second, in our experience, healthcare providers were reimbursed on cost-based reimbursement plans (calculated in part by reference to a provider's total cost in plant and equipment) which provided no incentive for healthcare providers to make efficient use of their capital. With the evolution of the prospective payment reimbursement system, which reimburses healthcare providers for specific procedures or diagnoses and thus rewards the most efficient providers, healthcare providers are no longer assured of returns on investments in non-revenue producing assets such as the real estate where they operate. Accordingly, in recent years, healthcare providers have begun to convert their owned facilities to long-term lease arrangements thereby accessing substantial amounts of previously unproductive capital to invest in high margin operations and assets.

     In summary, the following market trends have shaped our investment strategy:

     - Decentralization: We believe that healthcare services are increasingly delivered through smaller, more accessible facilities that are designed for specific treatments and medical conditions and that are located near physicians and their patients. Based upon our experience, more healthcare services are delivered in specialized facilities than in acute care hospitals.

     - Specialization: In our experience, the percentage of physicians and other healthcare professionals who practice in a recognized specialty or subspecialty has been increasing for many years. We believe that this creates opportunities for development of additional specialized healthcare facilities as advances in technologies and recognition of new practice specialties result in new treatments for difficult medical conditions.

     - Convenient Patient Care: We believe that healthcare service providers are increasingly seeking to provide specific services in a single location for the convenience of both patients and physicians. These single-discipline centers are primarily located in suburban areas, near patients and physicians, as opposed to the traditional urban hospital setting.

     - Aging Population: We believe that demographic trends in the United States, including in particular an aging population, will result in continued growth in the demand for healthcare services, which in turn will lead to an increasing need for a greater supply of modern healthcare facilities.

     - Use of Capital: We believe that healthcare operators increasingly prefer to conserve their capital for investment in their operations and for new technologies rather than investing it in real estate.

OUR TARGET FACILITIES

     The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring and developing those net-leased facilities that are specifically designed to reflect the latest trends in healthcare delivery methods. These facilities include:

     - Rehabilitation Hospitals: Rehabilitation hospitals provide inpatient and outpatient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes, and complex neurological, orthopedic, and other conditions. These hospitals are often the best medical alternative to traditional acute care hospitals where under the Medicare prospective payment system there is pressure to discharge patients after relatively short stays.

     - Long-term Acute Care Hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for an acute care hospital.

     - Regional and Community Hospitals: We define regional and community hospitals as general medical/surgical hospitals whose practicing physicians generally serve a market specific area, whether urban, suburban or rural. We intend to limit our ownership of these facilities to those with market, ownership, competitive and technological characteristics that provide barriers to entry for potential competitors.

     - Women's and Children's Hospitals: These hospitals serve the specialized areas of obstetrics and gynecology, other women's healthcare needs, neonatology and pediatrics. We anticipate substantial development of facilities designed to meet the needs of women and children and their physicians as a result of the decentralization and specialization trends described above.

     - Ambulatory Surgery Centers: Ambulatory surgery centers are freestanding facilities designed to allow patients to have outpatient surgery, spend a short time recovering at the center, then return home to complete their recovery. Ambulatory surgery centers offer a lower cost alternative to general hospitals for many surgical procedures in an environment that is more convenient for both patients and physicians. Outpatient procedures commonly performed include those related to gastrointestinal, general surgery, plastic surgery, ear, nose and throat/audiology, as well as orthopedics and sports medicine.

     - Other Single-Discipline Facilities: The decentralization and specialization trends in the healthcare industry are also creating demands and opportunities for physicians to practice in hospital facilities in which the design, layout and medical equipment are specifically developed, and healthcare professional staff are educated, for medical specialties. These facilities include heart hospitals, ophthalmology centers, orthopedic hospitals and cancer centers.

     - Medical Office Buildings: Medical office buildings are office and clinic facilities occupied and used by physicians and other healthcare providers in the provision of outpatient healthcare services to their patients. The medical office buildings that we target are or will be master-leased and generally adjacent to our other targeted healthcare facilities.

UNDERWRITING PROCESS

     Our real estate and loan underwriting process focuses on healthcare operations and real estate investment. Our acquisition and development selection process includes a comprehensive analysis of the targeted healthcare facility's profitability, financial trends in revenues and expenses, barriers to competition, the need in the market for the type of healthcare services provided by the facility, the strength of the location and the underlying value of the facility, as well as the financial strength and experience of the prospective tenant. We also analyze the operating history of the specific facility, including the facility's earnings, cash flow, occupancy and patient and payor mix, in order to evaluate its financial and operating strength.

     When we identify an attractive acquisition or development opportunity based on historical operations and market conditions, we determine the financial value of a potential long-term net-lease arrangement based on our target long-term net-lease capitalization rates, which currently range from 9.5% to 11%, and fixed charge coverage ratios. We compare that financial value to the replacement costs that we estimate by consulting with major healthcare construction contractors, engaging construction engineers or facility assessment consultants as appropriate, and reviewing recent cost studies. In addition, our due diligence process includes obtaining and evaluating title, environmental and other customary third-party reports. Our current policy requires the approval of our board of directors for acquisitions or developments of facilities which exceed $10 million.

     We seek to build tenant relationships with experienced healthcare operators that we believe are positioned to prosper in the changing healthcare environment. We seek tenant relationships with operators who, based on our financial and operating analyses, have demonstrated the ability to manage in good and bad economic conditions. In certain cases, we lend funds to prospective tenants to assist them with their acquisition of the operations at the facilities that we intend to acquire and lease to them and for initial working capital needs. See "Our Portfolio -- Our Current Portfolio of Facilities." In these instances, where feasible and in compliance with applicable healthcare laws and regulations, we seek to obtain percentage rents based on the prospective tenant's revenues in addition to our base rent. Through our detailed underwriting of healthcare operations and real estate, we expect to deliver attractive risk-adjusted returns to our stockholders.

ASSET MANAGEMENT

     We actively monitor our facilities, including reviewing periodic financial reporting and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis. Integral to our asset management philosophy is our desire to build long-term relationships with the tenants and, accordingly, we have developed a partnering approach which we believe results in the tenant viewing us as a member of its team. We understand that in order to maximize the value of our investments, our tenants must prosper. Therefore, we expect to work closely with our tenants throughout the terms of our leases in order to foster a long-term working relationship and to maximize the possibility of new business opportunities.

     In addition to our ongoing analyses of our tenants' operations, our management team actively monitors and researches each healthcare segment in which we own and lease facilities in order to help us recognize changing economic, market and regulatory conditions. Our senior management is not only involved in the underwriting of each asset upon acquisition or development, but is also involved in the asset management process during the entire period in which we own the facility.

OUR FORMATION TRANSACTIONS

     The following is a summary of our formation transactions:

     - We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration, the membership interests of Medical Properties Trust, LLC were transferred to us and Medical Properties Trust, LLC became our wholly-owned subsidiary. Upon its formation in September 2003, our operating partnership assumed certain obligations of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed and they now collectively hold 553,908 shares of our common stock, including shares purchased in our April 2004 private placement.

     - Our operating partnership, MPT Operating Partnership, L.P., was formed in September 2003. Through our wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of our operating partnership. We currently own all of the limited partnership interests in our operating partnership.

     - MPT Development Services, Inc., a Delaware corporation which we formed in January 2004, will operate as our taxable REIT subsidiary.

     - In April 2004 we completed a private placement of 25,300,000 shares of common stock at an offering price of $10.00 per share. Friedman, Billings, Ramsey & Co., Inc. acted as the initial purchaser and sole placement agent. The total net proceeds to us, after deducting fees and expenses of the offering, were approximately $233.5 million, and have been or will be used to acquire our existing facilities, develop two new facilities, repay debt, pay pre-offering operating expenses and for working capital. Thus far we have utilized approximately $127.3 million to acquire six existing facilities, have loaned $47.6 million to Highmark to acquire the operations at our current facilities that are in operation and for working capital purposes and have funded $12.5 million of a projected total of $62.3 million of development costs for the two facilities under development. There are approximately 295 holders of our common stock as of the date of this prospectus.

     Edward K. Aldag, Jr., William G. McKenzie, Emmett E. McLean, R. Steven Hamner and James P. Bennett may be considered our founders. Mr. Aldag is serving as chairman of our board of directors and as our president, chief executive officer and secretary. Mr. McKenzie is serving as our vice chairman of the board. Mr. McLean is serving as our executive vice president, chief operating officer, treasurer and assistant secretary. Mr. Hamner is serving as our executive vice president and chief financial officer. Mr. Bennett formerly was an owner, officer, director of and consultant to the company's predecessor, Medical Properties Trust, LLC, but has not been affiliated with us since August 2003.

OUR OPERATING PARTNERSHIP

     We own our facilities and conduct substantially all of our business through our operating partnership, MPT Operating Partnership, L.P., and its subsidiaries. MPT Operating Partnership, L.P. is a Delaware limited partnership organized by us in September 2003. Our wholly-owned limited liability company, Medical Properties Trust, LLC, serves as the sole general partner of, and holds a 1% interest in, our operating partnership. We also currently own all of the limited partnership interests in our operating partnership, constituting a 99% partnership interest, but may issue limited partnership units from time to time in connection with facility acquisitions and developments. Where permitted by applicable law, we intend to sell equity interests in subsidiaries of our operating partnership in connection with the acquisition and development of facilities.

     MPT Operating Partnership, L.P. is a limited partner of MPT West Houston MOB, L.P. and MPT West Houston Hospital, L.P., which respectively own the Houston medical office building and the Houston community hospital in our portfolio which are under development. MPT West Houston MOB, LLC and MPT West Houston Hospital, LLC, our wholly-owned subsidiaries, are the respective general partners of these entities. We intend to offer up to 40% of the limited partnership interests in MPT West Houston MOB, L.P. to physicians. Stealth, L.P., the tenant of the Houston community hospital under development and an entity majority-owned by physicians, owns a 6% limited partnership interest in MPT West Houston Hospital, L.P.

     Holders of limited partnership units of our operating partnership, other than us, would be entitled to redeem their partnership units for shares of our common stock on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events. At our option, in lieu of issuing shares of common stock upon redemption of limited partnership units, we may redeem the partnership units tendered for cash in an amount equal to the then-current value of the shares of common stock. Holders of limited partnership units would be entitled to receive distributions equivalent to the dividends we pay to holders of our shares of common stock. As the sole owner of the general partner of our operating partnership, we have the exclusive power to manage and conduct our operating partnership's business, subject to the limitations described in the first amended and restated agreement of limited partnership of our operating partnership. See "Partnership Agreement."

MPT DEVELOPMENT SERVICES, INC.

     MPT Development Services, Inc., our taxable REIT subsidiary, was incorporated in January 2004 as a Delaware corporation. MPT Development Services, Inc. is authorized to provide third-party facility planning, project management, medical equipment planning and implementation services, medical office building management services, lending services, including but not limited to acquisition and working capital loans to our tenants, and other services that neither we nor our operating partnership can undertake directly under applicable REIT tax rules. MPT Development Services, Inc. will pay federal, state and local income taxes at regular corporate rates on its taxable income. MPT Development Services, Inc. has made, and from time to time may make, loans to tenants or prospective tenants to assist them with the acquisition of the operations at facilities leased or to be leased to them and for initial working capital needs. There are currently approximately $47.6 million in such loans outstanding. See "Our Portfolio -- Our Current Portfolio of Facilities."

DEPRECIATION

     Generally, the federal tax basis for our facilities used to determine depreciation for federal income tax purposes will be our acquisition costs for such facilities. To the extent facilities are acquired with units of our operating partnership or its subsidiaries, we will acquire a carryover basis in the facilities. For federal income tax purposes, depreciation with respect to the real property components of our facilities, other than land, generally will be computed using the straight-line method over a useful life of 40 years, for a depreciation rate of 2.50% per year.

OUR LEASES

     The leases for our facilities are generally "net" leases with terms requiring the tenant to pay all ongoing operating and maintenance expenses of the facility, including property, casualty, general liability and other insurance coverages, utilities and other charges incurred in the operation of the facilities, as well as real estate taxes, ground lease rent and the costs of capital expenditures, repairs and maintenance. Our leases also provide that our tenants will indemnify us for environmental liabilities. Our current leases range from 11 to 16 years and provide for annual rent escalation and, in the case of the Highmark Facilities, percentage rent. Our leases require periodic reports and financial statements from our tenants. In addition, our leases contain customary default, termination, and subletting and assignment provisions. See "Our Portfolio -- Our Current Portfolio of Facilities." We anticipate that our future leases will have similar terms, including percentage rent where feasible and in compliance with applicable healthcare laws and regulations.

ENVIRONMENTAL MATTERS

     Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases or threats of releases at such property and may be held liable to a government entity or to third parties for property damage and for investigation, clean-up and monitoring costs incurred by such parties in connection with the actual or threatened contamination, including substances currently unknown, that may have been released on the real estate. These laws may impose clean-up responsibility and liability without regard to fault, or whether or not the owner, operator or tenant knew of or caused the presence of the contamination. The liability under these laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable might be able to obtain contributions from other identified, solvent, responsible parties of their fair share toward these costs. Investigation, clean-up and monitoring costs may be substantial and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow funds using such property as collateral and may adversely impact our investment in that property. In addition, if hazardous substances are located on or released from our properties, we could incur substantial liabilities through a private party personal injury claim, a property damage claim by an adjacent property owner, or claims by a governmental entity or others for other damages, such as natural resource damages. This liability may be imposed under environmental laws or common-law principles.

     Federal regulations require building owners and those exercising control over a building's management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials and potentially asbestos-containing materials in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to asbestos-containing materials and potentially asbestos-containing materials. Government entities can assess significant fines for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to asbestos-containing materials and potentially asbestos-containing materials as a result of these regulations. The regulations may affect the value of a building containing asbestos-containing materials and potentially asbestos-containing materials in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potentially asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws and regulations may impose liability for improper handling or a release to the environment of asbestos-containing materials and potentially asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real property for personal injury or improper work exposure associated with asbestos-containing materials and potentially asbestos-containing materials.

     Prior to closing any facility acquisition, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the facilities. These assessments will be carried out in accordance with an appropriate level of due diligence and will generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property's chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the

Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.

     While we may purchase many of our facilities on an "as is" basis, we intend for all of our purchase contracts to contain an environmental contingency clause, which permits us to reject a facility because of any environmental hazard at the facility.

COMPETITION

     We compete in acquiring and developing facilities with financial institutions, institutional pension funds, real estate developers, other REITs, other public and private real estate companies and private real estate investors. Among the factors adversely affecting our ability to compete are the following:

     - we may have less knowledge than our competitors of certain markets in which we seek to purchase or develop facilities;

     - many of our competitors have greater financial and operational resources than we have; and

     - our competitors or other entities may determine to pursue a strategy similar to ours.

     To the extent that we experience vacancies in our facilities, we will also face competition in leasing those facilities to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market. Virtually all of our facilities operate in a competitive environment, and patients and referral sources, including physicians, may change their preferences for a healthcare facilities from time to time.

HEALTHCARE REGULATORY MATTERS

     The following discussion describes certain material federal healthcare laws and regulations that may affect our operations and those of our tenants. However, the discussion does not address state healthcare laws and regulations, except as otherwise indicated. These state laws and regulations, like the federal healthcare laws and regulations, could affect our operations and those of our tenants. Moreover, the discussion relating to reimbursement for healthcare services addresses matters that are subject to frequent review and revision by Congress and the agencies responsible for administering federal payment programs. Consequently, predicting future reimbursement trends or changes is inherently difficult.

     Ownership and operation of hospitals and other healthcare facilities are subject, directly and indirectly, to substantial federal, state and local government healthcare laws and regulations. Our tenants' failure to comply with these laws and regulations could adversely affect their ability to meet their lease obligations. Physician investment in us or in our facilities may also be subject to such laws and regulations. We intend for all of our business activities and operations to conform in all material respects with all applicable laws and regulations.

     Anti-Kickback Statute. 42 U.S.C. sec.1320a-7b(b), or the Anti-Kickback Statute, prohibits, among other things, the offer, payment, solicitation or acceptance of remuneration directly or indirectly in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Violation of the Anti-Kickback Statute is a crime and is punishable by criminal fines of up to $25,000 per violation, five years imprisonment or both. Violations may also result in civil sanctions, including civil penalties of up to $50,000 per violation, exclusion from participation in federal healthcare programs, including Medicare and Medicaid, and additional monetary penalties in amounts treble to the underlying remuneration.

     The Anti-Kickback Statute defines the term "remuneration" very broadly and, accordingly, local physician investment in our facilities could trigger scrutiny of our lease arrangements under the Anti-Kickback Statute. In addition to certain statutory exceptions, the Office of Inspector General of the Department of Health and Human Services, or OIG, has issued "Safe Harbor Regulations" that describe practices that will not be considered violations of the Anti-Kickback Statute. These include a safe harbor for space rental arrangements which protects payments made by a tenant to a landlord under a lease arrangement meeting certain conditions. We intend to use our commercially reasonable efforts to structure lease arrangements involving facilities in which local physicians are investors and tenants so as to satisfy the conditions for the safe harbor for space rental, but cannot guarantee that we will meet all the conditions for the safe harbor. The fact that a particular arrangement does not fall within a statutory exception or safe harbor does not mean that the arrangement violates the Anti-Kickback Statute. The statutory exception and Safe Harbor Regulations simply provide a guaranty that qualifying arrangements will not be prosecuted under the Anti-Kickback Statute. The implication of the Anti-Kickback Statute could limit our ability to include local physicians as investors or tenants or restrict the types of leases into which we may enter if we wish to include such physicians as investors having direct or indirect ownership interests in our facilities.

     Federal Physician Self-Referral Statute. Any physicians investing in our company or its subsidiary entities could also be subject to the Ethics in Patient Referrals Act of 1989, or the Stark Law (codified at 42 U.S.C.
sec. 1395nn). Unless subject to an exception, the Stark Law prohibits a physician from making a referral to an "entity" furnishing "designated health services" paid by Medicare or Medicaid if the physician or a member of his immediate family has a "financial relationship" with that entity. A reciprocal prohibition bars the entity from billing Medicare or Medicaid for any services furnished pursuant to a prohibited referral. Financial relationships are defined very broadly to include relationships between a physician and an entity in which the physician or the physician's family member has (i) a direct or indirect ownership or investment interest that exists in the entity through equity, debt or other means and includes an interest in an entity that holds a direct or indirect ownership or investment interest in any entity providing designated health services; or (ii) a direct or indirect compensation arrangement with the entity.

     The Stark Law as originally enacted in 1989 only applied to referrals for clinical laboratory tests reimbursable by Medicare. However, the law was amended in 1993 and 1994 and, effective January 1, 1995, became applicable to referrals for an expanded list of designated health services reimbursable under Medicare or Medicaid.

     The Stark Law specifies a number of substantial sanctions that may be imposed upon violators. Payment is to be denied for Medicare claims related to designated health services referred in violation of the Stark Law. Further, any amounts collected from individual patients or third-party payors for such designated health services must be refunded on a timely basis. A person who presents or causes to be presented a claim to the Medicare program in violation of the Stark Law is also subject to civil monetary penalties of up to $15,000 per claim, civil money penalties of up to $100,000 per arrangement and possibly even exclusion from participation in the Medicare and Medicaid programs.

     Final regulations applicable only to physician referrals for clinical laboratory services were published in August 1995. A proposed rule applicable to physician referrals for all designated health services was published in January 1998. In January 2001 CMS published the "Phase I" final rule, which finalized a significant portion of the 1998 proposed rule. On March 26, 2004, CMS issued the second phase of its final regulations addressing physician referrals to entities with which they have a financial relationship (the "Phase II" rule). The Phase II rule addresses and interprets a number of exceptions for ownership and compensation arrangements involving physicians, including the exceptions for space and equipment rentals and the exception for indirect compensation arrangements. The Phase II rule also includes exceptions for physician ownership and investment, including physician ownership of rural providers and hospitals. The new regulation revises the hospital ownership exception to reflect the 18-month moratorium that began December 8, 2003 on physician ownership of specialty hospitals, which was enacted in Section 507 of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. The Phase II rule became effective on July 26, 2004.

     In those cases where physicians invest in us or our facilities, we intend to fashion our lease arrangements with healthcare providers to meet the applicable rental of office space and indirect compensation exceptions under the Stark Law, however, no assurance can be given that our leases will satisfy these Stark Law exception requirements. This may lead to obstacles in permitting local physicians

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

to invest in our facilities or restrict the types of lease arrangements we may enter into if we wish to include such physicians as investors.

     State Self-Referral Laws. In addition to the Anti-Kickback Statute and the Stark Law, state physician self-referral laws could limit physician investment in our company or restrict the types of leases we may enter into if such physician investment is permitted.

     Recent Regulatory and Legislative Developments. On August 1, 2003, CMS published the fiscal year 2004 Final Rule for inpatient rehabilitation facilities, or IRFs. Under the Final Rule, all IRFs have received an increase in their prospective payment system rate for fiscal year 2004 due to an across the board 3.2% IRF market basket increase. This increase benefits those tenants of ours who operate IRFs.

     On May 7, 2004, CMS issued a Final Rule to revise the classification criterion, commonly known as the "75 percent rule," used to classify a hospital or hospital unit as an IRF. The compliance threshold is used to distinguish an IRF from an acute care hospital for purposes of payment under the Medicare IRF prospective payment system. The Final Rule implements a three-year period to analyze claims and patient assessment data to determine whether CMS will continue to use a compliance threshold that is lower than 75% or not. For cost reporting periods beginning on or after July 1, 2004, and before July 1, 2005, the compliance threshold will be 50% of the IRF's total patient population. The compliance threshold will increase to 60% of the IRF's total patient population for cost reporting periods beginning on or after July 1, 2005 and before July 1, 2006, to 65% for cost reporting periods beginning on or after July 1, 2006 and before July 1, 2007, and to 75% for cost reporting periods after July 1, 2007.

     On December 8, 2003, President Bush signed into law the Medicare Prescription Drug and Modernization Act of 2003, or the Act, which contains sweeping changes to the federal health insurance program for the elderly and disabled. The Act includes provisions affecting program payment for inpatient and outpatient hospital services. In total, the Congressional Budget Office estimates that hospitals will receive $24.8 billion over ten years in additional funding due to the Act.

     Rural hospitals, which may include regional or community hospitals, one of our targeted types of facilities, will benefit most from the reimbursement changes in the Act. Some examples of these reimbursement changes include (i) providing that payment for all hospitals, regardless of geographic location, will be based on the same, higher standardized amount which was previously available only for hospitals located in large urban areas, (ii) reducing the labor share of the standardized amount from 71% to 62% for hospitals with an applicable wage index of less than 1.0, (iii) giving hospitals the ability to seek a higher wage index based on the number of hospital employees who take employment out of the county in which the hospital is located with an employer in a neighboring county with a higher wage index, and (iv) improving critical access hospital program conditions of participation requirements and reimbursement. Medicare disproportionate share hospital, or DSH, payment adjustments for hospitals that are not large urban or large rural hospitals will be calculated using the DSH formula for large urban hospitals, up to a 12% cap in 2004 for all hospitals other than rural referral centers, which are not subject to the cap. The Act provides that sole community hospitals, as defined in 42 U.S.C. sec. 1395 ww(d)(5)(D)(iii), located in rural areas, rural hospitals with 100 or fewer beds, and certain cancer and children's hospitals shall receive Transitional Outpatient Payments, or TOPs, such that these facilities will be paid as much under the Medicare outpatient prospective payment system, or OPPS, as they were paid prior to implementation of OPPS. As of January 1, 2004 all TOPs for community mental health centers and all other hospitals were otherwise discontinued. The "hold harmless" TOPs provided for under the Act will continue for qualifying rural hospitals for services furnished through December 31, 2005 and for sole community hospitals for cost reporting periods beginning on or after January 1, 2004 and ending on December 31, 2005. Hold harmless TOPs payments continue permanently for cancer and children's hospitals.

     The Act also requires CMS to provide supplemental payments to acute care hospitals that are located more than 25 road miles from another acute care hospital and have low inpatient volumes, defined to include fewer than 800 discharges per fiscal year, effective on or after October 1, 2004. Total supplemental payments may not exceed 25 percent of the otherwise applicable prospective payment rate.

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

     Finally, the Act assures inpatient hospitals that submit certain quality measure data a full inflation update equal to the hospital market basket percentage increase for fiscal years 2005 through 2007. The market basket percentage increase refers to the anticipated rate of inflation for goods and services used by hospitals in providing services to Medicare patients. For fiscal year 2005, the market basket percentage increase for hospitals paid under the inpatient prospective payment system is 3.3 percent. For those inpatient hospitals that do not submit such quality data, the Act provides for an update of market basket minus 0.4 percentage points.

     The Act also imposes an 18 month moratorium on the availability of the "whole hospital exception," or Whole Hospital Exception, under the Stark Law. The moratorium began upon enactment of the Act and will continue until June 8, 2005. Prior to the moratorium's expiration, the Congress will reevaluate this provision to determine whether it should sunset, be extended or made permanent. Under the Whole Hospital Exception, the Stark Law currently permits a physician to refer a Medicare or Medicaid patient to a hospital in which the physician has an ownership or investment interest so long as the physician maintains staff privileges at the hospital and the physician's ownership or investment interest is in the hospital as a whole, rather than a subdivision of the facility.

     The Act imposes a temporary moratorium on the availability of the Whole Hospital Exception to protect referrals of patients to "specialty hospitals." Specialty hospitals are defined to mean a hospital subject to the inpatient prospective payment system that is located outside of Puerto Rico, which was neither in operation nor under development as of November 18, 2003, and is primarily or exclusively engaged in treating patients with cardiac or orthopedic conditions, undergoing surgery or receiving any other specialized category of services that the Secretary designates. If a specialty hospital that was in operation or under development as of November 18, 2003 increases the number of physician investors, adds certain new clinical services, augments its bed capacity or violates other requirements to be designated by the Secretary it will become subject to the moratorium. The Act also prohibits physicians from investing in rural specialty hospitals from invoking the alternative Stark Law exception for physician ownership in rural providers.

     The foregoing moratorium, however, does not limit a physician's ability to hold an ownership or investment interest in facilities which may be leased to hospitals or other healthcare providers, assuming the lease arrangement conforms to the requirements of an applicable exception under the Stark Law.

     The California Department of Health Services recently adopted regulations, codified as Sections 70217, 70225 and 70455 of Title 22 of the California Code of Regulations, or CCR, which establish minimum, specific, numerical licensed nurse-to-patient ratios for specified units of general acute care hospitals. These regulations are effective January 1, 2004. The minimum staffing ratios set forth in 22 CCR 70217(a) co-exist with existing regulations requiring that hospitals have a patient classification system in place. 22 CCR, 70053.2 and 70217. The licensed nurse-to-patient ratios constitute the minimum number of registered nurses, licensed vocational nurses, and, in the case of psychiatric units, licensed psychiatric technicians, who shall be assigned to direct patient care and represent the maximum number of patients that can be assigned to one licensed nurse at any one time. Over the past several years many hospitals have, in response to managed care reimbursement contracts, cut costs by reducing their licensed nursing staff. The California Legislature responded to this trend by requiring a minimum number of licensed nurses at the bedside. Due to this new regulatory requirement, any acute care facilities we target for acquisition or development in California may be required to increase their licensed nursing staff or decrease their admittance rates as a result.

     Finally, on May 7, 2004, CMS issued a final rule to update the annual payment rates for the Medicare prospective payment system for services provided by long term care hospitals. The rule increases the Medicare payment rate for long-term care hospitals by 3.1% starting July 1, 2004. Medicare expects aggregate payment to these hospitals to increase to $2.96 billion during the 2005 long-term care hospital rate year. Long-term care hospitals, one of the types of facilities we are targeting, are defined generally as hospitals that have an average Medicare inpatient length of stay greater than 25 days.

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

INSURANCE

     We have purchased general liability insurance (lessor's risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases with tenants also require the tenants to carry general liability, professional liability, all risks, loss of earnings and other insurance coverages and to name us as an additional insured under these policies. We expect that the policy specifications and insured limits will be appropriate given the relative risk of loss, the cost of the coverage and industry practice.

EMPLOYEES

     We employ 11 full-time employees and 1 part-time employee as of the date of this prospectus. We anticipate hiring approximately 10 to 12 additional full-time employees during the next 12 months, commensurate with our growth. We believe that our relations with our employees are good. None of our employees is a member of any union.

LEGAL PROCEEDINGS

     We are not involved in any material litigation nor, to our knowledge, is any material litigation pending or threatened against us.

                                 OUR PORTFOLIO

OUR CURRENT PORTFOLIO OF FACILITIES

     Our current portfolio of facilities consists of eight healthcare facilities, six of which are in operation and are referred to as the Highmark Facilities and two of which are under development. Four of the Highmark Facilities are rehabilitation hospitals and two are long-term acute care hospitals. The facilities under development are a community hospital and an adjacent medical office building that is master-leased by the tenant of the hospital. All of the leases for the hospitals currently in operation have initial terms of 15 years. The initial lease term for the community hospital under development began when construction commenced and will end 15 years after completion of construction. The initial lease term for the adjacent medical office building began when construction commenced and will end 10 years after completion of construction. The leases for all of the facilities in our current portfolio provide for contractual base rent and an annual rent escalator. The leases for the Highmark Facilities also provide for percentage rent based on an agreed percentage of the tenants'

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

gross revenue. The following table sets forth information, as of September 30, 2004, regarding our current portfolio of facilities:

                                                                             2005           2006
                                                                          CONTRACTUAL    CONTRACTUAL      GROSS PURCHASE
                                                            NUMBER OF        BASE           BASE        PRICE OR PROJECTED
LOCATION                          TYPE           TENANT      BEDS(1)        RENT(2)        RENT(2)      DEVELOPMENT COST(3)
--------                     ---------------  ------------  ----------    -----------    -----------   ---------------------
Operating
Bowling Green, Kentucky....  Rehabilitation   Highmark
                             hospital         Healthcare,
                                              LLC(4)            60        $4,290,912     $4,785,570        $ 38,175,377
Marlton, New Jersey(5).....  Rehabilitation(6) Highmark
                             hospital         Healthcare,
                                              LLC(4)            76         3,726,910      4,156,549          33,157,564
Fresno, California.........  Rehabilitation   Highmark
                             hospital         Healthcare,
                                              LLC(4)            62         2,097,779      2,339,612          18,663,517
Thornton, Colorado.........  Rehabilitation   Highmark
                             hospital         Healthcare,
                                              LLC(4)           117           932,540      1,063,460           8,483,417
New Bedford,                 Long-term        Highmark
 Massachusetts.............  acute care       Healthcare,
                             hospital         LLC(4)            90         2,424,603      2,764,996          22,056,884
Kentfield, California......  Long-term        Highmark
                             acute care       Healthcare,
                             hospital         LLC(4)            60           858,182        957,114           7,635,075
SUBTOTAL...................  --               --               465        $14,330,926    $16,067,301       $128,171,834
                                                               ---        -----------    -----------       ------------
Under
Development
Houston, Texas.............  Community
                             hospital(7)      Stealth,       105(8)       $  763,403     $4,693,988        $ 42,600,000
                                              L.P.
Houston, Texas.............  Medical office
                             building(10)     Stealth,         n/a           658,757      2,017,815          20,500,000
                                              L.P.
SUBTOTAL...................  --               --               105        $1,422,160     $6,711,803        $ 63,100,000
                                                               ---        -----------    -----------       ------------
TOTAL......................  --               --               570        $15,753,086    $22,779,104       $191,271,834
                                                               ===        ===========    ===========       ============


                                  LEASE
LOCATION                       EXPIRATION
--------                     ---------------
Operating
Bowling Green, Kentucky....
                                July 2019
Marlton, New Jersey(5).....
                                July 2019
Fresno, California.........
                                July 2019
Thornton, Colorado.........
                               August 2019
New Bedford,
 Massachusetts.............
                               August 2019
Kentfield, California......
                                July 2019
SUBTOTAL...................        --
Under
Development
Houston, Texas.............
                             October 2020(9)
Houston, Texas.............
                             August 2015(11)
SUBTOTAL...................        --
TOTAL......................        --

---------------

 (1) Based on the number of licensed beds.

 (2) Based on leases in place as of the date of this prospectus. For facilities under development, assumes completion of construction in October 2005 for the community hospital and in August 2005 for the medical office building. Does not include rents that accrue during the construction period and are payable over the remaining lease term following the completion of construction.

 (3) Includes acquisition costs.

 (4) The tenant in each case is a separate, wholly-owned subsidiary of Highmark Healthcare, LLC.

 (5) Our interest in this facility is through a ground lease on the property.

 (6) Thirty of the 76 beds are pediatric rehabilitation beds operated by HBA Management, Inc.

 (7) Expected to be completed in October 2005.

 (8) Seventy-one of the 105 beds will be acute care beds operated by Stealth, L.P. and the remaining 34 beds will be long-term acute care beds operated by Triumph Southwest, L.P.

 (9) Following completion, the lease term will extend for a period of 15 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the community hospital from us at a price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.

(10) Expected to be completed in August 2005.

(11) Following completion, the lease term will extend for a period of 10 years. At any time during the term of the lease, the tenant has the right to terminate the lease and purchase the medical office building from us at a price equal to the greater of (i) that amount determined under a formula which would provide us an internal rate of return of at least 18% or (ii) appraised value assuming the lease is still in place.

  HIGHMARK FACILITIES

     General. We own or ground lease the six Highmark Facilities located in Bowling Green, Kentucky; Marlton, New Jersey; Fresno, California; Kentfield, California; Thornton, Colorado; and New Bedford, Massachusetts. We acquired these facilities from an unaffiliated third-party in July and August 2004 for an aggregate purchase price of approximately $128.2 million, including acquisition costs. We obtained an independent appraisal in connection with the purchase of these facilities, and the replacement cost equaled or exceeded the aggregate purchase price of the facilities. The Highmark Facilities are leased to

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subsidiaries of Highmark. Our leases of the Highmark Facilities require the tenant to carry customary insurance which is adequate to satisfy our underwriting standards.

     Highmark is an affiliate of Senior Real Estate Holdings, LLC, D/B/A The Hollinger Group, or The Hollinger Group. Highmark has been recently formed and had engaged in no meaningful operations prior to entering into the leases for the Highmark Facilities in July and August 2004. The principals of The Hollinger Group have extensive experience in developing, acquiring, managing and operating specialty healthcare facilities and senior care facilities. Brad E. Hollinger, the founder and chief executive officer of The Hollinger Group, has 18 years experience in all phases of senior care and healthcare activities. For financial information respecting Highmark and its affiliates, see the audited financial statements included elsewhere in this prospectus.

     Highmark Loans and Fees Receivable. In connection with our acquisition of the Highmark Facilities, MPT Development Services, Inc., our taxable REIT subsidiary, made loans of approximately $41.4 million to Highmark to acquire the operations at these locations. We refer to these loans as the acquisition loans. The acquisition loans accrue interest at the rate of 10.25% per year and are to be repaid over 15 years with interest only for the first three years and the principal balance amortizing over the remaining 12 year period. In connection with the acquisition of the Highmark Facilities, Highmark has also agreed to pay us commitment fees of approximately $1.5 million. The commitment fees are evidenced by notes that accrue interest at the rate of 10.25% per year and are to be paid over 15 years with interest only for the first three years and the principal balance amortizing over the remaining 12 year period.

     MPT Development Services, Inc. also made a loan of approximately $4.2 million to Highmark and its subsidiaries for working capital purposes. In October 2004 we loaned Highmark and its subsidiaries an additional $2.0 million for working capital purposes. We refer to these loans as the working capital loans. The working capital loans accrue interest at the rate of 10.25% per year and are to be repaid on or before January 1, 2005. We extended the term of the $4.2 million working capital loan, which was originally due on or before October 1, 2004, to January 1, 2005. Any of these loans may be prepaid at any time without penalty.

     As security for the acquisition loans, the commitment fees and the working capital loans, each of the Highmark tenants and Highmark have granted us a security interest in their respective rights to receive payments, directly or indirectly, for any goods or services provided to any persons or entities; any records or data related to those rights; and all cash and non-cash proceeds resulting from those rights. As additional security for the acquisition loans, the commitment fees, and the working capital loans, Highmark has pledged to us all of its interests in each of the tenants, and Mr. Hollinger has pledged to us his 100% interest in Highmark. In addition, Mr. Hollinger, The Hollinger Group and Highmark Management, LLC, another affiliate of Mr. Hollinger, have guaranteed the repayment of the loans and the payment of the commitment fees; however, Mr. Hollinger's personal liability is limited. See "--Lease Guaranties and Security."

     Each Highmark lease provides that, so long as the acquisition loans are outstanding, after January 1, 2005, and beginning with the calendar month after the month in which aggregate gross revenues for the Highmark Facilities exceed a revenue threshold, the tenant will pay, in addition to base rent, percentage rent in an amount equal to 2% of revenues for the preceding month. Each January 1 thereafter during the term of each lease, the percentage rent will be decreased pro rata based on the amount of the principal reduction of the acquisition loans during the previous calendar year.

     Capital Improvements. The tenant under each Highmark lease is responsible for all capital expenditures required to keep the facility in compliance with applicable laws and regulations. Beginning on July 1, 2005, each tenant will make quarterly deposits into a capital improvement reserve account for the particular facility in the amount of $1,500 per bed per year, except that the first deposit will be pro-rated based on one-half of a year. On each January 1 thereafter, the payment of $1,500 per bed per year into the capital improvement reserve will be increased by 2.5%. All capital expenditures made in each year during the term of the lease will be funded first from the capital improvement reserve, and the tenant will

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

pay into its respective capital improvement reserve such funds as necessary for all replacements and repairs.

     Lease Guaranties and Security. Each Highmark lease is guaranteed by Mr. Hollinger, Highmark, Highmark Management, LLC and The Hollinger Group. The guaranty is an absolute and irrevocable guarantee of full payment and performance; however, Mr. Hollinger's personal liability for lease guaranty, the loan guaranty and for environmental indemnification is limited to $5 million in the aggregate. Each Highmark lease is cross-defaulted with the other leases for the Highmark Facilities. In addition, Highmark has pledged to us all of its interests in each of the tenants, and Mr. Hollinger has pledged to us his interest in Highmark. As security for the leases, each of the Highmark tenants has granted us a security interest in all personal property, other than receivables, located at the Highmark facilities.

     Purchase Option. At the expiration of each Highmark lease, each tenant will have the option to purchase the facility at a purchase price equal to the greater of (i) the appraised value of the facility, determined assuming the lease is still in place, or (ii) the purchase price we paid for the facility, including acquisition costs, increased by 2.5% per annum from the date of purchase. The leases also provide that, under certain limited circumstances, the tenant will have the right to present us with a choice of one out of three proposed exchange facilities to be substituted for the leased facility. If we elect to consummate the exchange, the existing lease would terminate and the parties would enter into a new lease for the substituted facility. If we elect not to proceed with the exchange, the tenant would have the right to terminate the lease and purchase the leased facility for appraised value, determined assuming the lease is still in place.

  BOWLING GREEN, KENTUCKY

     General. This facility, licensed for 60 beds, is an approximately 62,500 gross square foot rehabilitation hospital located in Bowling Green, Kentucky. Construction of the facility was completed in 1992. We acquired a fee simple interest in this facility on July 1, 2004 for a purchase price of approximately $38.2 million including acquisition costs.

     Lease. This facility is 100% leased to 1300 Campbell Lane Operating Company, LLC, a wholly-owned subsidiary of Highmark, pursuant to a 15-year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  MARLTON, NEW JERSEY

     General. This facility, licensed for 76 beds, is an approximately 89,139 gross square foot rehabilitation hospital located in Marlton, New Jersey. Marlton, New Jersey is in the Philadelphia, Pennsylvania metropolitan area. Construction of the facility was completed in 1994. We acquired a ground lease interest in this facility on July 1, 2004 for a purchase price of approximately $33.2 million including acquisition costs. We ground lease the property on which the facility is located from Virtua West Jersey Health System, a New Jersey non-profit corporation, pursuant to a ground lease dated July 15, 1993. The initial term of the ground lease expires in 2030. We have the right to renew the ground lease for an additional term of 35 years upon the satisfaction of certain conditions as set forth in the ground lease.

     Lease. This facility is leased to 92 Brick Road Operating Company, LLC, a wholly-owned subsidiary of Highmark, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

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

     HBA Management, Inc., or HBA, has subleased the entire third floor of the hospital facility, approximately 26,896 square feet, for the operation of a 30-bed pediatric comprehensive rehabilitation unit and related office use, together with certain fixtures, furnishings and equipment located in the subleased premises. The current term of the sublease expires on August 31, 2013. HBA has the option to extend the sublease term for two additional terms of five years each. Base annual rent due under the sublease through September 30, 2005 is approximately $1,112,980 per annum, with adjustments annually thereafter. In addition to base annual rent, HBA is required to pay its proportionate share of all reimbursable expenses.

  FRESNO, CALIFORNIA

     General. This facility, licensed for 62 beds, is an approximately 78,258 gross square foot rehabilitation hospital located in Fresno, California. Construction of the facility was completed in 1990. We acquired a fee simple interest in this facility on July 1, 2004 for approximately $18.7 million including acquisition costs.

     Lease. This facility is leased to 7173 North Sharon Avenue Operating Company, LLC, a wholly-owned subsidiary of Highmark, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  THORNTON, COLORADO

     General. This facility, licensed for 117 beds, is an approximately 141,388 gross square foot rehabilitation hospital located in Thornton, Colorado, which is in the Denver, Colorado metropolitan area. Of the 117 beds, 70 are rehabilitation beds, 23 are psychiatric beds and 24 are skilled nursing care beds. Construction of the original facility was completed in 1962 with additions completed as recently as 1975. We acquired a fee simple interest in this facility on August 17, 2004 for a purchase price of approximately $8.5 million including acquisition costs.

     Lease. This facility is leased to 8451 Pearl Street Operating Company, LLC, a wholly-owned subsidiary of Highmark, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on August 17, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  KENTFIELD, CALIFORNIA

     General. This facility, licensed for 60 beds, is an approximately 43,500 gross square foot long-term acute care hospital located in Kentfield, California, which is in Marin County, approximately 15 miles north of San Francisco. Construction of the facility was completed in 1963 with the last renovations in 1988. We acquired a fee simple interest in this facility on July 1, 2004 for a purchase price of approximately $7.6 million including acquisition costs.

     Lease. This facility is leased to 1125 Sir Francis Drake Boulevard Operating Company, LLC, a wholly-owned subsidiary of Highmark, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on July 1, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

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

  NEW BEDFORD, MASSACHUSETTS

     General. This facility, licensed for 90 beds, is an approximately 70,657 gross square foot long-term acute care hospital located in New Bedford, Massachusetts, which is in the Boston metropolitan area. Construction of the original facility was completed in 1942 with additions completed as recently as 1995. We acquired a fee simple interest in this facility on August 17, 2004 for a purchase price of approximately $22.0 million including acquisition costs.

     Lease. This facility is leased to 4499 Acushnet Avenue Operating Company, LLC, a wholly-owned subsidiary of Highmark, pursuant to a 15 year net-lease with the tenant responsible for all costs of the facility, including, but not limited to, taxes, utilities, insurance and maintenance. The tenant has three options to renew for five years each. Beginning on August 17, 2005, the per annum base rent will be equal to 12.23% of the purchase price, including acquisition costs. On January 1, 2006 and on each January 1 thereafter, the base rent will be increased by 2.5%.

  HOUSTON, TEXAS

     General. In June 2004, we entered into agreements with Stealth, L.P., or Stealth, and its affiliate, GP Medical Ventures, LLC, or GPMV, to develop a community hospital and adjoining medical office building in Houston, Texas. We have engaged GPMV to develop a 105 bed, 121,884 gross square foot community hospital. Seventy-one beds will be acute care beds to be operated by Stealth and 34 will be long-term acute care beds to be operated by Triumph Southwest, L.P., or Triumph, a tenant of Stealth. We have engaged a third-party developer to develop an adjacent 120,000 gross square foot medical office building on the property. We refer to these facilities as the Houston Facilities. Pursuant to the agreements with Stealth and GPMV, we have formed two Delaware limited partnerships, MPT West Houston Hospital, L.P., or the hospital limited partnership, which will own the community hospital, and MPT West Houston MOB, L.P., or the MOB limited partnership, which will own the adjoining medical office building. Stealth will be required to maintain insurance that is adequate to satisfy our underwriting standards.

     West Houston GP, L.P., an affiliate of GPMV, holds a 25% general partnership interest in Stealth. The limited partners of Stealth, which currently hold a 75% interest, consist of 85 physicians. The sole business of Stealth is the operation of the community hospital offering multi-specialty services and the medical office building. Because those facilities are still in the construction phase, Stealth has had no meaningful operations to date. Stealth has provided to us unaudited financial statements reflecting that, as of June 30, 2004, it had tangible assets of approximately $6.6 million, including cash of approximately $4.3 million, liabilities of approximately $300,000 and owners' equity of approximately $6.2 million.

     Our operating partnership owns an approximate 93% limited partnership interest in the hospital limited partnership and Stealth owns an approximate 6% limited partnership interest. MPT West Houston Hospital, LLC, a wholly-owned limited liability company of our operating partnership, owns the 1% general partnership interest in the hospital limited partnership. Currently, our operating partnership owns all of the limited partnership interests in the MOB limited partnership and MPT West Houston MOB, LLC, a wholly-owned subsidiary of our operating partnership, owns the 1% general partnership interest. We are in the process of offering up to 40% of the limited partnership interests in the MOB limited partnership to local physicians who are expected to be affiliated with the hospital.

     The hospital limited partnership and MOB limited partnership each own a fee simple interest in the undeveloped land on which the facilities are being constructed, as well as adjacent undeveloped land. In addition, Stealth has an option to reacquire approximately 14.5 acres of land owned by the hospital limited partnership, which land is located adjacent to the land on which the facilities are being constructed. The option price for this parcel is equal to the original cost to us. Stealth also has a right of first offer to purchase this parcel should we determine to sell it to a third party.

     In connection with the development of the Houston Facilities, we are entitled to a commitment fee from Stealth in the estimated amount of $932,125. This fee is to be paid 15 years from the date of

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

completion of the hospital facility, with interest thereon at the rate of 10.75% per year, and is unsecured but is cross-defaulted with the leases we have with Stealth at the Houston Facilities. Stealth is to commence making monthly interest payments beginning the first month after completion of the hospital facility.

     In addition, MPT Development Services, Inc., our taxable REIT subsidiary, has agreed to make a working capital loan to Stealth in an amount up to $1.62 million. To date, no funds have been drawn by Stealth. This loan is to be repaid 15 years from the date of completion of the hospital facility, with interest at the rate of 10.75% per year, and is unsecured but cross-defaulted with the leases we have with Stealth at the Houston Facilities. Stealth is to commence making monthly interest payments beginning the first month after completion of the hospital facility. Either the fee or the working capital loan may be prepaid at any time without penalty, except that a minimum prepayment of $500,000 is required for the working capital loan.

     If either we or Stealth determine in good faith, after consultation with healthcare counsel, that healthcare law prohibitions or restrictions require the physician-limited partners to divest their ownership interests in Stealth, we have agreed to issue up to $6 million of limited partnership interests in the hospital limited partnership to Stealth to be used as part of the consideration to completely redeem the physician-limited partners' ownership interests in Stealth. We have agreed to lend Stealth the $6 million to purchase the limited partnership interests in the hospital limited partnership, which loan would accrue interest at the rate of not less than 10.75% per year, and would be paid over 10 years. If this transaction is necessary, we do not expect it to occur prior to the end of the second quarter of 2005.

     Development Agreements. The hospital limited partnership has agreed to pay GPMV a development fee of approximately $700,000, a construction management fee not to exceed $200,000, and a contingent funds fee of approximately $450,000. The MOB limited partnership has agreed to pay the developer of the MOB a development fee of approximately $550,000, a construction management fee of $300,000, and a contingent funds fee of approximately $350,000. Upon the completion of the development of the facilities, we will obtain independent as-built appraisals of the facilities.

     Stealth is to pay MPT Development Services, Inc., our taxable REIT subsidiary, a project inspection fee for construction coordination services of $100,000 in the case of the hospital facility and $50,000 in the case of the adjacent medical office building. These fees are to be paid, with interest at the rate of 10.75% per year, over a 15 year period beginning on the date that the hospital facility is completed. The total development costs for the facilities, including acquisition cost, development services fee, commitment fee, project management fee, and construction costs, are estimated to be $42.6 million for the hospital facility and $20.5 million for the medical office building. Construction, which commenced in July 2004, is expected to be completed in October 2005 for the hospital and in August 2005 for the adjacent medical office building. During the construction period, we will advance funds pursuant to requests made in accordance with the terms of the development agreements between us and the developers. We have agreed to fund 100% of the total development costs for the hospital facility and the adjacent medical office building. Our agreement with Stealth provides that 60% of this funding is to be in the form of debt for the hospital facility and 80% in the form of debt for the adjoining medical office building. If we obtain third-party construction financing, the debt portion of the development costs will be provided by the third-party lender.

     Leases. We are leasing the facilities to Stealth during the construction phase with rent accruing until the completion dates and the accrued rent to be paid over the remaining lease term once the facilities are completed. Following the completion dates, the lease term will extend for a period of 15 years for the hospital and 10 years for the medical office building. Stealth will have three options to renew each lease for a period of five years each. On January 1, 2006 and on each January 1 thereafter, the base rent for the hospital will increase 2.5% and the base rent for the medical office building will increase 2.0%. The leases are net-leases with Stealth responsible for all costs and expenses associated with the operation, maintenance and repair of the facilities. Triumph has subleased an entire floor of the hospital facility in order to operate 34 long-term acute care beds. The sublease is for a term of 180 months following the

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completion of the construction of the hospital facility. The sublease grants to
Triumph options to extend the term of the sublease for three additional periods of five years each. The sublease requires Triumph to pay rent in an amount equal to 12% of all rent and other charges payable by Stealth to us under our lease with Stealth, with certain exclusions. The sublease provides that Stealth's obligations under the sublease are conditioned upon the execution of a guaranty by Triumph HealthCare of Texas, L.L.C. and Triumph HealthCare, L.L.P. The sublease grants Stealth the right to relocate Triumph to a new facility to be constructed adjacent to and attached to the hospital facility. In order to exercise the relocation right, Stealth must give Triumph at least 270 days' notice prior to the date of such relocation. Triumph must vacate the subleased premises on or before the relocation date specified in the notice from Stealth, which cannot be earlier than 270 days after the date of the relocation notice.

     Triumph has subleased 9,726 square feet of net rentable area in the medical office building for use as a medical office exclusively for the practice of medicine, the operation of a medical office and the provision of related administrative services, or medical related use. The sublease is for a term of 120 months following the earlier of the date of final completion of the leasehold improvements, or the date on which Triumph commences business in the subleased premises. The sublease grants to Triumph options to extend the term of the sublease for four additional periods of five years each. The sublease requires Triumph to pay annual base rent for year one through ten calculated at $20 per net rentable square foot. Beginning on the first anniversary of the lease and on each anniversary date thereafter, base rent is increased to an amount equal to 1.02 times or 102% of the base rent payable in the previous year. The lease also requires Triumph to pay its pro rata share of annual operating expenses, taxes and insurance relating to the medical office building. The sublease provides that Stealth's obligations under the sublease are conditioned upon the execution of a guaranty by Triumph HealthCare of Texas, L.L.C. and Triumph HealthCare, L.L.P. The medical office building sublease with Triumph also runs concurrently with Stealth's lease with us. In the event our lease with Stealth is terminated, the sublease on the hospital with Triumph is also terminated.

     Purchase Option. At any time during the term of the applicable lease, Stealth has the right to purchase either the hospital or the medical office building at a price equal to the greater of (i) that amount determined under a formula that would provide us an internal rate of return of at least 18% and
(ii) fair market value assuming the lease is still in place. At the expiration of the applicable lease, Stealth will have the right to purchase the hospital and the medical office building at a price equal to the greater of (i) the total development costs (including any capital additions funded by us, but excluding any capital additions funded by Stealth) increased by 2.50% per year, and (ii) appraisal assuming the lease is still in place. The leases also provide that under certain limited circumstances, the tenant will have the right to present us with a choice of one out of three proposed exchange facilities to be substituted for the leased facility. If we elect to consummate the exchange, the existing lease would terminate and the parties would enter into a new lease for the substituted facility. If we elect not to proceed with the exchange, the tenant would have the right to terminate the lease and purchase the leased facility for appraised value, determined assuming the lease is still in place.

     Right of First Offer to Purchase. At any time during the term of the applicable lease for either the hospital or the medical office building, Stealth has a right of first offer to purchase the facility in the event we decide to sell the facility to a third-party.

     Lease Guaranty. The leases for the Houston Facilities are cross-defaulted and are guaranteed by West Houston G.P., L.P. and West Houston Joint Ventures, Inc., affiliates of Stealth.

     Additional Security. To secure its performance of its lease obligations under the hospital lease, Stealth has obtained a certificate of deposit in the amount of $1,905,234. Triumph has obtained a certificate of deposit in the amount of $400,000 to secure the performance of its obligations under its sublease with Stealth. The sublease has been assigned to us as collateral security for Stealth's performance under its lease. Under the lease and the sublease, each of Stealth and Triumph, respectively, are required to give us a security interest in these certificates of deposit and to enter into control agreements with us and the issuing banks which provide that the banks will follow our instructions regarding the certificates of

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deposit. Once the hospital facility commences operations, Stealth is required to substitute a letter of credit in the amount of $1,905,234 in place of the $1,905,234 certificate of deposit; and on May 1, 2005, the sublease requires that Triumph substitute a letter of credit in the amount of $1,000,000 in place of the $400,000 certificate of deposit. The lease further provides that the Stealth letter of credit may be released in two increments of 50% of the total amount of the letter of credit over a 2 year period following the date on which Stealth generates a total rent (excluding additional charges) coverage from EBITDAR of at least 200% for 12 consecutive months.

     Capital Improvements. Stealth is responsible for all capital expenditures required to keep the Houston Facilities in compliance with applicable laws and regulations. Beginning on January 1, 2005, Stealth will make monthly deposits into a capital improvement reserve in the amount of $3,000 per year in the case of the medical office building and $2,500 per bed per annum in the case of the community hospital. On each January 1 thereafter, the payment into the capital improvement reserve will be increased by 2.0% in the case of the medical office building and by 2.25% in the case of the community hospital. All capital expenditures made in each year during the term of the lease will be funded first from the capital improvement reserve, and the tenant will pay into its respective capital improvement reserve such funds as necessary for all replacements and repairs.

ACQUISITION FACILITIES

     We intend to use the net proceeds of this offering to expand our portfolio by acquiring or developing additional net-leased healthcare facilities, which we refer to in this prospectus as our Acquisition Facilities. We expect the leases for each of these facilities to provide for contractual base rent and an annual rent escalator, and some of the leases may provide for percentage rent. The following table sets forth information regarding the Acquisition Facilities that we have under contract as of the date of this prospectus and that we consider to be probable acquisitions or developments:

  Operating

                                                                               CONTRACTUAL           GROSS
                                                             PROJECTED YEAR      ANNUAL        PURCHASE PRICE OR     PROJECTED
                                  PROSPECTIVE   NUMBER OF    ONE CONTRACTUAL      RENT       PROJECTED DEVELOPMENT     LEASE
LOCATION                 TYPE       TENANT       BEDS(1)        BASE RENT       INCREASE             COST            EXPIRATION
--------               --------   -----------   ----------   ---------------   -----------   ---------------------   ----------
                                                                $               $                $

---------------

(1) Based on the number of licensed beds.

  Development

                                                                          PROJECTED
                                                             EXPECTED     YEAR ONE     CONTRACTUAL   GROSS PURCHASE PRICE
                                  PROSPECTIVE   NUMBER OF   COMPLETION   CONTRACTUAL   ANNUAL RENT       OR PROJECTED
LOCATION                 TYPE       TENANT       BEDS(1)       DATE       BASE RENT     INCREASE       DEVELOPMENT COST
--------               --------   -----------   ---------   ----------   -----------   -----------   ---------------------
                                                                          $             $                $


                       PROJECTED
                         LEASE
LOCATION               EXPIRATION
--------               ----------

---------------

(1) Based on the number of licensed beds.

     We cannot assure you that we will acquire or develop any of the Acquisition Facilities under contract because each of these transactions is subject to a variety of conditions, including our completion of satisfactory due diligence and the satisfaction of customary closing conditions.

     In addition to the Acquisition Facilities under contract, as of           ,
2004, we have           Acquisition Facilities under letters of intent. The
Acquisition Facilities under letters of intent have an aggregate gross purchase
price and estimated development costs totaling approximately $     million. The
letters of intent are non-binding, and we cannot assure you that we will acquire or develop any of the Acquisition Facilities under letters of intent because each of these transactions is subject to a variety of conditions, including (i) the willingness of the parties to proceed with the contemplated transaction,

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

(ii) the negotiation of mutually-acceptable binding definitive agreements, (iii) our completion of satisfactory due diligence and (iv) the satisfaction of customary closing conditions.

     We have also identified a number of opportunities to acquire or develop additional Acquisition Facilities. In some cases, we are actively negotiating agreements or letters of intent with the owners or prospective tenants. In other instances, we have only identified the potential opportunity and had preliminary discussions with the owner or prospective tenant. None of these potential acquisitions or developments is under a letter of intent, and we cannot assure you that we will complete any of these potential acquisitions or developments.

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                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     Our business and affairs are managed under the direction of our board of directors, which consists of seven members, two of whom are members of our senior management team and five of whom our board of directors has determined to be independent in accordance with the listing standards established by the New York Stock Exchange, or NYSE. Each director is elected to serve until the next annual meeting of stockholders and until his successor is elected and qualified. The terms of our present directors will expire at our 2005 annual meeting of stockholders. The following table sets forth certain information regarding our executive officers and directors:

NAME                                AGE                       POSITION
----                                ---                       --------
Edward K. Aldag, Jr. .............   40   Chairman of the Board, President, Chief
                                          Executive Officer and Secretary
R. Steven Hamner..................   47   Executive Vice President and Chief Financial
                                          Officer
William G. McKenzie...............   46   Vice Chairman of the Board
Emmett E. McLean..................   49   Executive Vice President, Chief Operating
                                          Officer, Treasurer and Assistant Secretary
G. Steven Dawson..................   46   Director
Keith T. Ghezzi, M.D. ............   49   Director
Joseph V. Green...................   54   Director
Robert E. Holmes, Ph.D. ..........   62   Director*
Charles C. Pitts..................   41   Director

---------------
* Mr. Holmes has been designated as our lead independent director.

     The following is a summary of certain biographical information concerning our directors and executive officers:

     Edward K. Aldag, Jr. is one of our founders and is our chairman of the board, president, chief executive officer and secretary, having served in those positions since our formation in August 2003. Prior to that, Mr. Aldag served as an executive officer and director with our predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc., that had aggregate assets valued at more than $500 million. Mr. Aldag played an integral role in the formation of investor groups, structuring the financing, and closing the transactions. Guilford Medical Properties, Inc. owned numerous rehabilitation hospitals across the country and net-leased them to four different national healthcare providers. Mr. Aldag served as president and a member of the board of directors of Guilford Medical Properties, Inc. from its inception until selling his interest in the company in 2001. Mr. Aldag was the president and a member of the board of directors of Guilford Capital Corporation from 1998 to 2002 and from 1990 to 1998 served as executive vice president, chief operating officer and a member of the board of directors. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama in 1986 with a major in corporate finance.

     R. Steven Hamner is one of our founders and has served as executive vice president and chief financial officer since September 2003. In August and September 2003, Mr. Hamner served as our executive vice president and chief accounting officer. From October 2001 through March 2004, he was the managing director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was vice president and chief financial officer of United Investors Realty Trust, a publicly-traded REIT. For the 10 years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors.

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

Mr. Hamner received a B.S. in Accounting from Louisiana State University in 1979. Mr. Hamner is a certified public accountant.

     William G. McKenzie is one of our founders and has served as the vice chairman of our board of directors since September 2003. Mr. McKenzie has served as a director since our formation and served as the executive chairman of our board of directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of our predecessor. From 1998 to the present, Mr. McKenzie has served as president, chief executive officer and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was executive vice president and chief operating officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was senior vice president of Managed Care and executive vice president of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was hospital administrator and chief financial officer and held other management positions with several private acute care organizations. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado in 1995 and a B.S. in Business Administration from Troy State University in 1981. He has served in numerous capacities with the Alabama Hospital Association.

     Emmett E. McLean is one of our founders and has served as executive vice president, chief operating officer and treasurer since September 2003. Mr. McLean has served as assistant secretary since April 2004. In August and September 2003, Mr. McLean also served as our chief financial officer. Mr. McLean was one of our directors from September 2003 until April 2004. From June to September, 2003, Mr. McLean served as executive vice president, chief financial officer, and treasurer and board member of our predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1995 to 2000, Mr. McLean served as senior vice president -- development, secretary, treasurer and a board member of PsychPartners, L.L.C., a healthcare services and practice management company. PsychPartners, L.L.C. filed a petition under the federal bankruptcy laws in January 2000. From 1992 to 1994, he was senior vice president, chief financial officer and secretary of Diagnostic Health Corporation, a healthcare services company. From 1984 to 1992, he worked for Dean Witter Reynolds, Inc., now Morgan Stanley, and Smith Barney, now Citigroup, in the corporate finance departments of their respective investment banking businesses. From 1977 to 1982, Mr. McLean worked as a commercial banker for SunTrust Banks, Inc. Mr. McLean received an MBA from the University of Virginia in 1984 and a B.A. in Economics from The University of North Carolina in 1977.

     G. Steven Dawson has served as a member of our board of directors since April 2004. From July 1990 to September 2003, Mr. Dawson was chief financial officer and senior vice president-finance of Camden Property Trust (NYSE: CPT) and its predecessors, a REIT engaged in the development, ownership, management, financing and sale of multi-family properties throughout the southern United States. He serves as a director of US Restaurant Properties, Inc. (NYSE: USV) and AmREIT (AMEX: AMY), and has served as the chairman of the audit committees of those companies since 2000. Mr. Dawson is also the lead outside director and chairman of the compensation committee for AmREIT. He is a director and the chairman of the audit committee for Desert Capital REIT, Inc., a public, unlisted mortgage REIT based in Las Vegas. He also serves on the board of directors and as the audit committee chairman of American Campus Communities (NYSE: ACC), and is on the board of a private cabling contractor based in Houston. He is involved with various charitable, non-profit and educational organizations, including serving on the board of His Grace Foundation, a charity providing services to the families of children in the Bone Marrow Transplant Unit of Texas Children's Hospital, and as a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University. Mr. Dawson received a degree in business from Texas A&M University in 1980.

     Keith T. Ghezzi, M.D. has served as a member of our board of directors since April 2004. Dr. Ghezzi is a practicing emergency physician and associate clinical professor of emergency medicine and surgery at the George Washington University School of Medicine and Health Sciences. He is also the principal of
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Ghezzi & Associates, LLC, a consulting firm engaged in strategic advisory, operational turnaround and merger and acquisition activities. From 1996 to 1998, he was chief operating officer of Inova Fairfax Hospital and vice president of the Inova Health System, a not-for-profit healthcare system based in northern Virginia. He was medical director and chief operating officer of George Washington University Hospital from 1993 to 1996, and a director of The George Washington University Health Plan. He currently serves on the board of directors of the American Society of Law, Medicine, and Ethics and the Washington Regional Transplant Consortium, which he previously chaired. Dr. Ghezzi received an MBA in finance with distinction from The Wharton School of the University of Pennsylvania in 2001. He received an M.D. degree from Georgetown University School of Medicine in 1982 and a B.A. in chemistry, summa cum laude, from Washington and Jefferson College in 1977.

     Joseph V. Green has served as a member of our board of directors since April 2004. Mr. Green is the president, chief financial officer and secretary of Winston Hotels, Inc. (NYSE: WXH), a REIT specializing in the finance, acquisition and development of premium, upscale hotels. Mr. Green has served in those capacities since November 2003, May 1999 and November 2002, respectively. From May 1999 to November 2003, he served as the executive vice president of that company. From 1998 to 1999, Mr. Green was executive vice president -- acquisitions and finance of Winston Hotels, Inc. after having advised Winston Hospitality, Inc. on matters regarding hotel acquisitions and finance, including the initial public offering of Winston Hotels, Inc. in June 1994. Mr. Green graduated from East Carolina University in 1972, received a J.D. degree from Wake Forest University School of Law in 1976 and received an LL.M. in Taxation from Georgetown University in 1978.

     Robert E. Holmes, Ph.D., has served as a member of our board of directors since April 2004. Mr. Holmes, our lead independent director, is the Dean and Professor of Management of the School of Business at the University of Alabama at Birmingham, positions he has held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the author of more than 20 scholarly publications, is past president of the Southern Business Administration Association, and is actively involved in the International Association for Management Education. Mr. Holmes received a bachelor's degree from the University of Texas at Austin in 1964, an MBA from University of North Texas in 1967, and received his Ph.D. from the University of Arkansas, with an emphasis on management strategy, in 1971.

     Charles C. Pitts has served as a member of our board of directors since April 2004. Mr. Pitts is Chief Executive Officer of UnitedHealthcare of North Carolina, Inc., a division of the UnitedHealth Group, Inc. of Minneapolis, Minnesota, a position he has held since July 2003. United Health Group, Inc. serves approximately one million customers in North and South Carolina. Prior to his current position, Mr. Pitts was President and Chief Executive Officer of the Gulf States Division of UnitedHealth Group. Mr. Pitts has held several positions with UnitedHealth Group, which he joined in 1989. Mr. Pitts received a B.A. degree from Washington and Lee University in 1985 and an MBA from the University of Alabama in 1987.

CORPORATE GOVERNANCE -- BOARD OF DIRECTORS AND COMMITTEES

     Our board of directors has adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, and has also adopted corporate governance guidelines to assist the board of directors in the administration of its duties. Our corporate governance guidelines and the listing standards of the NYSE require that a majority of the members of our board of directors be independent. Board members are recommended for nomination by our ethics, nominating and corporate governance committee. Nominations must satisfy the standards established by that committee for membership on our board of directors.

     Our directors generally meet quarterly or more frequently if necessary. The directors are regularly kept informed about our business at meetings of the board of directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions

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

without the presence of any corporate officers. Mr. Holmes has been selected by the board of directors to serve as lead independent director and in that capacity presides at meetings of the non-management directors, coordinates the preparation for meetings of the board of directors with our chief executive officer, and serves as the liaison between the board of directors and our chief executive officer.

     Our board of directors has established audit, compensation and ethics, nominating and corporate governance committees, the principal functions and membership of which are briefly described below. The charters of these committees, along with our code of ethics and business conduct and our corporate governance guidelines, will be available on our website upon completion of this offering.

  AUDIT COMMITTEE

     Our board of directors has established an audit committee, which is comprised of three independent directors, Messrs. Dawson and Green and Dr. Ghezzi. Mr. Dawson serves as the chairperson of the audit committee and also serves on the audit committee of four other public companies. Our board of directors has determined that Mr. Dawson's service on the audit committees of other public companies does not impair his ability to serve on our audit committee. The audit committee oversees (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements;
(iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; and (v) the performance of our internal and independent auditors. The audit committee also:

     - has sole authority to appoint or replace our independent auditors;

     - has sole authority to approve in advance all audit and non-audit services by our independent auditors;

     - monitors compliance of our employees with our standards of business conduct and conflict of interest policies; and

     - meets at least quarterly with our senior executive officers, internal audit staff and our independent auditors in separate executive sessions.

     The specific functions and responsibilities of the audit committee are set forth in the audit committee's charter. Our board of directors has determined that each of the members of the audit committee is financially literate, as such term is interpreted by our board of directors. In addition, our board of directors has determined that Mr. Dawson qualifies as an "audit committee financial expert" under the current SEC regulations.

  COMPENSATION COMMITTEE

     Our board of directors has established a compensation committee, which is comprised of three independent directors, Messrs. Pitts and Green and Dr. Ghezzi. Mr. Pitts serves as the chairperson of the compensation committee. The principal functions of the compensation committee are to:

     - evaluate the performance of our executive officers;

     - review and approve the compensation for our executive officers;

     - review and make recommendation to the board with respect to our incentive compensation plans and equity-based plans; and

     - administer our equity incentive plan.

     The compensation committee also reviews and approves corporate goals and objectives relevant to the chief executive officer's compensation, evaluates the chief executive officer's performance in light of those goals and objectives, and establishes the chief executive officer's compensation levels based on its evaluation. The compensation committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the chief executive officer or any other executive officer or director. The compensation committee has engaged a compensation consultant to

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

perform a comprehensive review and provide recommendations to the compensation committee regarding the compensation of our officers and directors. The specific functions and responsibilities of the compensation committee are set forth in more detail in the compensation committee's charter.

  ETHICS, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Our board of directors has established an ethics, nominating and corporate governance committee. Membership of the committee is comprised of three independent directors, Messrs. Dawson, Pitts and Holmes. Mr. Holmes serves as the chairperson of this committee. The ethics, nominating and corporate governance committee is responsible for, among other things, recommending the nomination of qualified individuals to become directors, recommending the composition of committees of our board, periodically reviewing the Board's performance and effectiveness as a body and recommend proposed changes to the board of directors, and periodically reviewing our corporate governance guidelines and policies. The specific functions and duties of the ethics, nominating and corporate governance committee are set forth in the committee's charter.

  VACANCIES ON OUR BOARD OF DIRECTORS

     Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of the holders of at least two-thirds of all of our common stock outstanding and entitled to vote generally for the election of directors. Unless filled by a vote of the stockholders in the event a director is removed as permitted by Maryland law, a vacancy created by death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled by a vote of a majority of the remaining directors although less than a quorum. Vacancies created by an increase in the number of directors must be filled by a vote of majority of the entire board.

LIMITED LIABILITY AND INDEMNIFICATION

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholder for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for money damages to the fullest extent permitted under Maryland law.

     The MGCL requires a corporation, unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. See "Certain Provisions of Maryland Law and of Our Charter and
Bylaws -- Indemnification and Limitation of Directors' and Officers' Liability."

     We maintain a directors and officers liability insurance policy. We have also entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee's written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

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

     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance and payment of indemnifiable expenses and losses.

     The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable. As a result, indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws.

DIRECTOR COMPENSATION

     As compensation for serving on our board of directors, each of our independent directors receives an annual fee of $20,000 and an additional $1,000 for each board of directors meeting attended. In addition, each independent director is paid $1,000 for attendance at each meeting of a committee on which he serves. Committee chairmen receive an additional $5,000 per year except that the audit committee chairman receives an additional $10,000 per year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings. Directors who are also officers or employees of our company receive no additional compensation for their service as directors. At the time of each annual meeting of our stockholders following his or her election to the board of directors, each independent director will receive 2,000 shares of our common stock, restricted as to transfer for three years, or a comparable number of deferred stock units. Our compensation committee may change the compensation of our independent directors in its discretion.

     Upon joining our board of directors, each original independent director received a non-qualified option to purchase 20,000 shares of our common stock with an exercise price of $10.00 per share. One-third of these options vested upon grant. One-half of the remaining options will vest on each of the first and second anniversaries of the date of grant. In addition to this option to purchase stock, each of our original independent directors has been awarded 2,500 deferred stock units, which represent the right to receive 2,500 shares of common stock in October 2007 at no cost.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or earned by our chief executive officer and our other executive officers for 2003, together, the named executive officers, and the amounts we expect these individuals to be paid in 2004 based on their employment agreements:

                                                               RESTRICTED STOCK   OTHER ANNUAL    ALL OTHER
NAME AND POSITION               YEAR    SALARY      BONUS(1)      AWARDS(2)       COMPENSATION   COMPENSATION
-----------------               ----   --------     --------   ----------------   ------------   ------------
Edward K. Aldag, Jr. .........  2004   $350,000     $140,000         43,500         $50,462(3)     $30,769(4)
  Chairman, Chief Executive     2003    145,833(5)        --                         10,492(6)       9,249(7)
  Officer, President and
  Secretary
Emmett E. McLean..............  2004   $250,000     $100,000         20,500         $24,385(8)     $15,385(4)
  Executive Vice President,     2003    104,167(5)        --                             --         10,896(9)
  Chief Operating Officer,
  Treasurer and Assistant
  Secretary
R. Steven Hamner..............  2004   $250,000     $100,000         27,000         $24,385(8)     $15,385(4)
  Executive Vice President      2003    104,167(5)        --                             --          5,918(10)
  and Chief Financial Officer
William G. McKenzie...........  2004   $175,000     $ 70,000         15,000         $     0        $     0
  Vice Chairman of the Board    2003     72,917(5)        --                             --             --

---------------

(1) Pursuant to their employment agreements with us, each named executive officer is to receive a bonus for 2004 in an amount equal to not less than 40% of his 2004 annual salary, as reflected in the table. This bonus, at the discretion of the compensation committee, may be increased to an amount equal to 100% of his 2004 annual salary.

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

(2) To be awarded upon completion of this offering under our equity incentive plan. These restricted stock awards will vest at a rate of 8.33% per quarter beginning on the last day of the first calendar quarter after completion of this offering so long as each named executive officer remains an employee of ours. Dividends will be paid on the shares of restricted common stock.

(3) Represents a $12,000 automobile allowance and $25,000 payable to Mr. Aldag to reimburse him for the cost of tax preparation and financial planning services and $13,462 to reimburse Mr. Aldag for his tax liabilities associated with such payment.

(4) Represents reimbursement for life insurance premiums of $20,000 for Mr. Aldag and $10,000 for each of Messrs. McLean and Hamner and reimbursement of $10,769 for Mr. Aldag and $5,385 for each of Messrs. McLean and Hamner for tax liabilities associated with such premium reimbursements, but does not include any matching contributions under the 401(k) plan that we expect to adopt in 2004.

(5) For the partial year period from our inception in August 2003 until December 31, 2003.

(6) Represents a $7,000 automobile allowance and $3,492 payable to Mr. Aldag to reimburse him for the cost of tax preparation and financial planning services.

(7) Represents reimbursement for life insurance premiums of $9,249.

(8) Represents a $9,000 automobile allowance and $10,000 for the named executive officers to reimburse them for the cost of tax preparation services and $5,385 for the named executive officers to reimburse them for their tax liabilities associated with such tax preparation cost reimbursement.

(9) Represents reimbursement for life insurance premiums of $10,896.

(10) Represents reimbursement for life insurance premiums of $5,918.

EMPLOYMENT AGREEMENTS

     We have employment agreements with each of the named executive officers. These employment agreements provide the following annual base salaries: Edward
K. Aldag, Jr., $350,000; Emmett E. McLean, $250,000; R. Steven Hamner, $250,000;
and William G. McKenzie, $175,000. These base salaries for Messrs. Aldag, McLean and Hamner are to be increased by a minimum of 5% on January 1, 2005. On each January 1 thereafter, each of the executive officers is to receive a minimum increase in his base salary equal to the increase in the Consumer Price Index. These agreements provide that the executive officers, other than Mr. McKenzie, agree to devote substantially all of their business time to our operation. Each employment agreement is for a three year term which is automatically extended at the end of each year within such term for an additional one year period, unless either party gives notice of non-renewal as provided in the agreement. These employment agreements permit us to terminate each executive's employment with appropriate notice for or without "cause." "Cause" is generally defined to mean:

     - conviction of, or the entry of a plea of guilty or nolo contendere to, a felony (excluding any felony relating to the negligent operation of a motor vehicle or a conviction or plea of guilty or nolo contendere arising under a statutory provision imposing per se criminal liability due to the position held by the executive with us, provided the act or omission of the executive or officer with respect to such matter was not taken or omitted to be taken in contravention of any applicable policy or directive of the board of directors);

     - a willful breach of the executive's duty of loyalty which is materially detrimental to us;

     - a willful failure to perform or adhere to explicitly stated duties that are consistent with the executive's employment agreement, or the reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, the business code of ethics adopted by the board of directors, or the failure to follow the lawful directives of the board of directors provided such directives are consistent with the terms of the executive's employment agreement, which continues for a period of 30 days after written notice to the executive; and

     - gross negligence or willful misconduct in the performance of the executive's duties.

     Each executive has the right under his employment agreement to resign for "good reason." The following constitute good reason under the employment agreements: (i) the employment agreement is not automatically renewed by the company; (ii) the termination of certain incentive compensation programs; (iii) the termination or diminution of certain employee benefit plans, programs or material fringe benefits (other than for Mr. McKenzie); (iv) the relocation of our principal office outside of a 100 mile radius of Birmingham, Alabama (in the case of Mr. Aldag); or (v) our breach of the employment agreement which continues uncured for 30 days. In addition, in the case of Mr. Aldag, the following constitute good reason: (i) his removal from the board of directors without cause or his failure to be nominated or elected to the

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board of directors; or (ii) any material reduction in duties, responsibilities or reporting requirements, or the assignment of any duties, responsibilities or reporting requirements that are inconsistent with his positions with us.

     The executive employment agreements provide a monthly car allowance of $1,000 for Mr. Aldag and $750 for each of Messrs. McLean and Hamner. Messrs. Aldag, McLean and Hamner are also reimbursed for the cost of tax preparation and financial planning services, up to $25,000 annually for Mr. Aldag and $10,000 annually for each of Messrs. McLean and Hamner. We also reimburse each executive for the income tax he incurs on the receipt of these tax preparation and financial planning services. In addition, the employment agreements provide for annual paid vacation of six weeks for Mr. Aldag and three weeks for Messrs. McLean and Hamner and various other customary benefits. Mr. Aldag also receives up to $20,000 per year in reimbursement for life insurance premiums, which amount is to increase annually based on the increase in the Consumer Price Index for such year. Messrs. McLean and Hamner receive up to $10,000 per year in reimbursement for life insurance premiums which amount is to increase annually based on the increase in the Consumer Price Index for such year. We also reimburse each executive for the income tax he incurs on the receipt of these premium reimbursements.

     We have the right to obtain a key man life insurance policy for the benefit of the company on the life of each of our executives with a death benefit equal to the death benefit of such executive's whole life policy.

     The employment agreements referred to above provide that the executive officers are eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans is subject to the terms of said benefit plans as in effect from time to time.

     If the executive's employment ends for any reason, we will pay accrued salary, bonuses and incentive payments already determined, and other existing obligations. In addition, if we terminate an executive's employment without cause or if an executive terminates his employment for good reason, we will be obligated to pay (i) a lump sum payment of severance equal to the sum of (x) the product of three and the sum of the salary in effect at the time of termination plus the average cash bonus (or the highest cash bonus, in the case of Mr. Aldag) paid to such executive during the preceding three years, grossed up for taxes in the case of Mr. Aldag, and (y) the incentive bonus prorated for the year in which the termination occurred, (ii) other than for Mr. McKenzie, the cost of the executive's continued participation in the company's benefit and welfare plans (other than the 401(k) plan) for a three year period (or for a five year period in the case of Mr. Aldag), and (iii) certain other benefits as provided for in the employment agreement. Additionally, in the event of a termination by us for any reason other than cause or by the executive for good reason, all of the options and restricted stock granted to the executive will become fully vested, and the executive will have whatever period remains under the options in which to exercise all vested options.

     In the event of a termination of the employment of our executives as a result of death, then in addition to the accrued salary, bonus and incentive payments due to them, they shall become fully vested in their options and restricted stock, and their respective beneficiaries will have whatever period remains under the options to exercise such options. In addition, the executives would be entitled to their prorated incentive bonuses.

     In the event the employment of our executives ends as a result of a termination by us for cause or by the executives without good reason, then in addition to the accrued salary, bonuses and incentive payments due to them, the executives would be entitled to exercise their vested stock options pursuant to the terms of the grant, but all other unvested options and restricted stock would be forfeited.

     Upon a change of control, the named executive officers will become fully vested in their options and restricted stock and will have whatever period remains under the option in which to exercise their options. In addition, if any executive's employment is terminated by us for cause or by the executive without good reason in connection with a change of control, the executive will be entitled to receive an amount equal to the largest cash compensation paid to the executive for any twelve month period during his tenure multiplied by three. In general terms, a change of control occurs:

     - if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then-outstanding voting securities;

     - if we merge into or complete a share exchange, consolidation or other business combination transaction with another entity unless the holders of our voting stock immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent; or

     - upon the liquidation, dissolution, sale or disposition of all or substantially all of our assets such that after that transaction the holders of our voting stock immediately prior to the transaction own less than 50% of the voting securities of the acquiror or its parent.

     If payments become due as a result of a change in control and the excise tax imposed by Code Section 4999 applies, the terms of the employment agreements require us to gross up the amount payable to the executive by the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

     For an 18 month period after termination of an executive's employment for any reason other than (i) termination by us without cause or (ii) termination by the executive for good reason, each of the executives under these employment agreements has agreed not to compete with us by working with or investing in, subject to certain limited exceptions, any enterprise engaged in a business substantially similar to our business as it was conducted during the period of the executive's employment with us.

     The employment agreements provide that these named executive officers are eligible to participate in our equity incentive plan, as described in the section below titled "Equity Incentive Plan." The employment agreements also provide that the named executive officers are eligible to receive annual bonuses under our bonus policy. See "Annual Incentive Bonus Policy."

BENEFIT PLANS

  ANNUAL INCENTIVE BONUS POLICY

     We expect our compensation committee to adopt a cash incentive bonus policy for 2004. This policy will be subject to those provisions in our executive officers' employment agreements that provide that the executives will receive not less than 40% nor more than 100% of their base salaries under the policy. Our compensation committee will reevaluate the annual incentive bonus policy for our executive officers on an annual basis, subject to the maximum and minimum limitations previously described. In addition, the compensation committee may approve any additional bonus awards to any executive officer.

  401(K) PLAN

     We intend to establish and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees. The plan will allow eligible employees to defer, within prescribed limits, up to 15% of their compensation on a pre-tax basis through contributions to the plan. We will match each eligible participant's contributions, within prescribed limits, with an amount equal to
  % of the participant's first   % of contributions. In addition, we intend to
reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees will be eligible to participate in the plan if they meet the plan's requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements.

  EQUITY INCENTIVE PLAN

     We have adopted the Medical Properties Trust, Inc. 2004 Amended and Restated Equity Incentive Plan, or equity incentive plan, for the purpose of attracting and retaining directors, executive officers and
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

other key employees and consultants, including officers and employees of our operating partnership. The equity incentive plan provides that the aggregate number of shares of common stock as to which awards can be made pursuant to the equity incentive plan is 791,180. There remain 564,180 shares available for awards under the equity incentive plan, of which 435,000 shares have been reserved by the compensation committee for awards of restricted stock after December 31, 2005 based on our performance and, in the case of our officers and employees, their individual performance in 2005 as measured in accordance with criteria to be established by our compensation committee. We intend to seek stockholder approval of an amendment to the equity incentive plan at our 2005 annual meeting in order to increase the shares of common stock available under the plan.

     Awards. The equity incentive plan authorizes the issuance of options to purchase shares of common stock, restricted stock awards, restricted stock units, deferred stock units, stock appreciation rights and performance units. The equity incentive plan contains an award limit on the maximum number of shares of common stock that may be awarded to an individual in any fiscal year of 300,000 shares.

     Vesting. Our compensation committee will determine the vesting of options and restricted stock and restricted stock units granted under the equity incentive plan, subject to any different vesting provisions agreed upon in a participant's employment agreement. In addition, our compensation committee will establish a standard vesting schedule for options, restricted stock and restricted stock units subject to any different vesting schedule which is agreed upon in a participant's employment or award agreement.

     Options. Each option granted pursuant to the equity incentive plan is designated at the time of grant as either an option intended to qualify as an incentive stock option under Section 422 of the Code, referred to as a qualified incentive option, or as an option that is not intended to so qualify, referred to as a non-qualified option. The equity incentive plan authorizes our compensation committee to grant incentive stock options for common stock in an amount and at an exercise price to be determined by it, provided that the price cannot be less than 100% of the fair market value of the common stock on the date on which the option is granted. If an incentive stock option is granted to a 10% stockholder, additional requirements will apply to the option. The exercise price of non-qualified options will be equal to 100% of the fair market value of common stock on the date the option is granted unless otherwise determined by our compensation committee. The exercise price for any option is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the option is exercised, of shares of our common stock having a value equal to the exercise price. The equity incentive plan provides that exercise may be delayed or prohibited if it would adversely affect our status as a REIT. In addition, the equity incentive plan permits optionholders to exercise their options prior to the date on which the options will vest, subject to Committee action. In such case, the optionholder will, upon payment for the shares, receive restricted stock having vesting terms on transferability that are identical to the vesting terms under the original option and subject to repurchase by us while the restrictions on vesting are in effect.

     In connection with certain extraordinary events, the compensation committee may make adjustments in the aggregate number and kind of shares of capital stock reserved for issuance, the number and kind of shares of capital stock covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

     Restricted Stock. The equity incentive plan also provides for the grant of restricted stock awards. A restricted stock award is an award of shares of common stock that is subject to restrictions on transferability and other restrictions, if any, as our compensation committee may impose at the date of grant. Shares of restricted common stock are subject to vesting as our compensation committee may approve or as may otherwise be agreed upon in a participant's employment or other award agreement. The restrictions may lapse separately or in combination at the times and under the circumstances, including without limitation, a specified period of employment or the satisfaction of pre-established criteria, in installments or otherwise, as our compensation committee may determine. Except to the extent restricted under the award agreement, a participant granted shares of restricted stock will have all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted stock.

     Restricted Stock Units and Deferred Stock Units. Under the equity incentive plan, the compensation committee may award restricted stock units and deferred stock units, each for the duration that it determines in its discretion. Each restricted stock unit and each deferred stock unit is equivalent in value to one share of common stock and entitles the participant receiving the award to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit and for each deferred stock unit at the end of the deferral period. Participants are not required to pay any additional consideration in connection with the settlement of restricted stock units or deferred stock units. A holder of restricted stock units or deferred stock units has no voting rights, right to receive cash distributions or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units. However, participants holding restricted stock units or deferred stock units will be entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional stock units.

     Performance Units. The equity incentive plan also provides for the grant of performance shares and performance units. Holders of performance units will be entitled to receive payment in cash or shares of our common stock (or in some combination of cash and shares) if the performance goals established by the compensation committee are achieved or the awards otherwise vest. Each performance unit will have an initial value established by the compensation committee. The compensation committee will set performance objectives, and such performance objectives may be based upon the achievement of company-wide, divisional or individual goals.

     Stock Appreciation Rights. The equity incentive plan also authorizes our compensation committee to grant stock appreciation rights. Stock appreciation rights are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which our stock price exceeds the exercise price. Payment may be in cash, in shares of our common stock with equivalent value, or in some combination, as determined by the administrator. The compensation committee will determine the exercise price, vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.

     Administration of the Plan. The equity incentive plan is administered by our compensation committee. Mr. Aldag is to make recommendations to the compensation committee as to which consultants, employees, and executive officers, other than himself, will be eligible to participate, subject to compensation committee review and approval. The compensation committee, in its absolute discretion, will determine the effect of an employee's termination on unvested options, restricted common stock and restricted stock units, unless otherwise provided in the equity incentive plan or the participant's employment or award agreement.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no compensation committee interlocks and none of our employees participates on the compensation committee.

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

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our common stock as of September 30, 2004 by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person who is the beneficial owner of more than 5% of our common stock, as adjusted to give effect to the issuance of shares of restricted common stock issuable upon completion of this offering. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Each beneficial owner named in the table has the sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named beneficial owner is Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama, 35242.

                                                               PERCENTAGE OF
                                                                ALL COMMON       PERCENTAGE OF ALL
                                         NUMBER OF SHARES         SHARES           COMMON SHARES
NAME OF BENEFICIAL OWNER                BENEFICIALLY OWNED   (PRE-OFFERING)(1)   (POST-OFFERING)(1)
------------------------                ------------------   -----------------   ------------------
Edward K. Aldag, Jr. .................         325,717(2)           1.25%
R. Steven Hamner......................         100,804(3)              *
William G. McKenzie...................         112,680(4)              *
Emmett E. McLean......................         125,707(5)              *
G. Steven Dawson......................          26,666(6)              *
Keith T. Ghezzi, M.D. ................          11,666(6)              *
Joseph V. Green.......................           7,666(6)              *
Robert E. Holmes, Ph.D. ..............           6,666(6)              *
Charles C. Pitts......................           8,666(6)              *
All executive officers and directors
  as a group (9 persons)..............         726,238              2.78%
Friedman, Billings, Ramsey Group, Inc.
1001 Nineteenth Street North
Arlington, Virginia 22209.............       2,826,157             10.84%

---------------

 * Represents less than 1% of the number of shares of common stock outstanding.

 (1) Pre-offering calculations assume 26,082,862 shares of common stock outstanding as of September 30, 2004 and the issuance of an additional shares of restricted common stock. Post-offering calculations assume shares of common stock outstanding. Shares of common stock that are deemed to be beneficially owned by a stockholder within 60 days after September 30, 2004 are deemed outstanding for purposes of computing such stockholder's percentage ownership but are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.

 (2) Includes 43,500 shares of restricted common stock.

 (3) Includes 27,000 shares of restricted common stock.

 (4) Includes 15,000 shares of restricted common stock.

 (5) Included 20,500 shares of restricted common stock.

 (6) Includes 6,666 shares of common stock issuable upon exercise of a vested stock option for each independent director.

     We and our founders have agreed that the 521,908 shares of our common stock held by them that were issued in connection with our formation, which excludes the 37,000 shares in the aggregate that they purchased in our April 2004 private placement, will vest upon completion of this offering. In addition, a founder's unvested shares will become 100% vested if the founder's employment is terminated by that founder with good reason or by us without cause, upon the founder's death or disability or upon a change of control of the company prior to completion of this offering. A founder's unvested shares will be forfeited

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

if the founder's employment with us is terminated by us for good cause or by the founder without good reason prior to completion of this offering.

                              SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of shares of common
stock by the selling stockholders as of           , 2004, the maximum number of
shares of common stock being offered by the selling stockholders under this prospectus and the beneficial ownership of shares of common stock by the selling
stockholders on           , 2004 as adjusted to give effect to the sale of
shares of common stock offered by this prospectus. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by donees, pledges or other transferees or successors in interest of the selling stockholder.

     Pursuant to a registration rights agreement between us and our existing stockholders, these stockholders have the right to sell in this offering all or a portion of their shares of common stock. In accordance with notices that we received pursuant to these registration rights, we are including shares of common stock in this offering.

                                                          PERCENTAGE OF     BENEFICIAL OWNERSHIP
                             NUMBER OF       MAXIMUM       ALL SHARES      AFTER RESALE OF SHARES
                               SHARES       NUMBER OF     BENEFICIALLY    -------------------------
                            BENEFICIALLY   SHARES BEING   OWNED BEFORE    NUMBER OF
SELLING STOCKHOLDER            OWNED         OFFERED        RESALE(1)      SHARES     PERCENTAGE(2)
-------------------         ------------   ------------   -------------   ---------   -------------

---------------

 *  Represents less than 1%.

(1) Assumes         shares of common stock outstanding as of         , 2004.

(2) Assumes         shares of common stock outstanding as of         , 2004,
    including         shares of common stock issued in this offering.

                   REGISTRATION RIGHTS AND LOCK-UP AGREEMENTS

REGISTRATION RIGHTS

     The purchasers of our common stock in our April 2004 private placement are entitled to the benefits of a registration rights agreement among the purchasers of our stock in that offering, Friedman, Billings, Ramsey & Co., Inc. and us. In accordance with the registration rights agreement, we have agreed to include shares held by some of these purchasers in this offering. At the request of the underwriters, various holders of our common stock have entered into lock-up agreements that prohibit them from selling, contracting to sell or otherwise disposing of or hedging their common stock for specified periods of time following the date of this prospectus. These registration rights and lock-up agreements are described in detail below. The summary of the registration rights agreement is not complete and is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

     Inclusion of Common Stock in this Offering.  On or about           , 2004,
we will send to all of our stockholders notice that we have filed a registration statement with the SEC for this offering. We will send this notice pursuant to the registration rights agreement among our stockholders, Friedman, Billings, Ramsey & Co., Inc. and us, under which the persons who purchased our common stock in our private placement in April 2004 and their transferees have the right to sell in this offering all or a portion of their common stock, subject to various rights of the underwriters and other conditions referred to below.

     Because this offering is underwritten, the registration rights agreement:

     - requires the selling stockholders to enter into the underwriting agreement for this offering;

     - permits the underwriters, based on marketing factors, to limit the number of shares a selling stockholder may sell in this offering; and

     - conditions the selling stockholders' participation in this offering on compliance with applicable provisions of the registration rights agreement.

     Resale Registration Statement. Pursuant to the registration rights agreement, we also agreed for the benefit of the holders of shares of common stock sold in our April 2004 private placement or issued to Friedman, Billings, Ramsey & Co., Inc. in connection with our April 2004 private placement, that we would, at our expense, file with the SEC, no later than nine months following the closing of the offering, or January 6, 2005, a resale registration statement permitting the public offering and sale of the registrable securities. In addition, we agreed to use our reasonable best efforts to cause the resale registration statement to become effective under the Securities Act as promptly as practicable after the filing and to maintain the resale registration statement continuously effective under the Securities Act until the first to occur of (1) such time as all of the shares of common stock covered by the resale registration statement have been sold pursuant to the registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act, (2) such time as all of the common stock not held by affiliates of us, and covered by the resale registration statement, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act, (3) such time as the shares of common stock have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such shares does not require registration, or (4) the second annual anniversary of the initial effective date of the resale registration statement.

     Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of the resale registration statement, and therefore suspend sales under the registration statement, for certain periods, referred to as "blackout periods," if a majority of the independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and:

     - that the offer or sale of any registrable shares would materially impede, delay or interfere with any material proposed acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or similar material transaction;

     - after the advice of counsel, sale of the registrable shares would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and

     - disclosure would have a material adverse effect on us or on our ability to close the applicable transaction.

     In addition, we may effect a blackout if a majority of independent directors of our board, in good faith, determines that we are in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and, after advice of counsel, that it is required by law, rule or regulation to supplement the registration statement or file a post-effective amendment for the purposes of:

     - including in the registration statement any prospectus required under
       Section 10(a)(3) of the Securities Act;

     - reflecting any facts or events arising after the effective date of the registration statement that represents a fundamental change in information set forth therein; or

     - including any material information with respect to the plan of distribution or change to the plan of distribution not set forth therein.

     The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 60 days in any 90 day period. We may not institute a blackout period more than three times in any 12 month period. Upon the occurrence of any blackout period, we are to use our reasonable best efforts to take all action necessary to promptly permit resumed use of the registration statement.

     If, among other matters, we fail to file a resale registration statement within nine months of the closing of the April 2004 private placement or fail to maintain its effectiveness, or, if our board of directors suspends the effectiveness of the resale registration statement in excess of the permitted blackout periods described above, the holders of registrable shares (other than our affiliates) will be entitled to receive liquidated damages from us for the period during which such failures or excess suspensions are continuing. The liquidated damages will accrue daily during the first 90 days of any such period at a rate of $0.25 per registrable share per year and will escalate by $0.25 per registrable share per year at the end of each 90 day period within any such period up to a maximum rate of $1.00 per registrable share per year. The liquidated damages will be payable quarterly, in arrears within ten days after the end of each applicable quarter.

     In connection with the registration of the shares sold in the April 2004 private placement, we agreed to use our reasonable best efforts to list our common stock on the NYSE or the Nasdaq National Market and thereafter to maintain the listing.

LOCK-UP AGREEMENTS

     All of our directors and executive officers, subject to limited exceptions, have agreed to be bound by lock-up agreements that prohibit these holders from selling, pledging, transferring or otherwise disposing of any of our common stock or securities convertible into our common stock that they own or acquire for 180 days after the date of this prospectus. Our other stockholders have agreed in a registration rights agreement not to dispose of any of our common stock or securities convertible into our common stock that they have acquired prior to the date of this prospects 60 days after the date of this prospectus, if so requested by us or the underwriters, except in specified limited circumstances. Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, may, in its discretion, release all or any portion of the common stock subject to the lock-up agreements with our directors and executive officers, at any time and without notice or stockholder approval, in which case our other stockholders would also be released from the restrictions under the registration rights agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OUR FORMATION

     We were formed as a Maryland corporation on August 27, 2003 to succeed to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed by certain of our founders in December 2002. In connection with our formation, we issued our founders 1,630,435 shares of our common stock in exchange for nominal cash consideration and the membership interests of Medical Properties Trust, LLC. Upon completion of our private placement in April 2004, 1,108,527 shares of the 1,630,435 shares of common stock held by our founders were redeemed for nominal value and they now collectively hold 553,908 shares of our common stock, including shares purchased in our April 2004 private placement.

     James P. Bennett was formerly an owner, officer, director and consultant of the company's predecessor, Medical Properties Trust, LLC, but has not been affiliated with us since August 2003. Our predecessor had a consulting agreement with Mr. Bennett pursuant to which he was to be paid a monthly consulting fee, certain fringe benefits and, under certain circumstances, a fee based upon the completion of specified acquisition transactions. We owe Mr. Bennett, and have accrued unpaid consulting fees in the amount of $411,238. Mr. Bennett disputes this amount and has notified us that he believes he is entitled to additional fees. We do not believe that Mr. Bennett's claim for these additional fees has merit, and we intend to vigorously defend against it.

     From time to time, we may acquire or develop facilities in transactions involving prospective tenants in which our directors or executive officers have an interest. We do not intend to engage in these transactions without the approval of a majority of our independent, disinterested directors.

OUR ACQUISITION FACILITIES

     Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any limited partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership requires us to resolve such conflicts in favor of our stockholders.

     Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof. However, such transaction will not be void or voidable only if:

     - the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

     - the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

     - the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

     Furthermore, under Delaware law, where our operating partnership is formed, we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion, or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

RELATIONSHIP WITH ONE OF OUR UNDERWRITERS

     On November 13, 2003, we entered into an engagement letter agreement with Friedman Billings Ramsey & Co., Inc., one of the underwriters of this offering. The engagement letter gives Friedman Billings Ramsey & Co., Inc. the right to serve in the following capacities until April 2006:

     - as our financial advisor with respect to any future mergers, acquisitions or other business combinations;

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     - as the sole book running and lead underwriter or sole placement agent in connection with any public or private offering of equity or any public offering of debt securities; and

     - as our agent in connection with the exercise of our warrants or options, other than warrants or options held by management or by Friedman Billings Ramsey & Co., Inc.

     On March 31, 2004, we entered into a Purchase/Placement Agreement with Friedman Billings Ramsey & Co., Inc., pursuant to which Friedman Billings Ramsey & Co., Inc. acted as initial purchaser and sole placement agent for our April 2004 private placement and received aggregate initial purchaser discounts and placement fees of $17.7 million. In addition, we issued 260,954 shares of our common stock to Friedman Billings Ramsey & Co., Inc. as payment for financial advisory services.

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                        INVESTMENT POLICIES AND POLICIES
                       WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our board of directors, without a vote of our stockholders. Any change to any of these policies by our board of directors, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our board of directors believes that it is advisable to do so in our and our stockholders' best interests. We cannot assure you that our investment objectives will be attained.

INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE

     We conduct our investment activities through our operating partnership and other subsidiaries. Our policy is to acquire or develop assets primarily for current income generation. In general, our investment strategy consists of the following elements:

     - Integral Healthcare Real Estate: We acquire and develop net-leased healthcare facilities providing state-of-the-art healthcare services. In our experience, healthcare service providers, including physicians and hospital operating companies, choose to remain in an established location for relatively long periods since changing the location of their physical facilities does not assure that other critical components of the healthcare delivery system, such as laboratory support, access to specialized equipment, patient referral sources, nursing and other professional support, and patient convenience, will continue to be available at the same level of quality and efficiency. Consequently, we believe market conditions will remain favorable for long-term net-leased healthcare facilities, and we do not presently expect high levels of tenant turnover. Moreover, we believe that our partnering approach will afford us the opportunity to play an integral role in the strategic planning process for the financing of replacement facilities and the development of alternative uses for existing facilities.

     - Net-lease Strategy: Our healthcare facilities are leased to healthcare operators pursuant to long-term net-lease agreements under which our tenants are responsible for virtually all costs of occupancy, including property taxes, utilities, insurance and maintenance. We believe an important investment consideration is that our leases to healthcare operators provide a means for us to participate in the anticipated growth of the healthcare sector of the United States economy. Our leases generally provide for either contractual annual rent increases ranging from 1.0% to 3.0% and, where feasible and in compliance with applicable healthcare laws and regulations, percentage rent. We expect that such rental rate adjustments will provide us with significant internal growth.

     - Diversified Investment Strategy: Our facilities and the Acquisition Facilities are diversified geographically, by service type within the healthcare industry and by types of operator. We have invested and intend to invest in a portfolio of net-leased healthcare facilities providing state-of-the-art healthcare services. Our facilities and Acquisition Facilities include new and established facilities, both small and large facilities, including rehabilitation hospitals, long-term acute care hospitals, ambulatory surgical centers, regional and community hospitals, medical office buildings and specialized single-discipline facilities. Our facilities are and we expect will continue to be located across the country. In addition, our tenants and prospective tenants are diversified across many healthcare service areas. Because of the expected diversity of our facilities and Acquisition Facilities in terms of facility type, geographic location and tenant, we believe that our financial performance is less likely to be materially affected by changes in reimbursement or payment rates by private or public insurers or by changes in local or regional economies.

     - Financing Strategy: We intend to employ leverage in our capital structure in amounts determined from time to time by our board of directors. At present, we intend to limit our debt to approximately 60% of the aggregate costs of our facilities, although we may temporarily exceed that

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       level from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans.

     There are no limitations on the amount or percentage of our total assets that may be invested in any one facility. Additionally, no limits have been set on the concentration of investments in any one location or facility type or with any one tenant. Our current policy requires the approval of our board of directors for acquisitions or developments of facilities which exceed $10 million.

     We believe that adherence to the investment strategy outlined above will allow us to achieve the following objectives:

     - increase in our stock value through increases in the cash flows and values of our facilities;

     - achievement of long-term capital appreciation, and preservation and protection of the value of our interest in our facilities; and

     - providing regular cash distributions to our stockholders, a portion of which may constitute a nontaxable return of capital because it will exceed our current and accumulated earnings and profits, as well as providing growth in distributions over time.

INVESTMENTS IN SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS

     Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors or with healthcare service providers. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in facilities (normally general or limited partnership interests in special purpose partnerships owning facilities). We may in the future acquire some, all or substantially all of the securities or assets of other REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act, and we intend to divest securities before any registration would be required.

     We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

DISPOSITIONS

     Although we have no current plans to dispose of any of our facilities, we will consider doing so, subject to REIT qualification rules, if our management determines that a sale of a facility would be in our best interests based on the price being offered for the facility, the operating performance of the facility, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. In addition, our tenants have, and we expect that some or all of our prospective tenants will have, the option to acquire the facilities at the end of or, in some cases, during the lease term.

FINANCING POLICIES

     We intend to employ leverage in our capital structure in amounts determined from time to time by our board of directors. At present, we intend to limit our debt to approximately 60% of the aggregate costs of our facilities, although we may temporarily exceed that level from time to time. We expect our borrowings to be a combination of long-term, fixed-rate, non-recourse mortgage loans, variable-rate secured

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term and revolving credit facilities, and other fixed and variable-rate short to medium-term loans. Our board of directors considers a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of facilities to be acquired, the estimated market value of our facilities and the ability of particular facilities, and our company as a whole, to generate cash flow to cover expected debt service.

     Any of this indebtedness may be unsecured or may be secured by mortgages or other interests in our facilities, and may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular facility to which the indebtedness relates. In addition, we may invest in facilities subject to existing loans secured by mortgages or similar liens on the facilities, or may refinance facilities acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing facilities or development of new facilities. We may also incur indebtedness for other purposes when, in the opinion of our board of directors, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Code if we do not have sufficient cash available to meet those distribution requirements.

LENDING POLICIES

     We do not have a policy limiting our ability to make loans to persons other than our executive officers. We may consider offering purchase money financing in connection with the sale of facilities where the provision of that financing will increase the value to be received by us for the facility sold. We may make loans to joint ventures in which we may participate in the future. Although we do not intend to engage in significant lending activities in the future, we have and may in the future make acquisition and working capital loans to prospective tenants as well as mortgage loans to other facility owners. See
"Summary -- Loans and Fees Receivable."

EQUITY CAPITAL POLICIES

     Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional shares of authorized common stock and preferred stock or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing stockholders will have no preemptive right to additional shares issued in any offering, and any offering might cause a dilution of investment. We may in the future issue common stock in connection with acquisitions. We also may issue limited partnership units in our operating partnership or equity interests in other subsidiaries in connection with acquisitions of facilities or otherwise.

     Our board of directors may authorize the issuance of preferred stock with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control in us that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, any shares of preferred stock could have dividend, voting, liquidation and other rights and preferences that are senior to those of our common stock.

     We may, under certain circumstances, purchase our common stock in the open market or in private transactions with our stockholders, if those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

     In the future we may institute a dividend reinvestment plan, which would allow our stockholders to acquire additional common stock by automatically reinvesting their cash dividends. Shares would be acquired pursuant to the plan at a price equal to the then prevailing market price, without payment of brokerage commissions or service charges. Stockholders who do not participate in the plan will continue to receive cash dividends as declared and paid.

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CONFLICT OF INTEREST POLICY

     We have adopted policies that are intended to minimize actual or potential conflicts of interest. However, we cannot assure you that these policies will be successful in eliminating the influence of these conflicts. Our code of ethics and business conduct, or code of ethics, requires our directors, officers and employees to conduct themselves in a manner that avoids even the appearance of a conflict of interest, and to discuss any transaction or relationship that reasonably could be expected to give rise to a conflict of interest with our code of ethics contact person. Our code of ethics also addresses insider trading, company funds and property, corporate opportunities and fair dealing.

     In addition, we have adopted a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors.

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                          DESCRIPTION OF CAPITAL STOCK

     The following summary of the material provisions of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland general corporation law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. We recommend that you review these documents. See "Where You Can Find More Information."

AUTHORIZED STOCK

     Our charter authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. Upon completion of this offering, there will be shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Under Maryland law, stockholders generally are not liable for the corporation's debts or obligations.

COMMON STOCK

     All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors. Our directors are elected by a plurality of the votes cast at a meeting of stockholders at which a quorum is present.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the corporation's board of directors and by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation's subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation's stockholders.

     Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to

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dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

PREFERRED STOCK

     Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a change of control transaction that might involve a premium price for holders of our common stock or which holders might believe to otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding, and we have no current plans to issue any preferred stock.

WARRANT

     On April 7, 2004, we granted an unregistered warrant for 35,000 shares of common stock, with an exercise price of $9.30 per share, to an unaffiliated third party. The warrant is fully vested, and may be exercised at any time until the first to occur of a sale of all or substantially all of our assets or a similar transaction, the closing of our initial public offering or April 7, 2009. We are required to give the warrantholder notice at least 10 days prior to the closing of this offering.

POWER TO INCREASE AUTHORIZED STOCK AND ISSUE ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK

     We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

     Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, effective upon completion of this offering and subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number or value, whichever is more restrictive, of the outstanding shares of our common stock or (ii) 9.8% of the number or value, whichever

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is more restrictive, of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the "ownership limit."

     The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

     Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders if it determines that such ownership will not jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a "related party tenant" for purposes of the REIT qualification rules).

     As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors and representations or undertakings from the applicant with respect to preserving our REIT status.

     In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity's percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer "individuals" (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.5% of the value of our outstanding capital stock.

     Our charter generally prohibits:

     - any person from actually or constructively owning shares of our capital stock that would result in us being "closely held" under Section 856(h) of the Code; and

     - any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the "purported owner") as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and

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other distributions paid by us with respect to such "excess" shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

     Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the provisions discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

     All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Co.

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                   MATERIAL PROVISIONS OF MARYLAND LAW AND OF
                             OUR CHARTER AND BYLAWS

     The following is a summary of certain provisions of Maryland law and of our charter and bylaws. For a complete description, we refer you to the applicable Maryland laws and to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

THE BOARD OF DIRECTORS

     Our charter and bylaws provide that the number of our directors is to be established by our board of directors but may not be fewer than one nor more than 15. Currently, our board is comprised of seven directors. Any vacancy, other than one resulting from an increase in the number of directors, may be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, though less than a quorum. Any vacancy resulting from an increase in the number of our directors must be filled by a majority of the entire board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors and until his successor shall be elected and qualified.

     Pursuant to our charter, each member of our board of directors is elected until the next annual meeting of stockholders and until his successor is elected, with the current members' terms expiring at the annual meeting of stockholders to be held in 2005. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, all of the members of our board of directors will stand for election and our directors will be elected by a plurality of votes cast. Directors may be removed with or without cause by the affirmative vote of two-thirds of the votes entitled to be cast in the election of directors.

BUSINESS COMBINATIONS

     Maryland law prohibits "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and reclassifications. Maryland law defines an interested stockholder as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's voting stock; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

     A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

     After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

     - two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

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     These super-majority vote requirements do not apply if stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

     As permitted by Maryland law, our charter includes a provision excluding our company from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this exclusion provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an "interested stockholder" within the meaning of the Maryland business combination statute. There can be no assurance, however, that we will not opt into the business combination provisions of the MGCL at a future date.

CONTROL SHARE ACQUISITIONS

     The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or directors who are our employees are excluded from shares entitled to vote on the matter. "Control shares" are voting shares which, if aggregated with all other shares previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel a corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, then all other stockholders are entitled to demand and receive fair value for their stock, or provided for in the "dissenters" rights provisions of the MGCL may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

     The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

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     Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that we will not opt into the control share acquisition provisions of the MGCL in the future.

MARYLAND UNSOLICITED TAKEOVERS ACT

     Maryland law also permits Maryland corporations that are subject to the Exchange Act and have at least three outside directors to elect by resolution of the board of directors or by provision in its charter or bylaws to be subject to some corporate governance provisions that may be inconsistent with the corporation's charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into applicable statutory provisions and notwithstanding the charter or bylaws:

     - provide that a special meeting of the stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

     - reserve for itself the right to fix the number of directors;

     - provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote;

     - retain for itself sole authority to fill vacancies created by the death, removal or resignation of a director; and

     - provide that all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors, in office, even if the remaining directors do not constitute a quorum for the remainder of the full term of the class of directors in which the vacancy occurred.

     A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of these provisions. While certain of these provisions are already addressed by our charter and bylaws, the law would permit our board of directors to override further changes to the charter or bylaws. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer.

AMENDMENT TO OUR CHARTER

     Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF OUR COMPANY

     A voluntary dissolution of our company must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that:

     - with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

      - pursuant to our notice of the meeting;

      - by, or at the direction of, a majority of our board of directors; or

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      - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

     - with respect to special meetings of stockholders, only the business specified in our company's notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

     - nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

      - by, or at the direction of, our board of directors; or

      - by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

     Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year's annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares of common stock held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

INDEMNIFICATION AND LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

     The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in connection with any proceeding to which they may be made a party by reason of their service on those or other capacities unless the following can be established:

     - the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

     The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In

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addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

     - a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

     - a written undertaking by the director or on the director's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     Our charter authorizes us to obligate ourselves to indemnify and our bylaws do obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

     - any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

     - any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

     Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above.

     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

     This provision for indemnification of our directors and officers does not limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that, with the approval of our board of directors, we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.

     We have entered into indemnification agreements with each of our directors and executive officers, and we maintain a directors and officers liability insurance policy. See "Management -- Limited Liability and Indemnification."

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                             PARTNERSHIP AGREEMENT

     The following is a summary of the material terms of the first amended and restated agreement of limited partnership of our operating partnership. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the first amended and restated agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

MANAGEMENT OF OUR OPERATING PARTNERSHIP

     MPT Operating Partnership, L.P., our operating partnership, was organized as a Delaware limited partnership on September 10, 2003. The initial partnership agreement was entered into on that date and amended and restated on March 1, 2004. Pursuant to the partnership agreement, as the owner of the sole general partner of the operating partnership, Medical Properties Trust, LLC, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership. We have the power to cause the operating partnership to enter into certain major transactions, including acquisitions, dispositions, refinancings and selection of tenants, and to cause changes in the operating partnership's line of business and distribution policies. However, any amendment to the partnership agreement that would affect the redemption rights of the limited partners or otherwise adversely affect the rights of the limited partners requires the consent of limited partners, other than us, holding more than 50% of the units of our operating partnership held by such partners.

TRANSFERABILITY OF INTERESTS

     We may not voluntarily withdraw from the operating partnership or transfer or assign our interest in the operating partnership or engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our company unless:

     - we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners, other than those held by our company or its subsidiaries;

     - as a result of such transaction, all limited partners will have the right to receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (i) exercised its redemption right (described below) and (ii) sold, tendered or exchanged pursuant to the offer shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

     - we are the surviving entity in the transaction and either (i) our stockholders do not receive cash, securities or other property in the transaction or (ii) all limited partners receive for each partnership unit an amount of cash, securities or other property having a value that is no less than the greatest amount of cash, securities or other property received in the transaction by our stockholders.

     We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon

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

exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

     We also may (i) transfer all or any portion of our general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as general partner and (ii) engage in a transaction required by law or by the rules of any national securities exchange or automated quotation system on which our securities may be listed or traded.

CAPITAL CONTRIBUTION

     We contributed to our operating partnership substantially all the net proceeds of our April 2004 private placement as a capital contribution in exchange for units of the operating partnership. The partnership agreement provides that if the operating partnership requires additional funds at any time in excess of funds available to the operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of our company's stock as additional capital to the operating partnership. We are authorized to cause the operating partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the operating partnership's and our best interests. If we contribute additional capital to the operating partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the operating partnership, we will revalue the property of the operating partnership to its fair market value, as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property, that has not been reflected in the capital accounts previously, would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value, as determined by us, on the date of the revaluation. The operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the operating partnership, including the partnership interests that our wholly-owned subsidiary owns as general partner.

REDEMPTION RIGHTS

     Pursuant to Section 8.04 of the partnership agreement, the limited partners, other than us, will receive redemption rights, which will enable them to cause the operating partnership to redeem their limited partnership units in exchange for cash or, at our option, shares of our common stock on a one-for-one basis, subject to adjustment for stock splits, dividends, recapitalization and similar events. Currently, we own 100% of the issued limited partnership units of our operating partnership. Under Section 8.04 of our partnership agreement, holders of limited partnership units will be prohibited from exercising their redemption rights for 12 months after they are issued, unless this waiting period is waived or shortened by our board of directors. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

     - result in any person owning, directly or indirectly, common stock in excess of the stock ownership limit in our charter;

     - result in our shares of stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

     - result in our being "closely held" within the meaning of Section 856(h) of the Code;

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

     - cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code; or

     - cause the acquisition of common stock by such redeeming limited partner to be "integrated" with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

     We may, in our sole and absolute discretion, waive any of these restrictions.

     With respect to the partnership units issuable in connection with the acquisition or development of our facilities, the redemption rights may be exercised by the limited partners at any time after the first anniversary of our acquisition of these facilities; provided, however, unless we otherwise agree:

     - a limited partner may not exercise the redemption right for fewer than 1,000 partnership units or, if such limited partner holds fewer than 1,000 partnership units, the limited partner must redeem all of the partnership units held by such limited partner;

     - a limited partner may not exercise the redemption right for more than the number of partnership units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common stock in excess of the ownership limitation in our charter; and

     - a limited partner may not exercise the redemption right more than two times annually.

     We currently hold all the outstanding interests in our operating partnership and, accordingly, there are currently no units of our operating partnership subject to being redeemed in exchange for shares of our common stock. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for stock splits, mergers, consolidations or similar pro rata stock transactions.

     The partnership agreement requires that the operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under
Section 7704 of the Code.

     In addition to the administrative and operating costs and expenses incurred by the operating partnership, the operating partnership generally will pay all of our administrative costs and expenses, including:

     - all expenses relating to our continuity of existence;

     - all expenses relating to offerings and registration of securities;

     - all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

     - all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

     - all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the operating partnership.

DISTRIBUTIONS

     The partnership agreement provides that the operating partnership will distribute cash from operations, including net sale or refinancing proceeds, but excluding net proceeds from the sale of the operating partnership's property in connection with the liquidation of the operating partnership, at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the operating partnership.

     Upon liquidation of the operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be

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distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

ALLOCATIONS

     Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to us and the limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. The operating partnership expects to use the "traditional method" under Section 704(c) of the Code for allocating items with respect to contributed property acquired in connection with the offering for which the fair market value differs from the adjusted tax basis at the time of contribution.

TERM

     The operating partnership will have perpetual existence, or until sooner dissolved upon:

     - our bankruptcy, dissolution, removal or withdrawal, unless the limited partners elect to continue the partnership;

     - the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership; or

     - an election by us in our capacity as the owner of the sole general partner of the operating partnership.

TAX MATTERS

     Pursuant to the partnership agreement, the general partner is the tax matters partner of the operating partnership. Accordingly, through our ownership of the general partner of the operating partnership, we have authority to handle tax audits and to make tax elections under the Code on behalf of the operating partnership.

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                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes the current material federal income tax consequences to our company and to our stockholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker Donelson has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our common stock. The discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in "-- Taxation of Tax-Exempt Stockholders"), financial institutions or broker-dealers, and non-United States individuals and foreign corporations (except to the limited extent discussed in "-- Taxation of Non-United States Stockholders").

     The statements in this section and the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

     This section is not a substitute for careful tax planning. We urge you to consult your own tax advisors regarding the specific federal state, local, foreign and other tax consequences to you, in light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

TAXATION OF OUR COMPANY

     We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ends on December 31, 2004. We believe that we are organized and have operated in such a manner to enable us to qualify for taxation as a REIT under the Code. We further believe that our proposed future method of operation will enable us to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our satisfying on a continuing basis numerous asset, income and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

     The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

     Our counsel has opined that, for federal income tax purposes, commencing with our initial short taxable year beginning on April 6, 2004 and ending December 31, 2004 and assuming that we make the appropriate election in a timely manner as discussed in this discussion of "United States Federal Income Tax Considerations," we will be organized in conformity with the requirements of qualification as a REIT, and our proposed method of operations as described in this prospectus and as represented to Baker Donelson by us will enable us to satisfy the requirements for such qualification and taxation as a REIT under the Code. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis.

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Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT. See "-- Failure to Qualify."

     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

     - We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

     - We are subject to the corporate "alternative minimum tax" on any items of tax preference that we do not distribute or allocate to stockholders.

     - We are subject to tax, at the highest corporate rate, on:

        - net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business, and

        - other non-qualifying income from foreclosure property.

     - We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

     - If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification -- Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

        - the greater of (i) the amount by which we fail the 75% test, or (ii) the excess of 90% of our gross income over the amount of gross income attributable to sources that qualify under the 95% test, multiplied by

        - a fraction intended to reflect our profitability.

     - If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

     - We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

     - We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm's-length.

     - If we acquire any asset from a "C corporation" (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset's "built-in" gain will be subject to tax at the highest regular corporate rate.

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REQUIREMENTS FOR QUALIFICATION

     To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (i) organizational requirements, (ii) gross income tests, (iii) asset tests, and (iv) annual distribution requirements.

     Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

          (1) it is managed by one or more trustees or directors;

          (2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

          (3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

          (4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

          (5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

          (6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

          (7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

     We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We do not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in "Description of Capital Stock -- Restrictions on Ownership and Transfer."

     For purposes of determining stock ownership under requirement six, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

     A corporation that is a "qualified REIT subsidiary," or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

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     An unincorporated domestic entity, such as a partnership, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

     A REIT is permitted to own up to 100% of the stock of one or more "taxable REIT subsidiaries." A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under "Prohibited Transactions." A taxable REIT subsidiary may not operate or manage a healthcare facility. For purposes of this definition a "healthcare facility" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. We have formed and made a taxable REIT subsidiary election with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004. We may form or acquire one or more additional taxable REIT subsidiaries in the future. See "Federal Income Tax Considerations -- Income Taxation of the Partnerships and the Partners -- Taxable REIT Subsidiaries."

     Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

     - rents from real property;

     - interest on debt secured by mortgages on real property, or on interests in real property;

     - dividends or other distributions on, and gain from the sale of, shares in other REITs;

     - gain from the sale of real estate assets;

     - income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

     - gross income from foreclosure property.

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     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

     Rents from Real Property. Rent that we receive from our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

     First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

     - are fixed at the time the leases are entered into;

     - are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

     - conform with normal business practice.

     More generally, the rent will not qualify as "rents from real property" if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person's income or profits, in compliance with the rules above.

     Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. We should not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date. MPT Development Services, Inc., our taxable REIT subsidiary, has made loans to Highmark Healthcare, LLC, the parent entity of our tenants, in an aggregate amount of approximately $41.4 million to acquire the operations at certain facilities. MPT Development Services, Inc. also has made a loan of approximately $6.2 million to Highmark and its subsidiaries for working capital purposes. We believe that the loans to Highmark will be treated as debt rather than equity interests in Highmark, and that our rental income from Highmark will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat the loans to Highmark as equity interests in Highmark, Highmark would be a related party tenant with respect to our company, the rent that we receive from Highmark would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status. However, as stated above, we believe that the loans to Highmark will be treated as debt rather than equity interests in Highmark.

     As described above, we currently own 100% of the stock of MPT Development Services, Inc., a taxable REIT subsidiary, and may in the future own up to 100% of the stock of one or more additional

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taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as "rents from real property" as long as (i) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a healthcare facility), (ii) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (iii) the amount paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

     Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

     Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

     If a portion of the rent we receive from a facility does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as "rents from real property": (i) the rent is considered based on the income or profits of the tenant; (ii) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (iii) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, or manage or operate the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

     Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant's proportionate share of a facility's operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as "rents from real property."

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     Interest.  The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may form or acquire a taxable REIT subsidiary to hold and dispose of those facilities we conclude may not fall within the safe-harbor provisions.

     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT's having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a "Repossession Action." Property acquired by a Repossession Action will not be considered "foreclosure property" if (i) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (ii) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered "foreclosure property" unless the REIT makes a proper election to treat the property as foreclosure property.

     Foreclosure property includes any qualified healthcare property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A "qualified healthcare property" means any real property, including interests in real property, and any personal property incident to such real property which is a healthcare facility or is necessary or incidental to the use of a healthcare facility. For this purpose, a healthcare facility means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease secured by such facility, was operated by a provider of such services which was eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

     However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified healthcare property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the

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taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

     - on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

     - on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

     - which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified healthcare property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (i) a lease of property in effect on the date the REIT acquired the qualified healthcare property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (ii) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

     Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry "real estate assets" should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

     - our failure to meet these tests is due to reasonable cause and not to willful neglect;

     - we attach a schedule of the sources of our income to our tax return; and

     - any incorrect information on the schedule is not due to fraud with intent to evade tax.

     We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in "-- Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

     First, at least 75% of the value of our total assets must consist of:

     - cash or cash items, including certain receivables;

     - government securities;

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     - real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs;

     - stock in other REITs; and

     - investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through equity offerings or offerings of debt with at least a five year term.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer, or more than 10% of the value of all outstanding securities of such issuer.

     In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets, irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, but this requirement will necessarily be satisfied if the 75% asset class requirement is satisfied.

     For purposes of the foregoing securities tests, the term "securities" does not include shares in other REITs (which are treated as real estate assets), equity or debt securities issued by a qualified REIT subsidiary of our REIT, or mortgage loans that constitute real estate assets, except to the extent they are taken into consideration as a security issued by a taxable REIT subsidiary. The term "securities," however, generally includes debt securities issued by a partnership or another REIT, except that certain "straight debt" securities are not treated as "securities" for purposes of the 10% value test (for example, qualifying debt securities of a corporation if such securities are the only interests we or any taxable REIT subsidiary of ours owns, in that corporation or of a partnership if we own at least a 20% profits interest in the partnership).

     In connection with the acquisition of the facilities in our current portfolio, MPT Development Services, Inc., our taxable REIT subsidiary, has made loans to Highmark Healthcare, LLC, the parent entity of our tenants, in an aggregate amount of approximately $41.4 million to acquire the operations at those facilities. MPT Development Services, Inc. also has made a loan of approximately $6.2 million to Highmark and its subsidiaries for working capital purposes. Those loans bear interest at an annual rate of 10.25%. Our operating partnership loaned the funds to MPT Development Services, Inc. to make these loans. The loans from our operating partnership to MPT Development Services, Inc. bear interest at an annual rate of 9.25%.

     Baker Donelson is of the opinion that the loans to Highmark will be treated as debt rather than equity interests in Highmark, and that our rental income from Highmark will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat the loans to Highmark as equity interests in Highmark, Highmark would be a "related party tenant" with respect to our company and the rent that we receive from Highmark would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat the loans to Highmark as interests held by our operating partnership rather than by MPT Development Services, Inc. and to treat the loans as other than straight debt, we would fail the 10% asset test with respect to such interests and, as a result, could lose our REIT status. Baker Donelson is of the opinion that the loans to Highmark will be treated as straight debt for federal income tax purposes.

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     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

     - we satisfied the asset tests at the end of the preceding calendar quarter; and

     - the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

     - the sum of:

        - 90% of our "REIT taxable income," computed without regard to the dividends-paid deduction or our net capital gain or loss, and

        -  90% of our after-tax net income, if any, from foreclosure property,

     - minus

        -  the sum of certain items of non-cash income.

     We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

     - 85% of our REIT ordinary income for the year;

     - 95% of our REIT capital gain income for the year; and

     - any undistributed taxable income from prior periods.

     We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See " -- Taxation of Taxable United States Stockholders." If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

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     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

     Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

     Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable as ordinary income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

     Taxation of Taxable United States Stockholders. As long as we qualify as a REIT, a taxable "United States stockholder" will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A United States stockholder will not qualify for the dividends-received deduction generally available to corporations. The term "United States stockholder" means a holder of shares of common stock that, for United States federal income tax purposes, is:

     - a citizen or resident of the United States;

     - a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - any trust if (i) a United States court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

     Distributions paid to a United States stockholder generally will not qualify for the new 15% tax rate for "qualified dividend income." The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most United States noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiary, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our

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common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

     Distributions to a United States stockholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the United States stockholder has held its common stock. We generally will designate our capital gain dividends as either 15%, 20% or 25% rate distributions. A corporate United States stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The United States stockholder would receive a credit or refund for its proportionate share of the tax we paid. The United States stockholder would increase the basis in its shares of common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

     A United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the United States stockholder's shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the United States stockholder. In addition, any distribution we declare in October, November, or December of any year that is payable to a United States stockholder of record on a specified date in any of those months will be treated as paid by us and received by the United States stockholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.

     Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of shares of common stock will not be treated as passive activity income; stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

     Taxation of United States Stockholders on the Disposition of Shares of Common Stock. In general, a United States stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of common stock as long-term capital gain or loss if the United States stockholder has held the stocks for more than one year, and otherwise as short-term capital gain or loss. However, a United States stockholder must treat any loss upon a sale or exchange of common stock held for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us which the United States stockholder treats as long-term capital gain. All or a portion of any loss that a United States stockholder realizes upon a taxable disposition of common stock may be disallowed if the United States stockholder purchases other shares of our common stock within 30 days before or after the disposition.

     Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. The maximum tax rate on long-term capital gain applicable to individuals is 15% for sales and exchanges of assets held for more than one year and occurring on or after May 6, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were

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"section 1245 property" (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.

     The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

     Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

     - is a corporation or comes within certain other exempt categories and when required, demonstrates this fact; or

     - provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

     A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-United States stockholders, see "Taxation of Non-United States Stockholders."

     Taxation of Tax-Exempt Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, referred to as pension trusts, generally are exempt from federal income taxation. However, they are subject to taxation on their "unrelated business taxable income." While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of common stock must treat a percentage of the dividends it receives from us as unrelated business taxable income. The percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:

     - the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

     - we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of common stock be owned by five or fewer individuals, which modification allows the

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       beneficiaries of the pension trust to be treated as holding shares in proportion to their actual interests in the pension trust; and

     - either of the following applies:

        - one pension trust owns more than 25% of the value of our shares of common stock; or

        - a group of pension trusts individually holding more than 10% of the value of our shares of common stock collectively owns more than 50% of the value of our shares of common stock.

     Taxation of Non-United States Stockholders. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-United States stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of shares of common stock, including any reporting requirements.

     A non-United States stockholder that receives a distribution which (i) is not attributable to gain from our sale or exchange of "United States real property interests" (defined below) and (ii) we do not designate a capital gain dividend (or retained capital gain) will recognize ordinary income to the extent of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-United States stockholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-United States stockholder's conduct of a United States trade or business, in the same manner as United States stockholders are taxed on distributions. A corporate non-United States stockholder may, in addition, be subject to the 30% branch profits tax. We plan to withhold United States income tax at the rate of 30% on the gross amount of any distribution paid to a non-United States stockholder unless:

     - a lower treaty rate applies and the non-United States stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

     - the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

     A non-United States stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of the stockholder's shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of the shares. A non-United States stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-United States stockholder otherwise would be subject to tax on gain from the sale or disposition of shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-United States stockholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

     We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. We will, therefore, withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-United States stockholder will incur tax on distributions attributable to gain from our sale or exchange of "United States real property interests" under the "FIRPTA" provisions of the Code. The term "United States real property interests" includes interests in real property and stocks in corporations at least 50% of whose assets consist of interests in real property. Under the FIRPTA rules, a non-United States stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with the conduct of a United States business of the non-United States stockholder. A non-United

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States stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to United States stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-United States corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-United States stockholder may receive a credit against our tax liability for the amount we withhold.

     A non-United States stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of common stock as long as, at all times, non-United States persons hold, directly or indirectly, less than 50% in value of the outstanding common stock. We cannot assure you that this test will be met. In addition, a non-United States stockholder that owned, actually or constructively, 5% or less of the outstanding common stock at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common stock if the stock is "regularly traded" on an established securities market. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of United States stockholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.

     A non-United States stockholder generally will incur tax on gain from the sale of common stock not subject to FIRPTA if:

     - the gain is effectively connected with the conduct of the non-United States stockholder's United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to the gain; or

     - the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-United States stockholder will incur a 30% tax on capital gains.

OTHER TAX CONSEQUENCES

     Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a Partnership and, collectively, as Partnerships. The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

     - is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

     - is not a "publicly traded" partnership.

     Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which at least 90% of the partnership's gross income consists of specified passive

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income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception").

     Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, or private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (i) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See
"-- Requirements for Qualification -- Income Tests" and " -- Requirements for Qualification -- Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "-- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS AND THEIR PARTNERS

     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable

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allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

     Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

     - the amount of cash and the basis of any other property we contribute to the partnership;

     - increased by our allocable share of the partnership's income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

     - reduced, but not below zero, by our allocable share of the partnership's loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

     Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

     Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. The operating partnership's initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor's basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership's tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

     Under recently enacted legislation, a first-year bonus depreciation of 50% may be available for certain tenant improvements.

     Sale of a Partnership's Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on contributed or revalued properties is the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

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

     Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See "-- Requirements for Qualification -- Income Tests." We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership's, trade or business.

     Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT Development Services, Inc. as a taxable REIT subsidiary and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

     We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

     Rent we receive from our taxable REIT subsidiaries will qualify as "rents from real property" as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm's-length basis.

     A taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a "healthcare facility" means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility.

     State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

NEW REIT LEGISLATION

     The President recently signed legislation that includes the following provisions affecting the federal income tax laws governing qualification as a
REIT:

     - If we fail to satisfy the 95% gross income test, as described above under "-- Requirements for Qualification -- Gross Income Tests," but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on the excess of 95% (rather than 90%) of our gross income over our qualifying income.

     - For purposes of the 10% value test (i.e., the requirement that we not own more than 10% of the value of the securities of any issuer other than a taxable REIT subsidiary or another REIT), the exception for certain "straight debt" securities is expanded to include debt subject to the following contingencies:

          - a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

          - a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

     - In addition, for purposes of the 10% value test, holding a de minimis amount of an issuer's securities that do not qualify for the straight debt safe harbor (either directly or through a TRS) will not prevent straight debt of a partnership or corporation from qualifying for the safe harbor. Specifically, we or our TRS can hold such non-straight debt securities with a value of up to 1% of a partnership's or corporation's outstanding securities. Finally, loans to individuals and estates, securities issued by REITs, and accrued obligations to pay rent will not be considered securities for purposes of the 10% value test.

     - In the event that, at the end of the calendar quarter, more than 5% of our assets are represented by the securities of one issuer, or we own more than 10% of the voting power or value of the securities of any issuer, we will not lose our REIT status if: (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million), and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter.

     - In the event of a more than de minimis failure of any asset test, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter, and we pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

     - For a failure to satisfy a REIT requirement other than the gross income tests and the asset tests, we will incur a penalty of $50,000 for each reasonable cause failure to satisfy such a requirement.

     - A "hedging transaction" means any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. Income and gain from hedging transactions will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test).

     - Finally, for non-United States stockholders of our publicly-traded shares, capital gain distributions that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-United States stockholder did not own more than 5% of that class of our stock during the taxable year.

     The provisions described above relating to securities that are exempt from the 10% value test apply for taxable years beginning after December 31, 2000. All other provisions apply for taxable years beginning after the date of enactment.

                                  UNDERWRITING

     Friedman, Billings, Ramsey & Co., Inc. is acting as representative of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement entered into in connection with the sale of our common stock described in this prospectus, the underwriters named below have severally agreed to purchase the number of shares of common stock set forth opposite their respective names.

                                                               NUMBER OF SHARES
UNDERWRITER                                                    OF COMMON STOCK
-----------                                                    ----------------
Friedman, Billings, Ramsey & Co., Inc. .....................
J.P. Morgan Securities Inc. ................................
                                                                   --------
TOTAL:......................................................
                                                                   ========

     The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the shares of common stock offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions from counsel, the receipt of comfort letters from our current auditors, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers Inc. with respect to the fairness and reasonableness of the underwriting terms. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number shares of common stock offered by this prospectus, the underwriting agreement may be terminated.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not to exceed
$     per share, of which $     may be reallowed to other dealers. After this
offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

     We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an
aggregate of           additional shares of our common stock to cover
over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase
any of the additional           shares of common stock, each underwriter,
subject to certain conditions, will become obligated to purchase these additional shares based on the underwriters' percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The underwriters may exercise the over-allotment option to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

     The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                               WITHOUT            WITH
                                                            OVER-ALLOTMENT   OVER-ALLOTMENT
                                                            --------------   --------------
Per share:................................................
Total:....................................................

     We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain expenses in connection with this offering, which we estimate to be
approximately $     . In addition to the items of compensation to be paid to the
underwriters in connection with this offering, until           , we have
appointed Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offerings in our equity securities and to act as our financial advisor in connection with any purchase or sale of stock, merger, corporate acquisition, business combination or other strategic combination in which we may engage. Other than with respect to this offering, the underwriters are not providing us with any financial advisory services.

     We estimate that the total expenses payable by us in connection with this
offering, other than the items referred to above, will be approximately $     .

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     We will apply to list our common stock on the New York Stock Exchange upon
the completion of this offering under the symbol "     ." In connection with the
listing of our common stock on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

     Prior to this offering, there has been no public market for our common stock, other than limited trading on the Portal Market. The initial public offering price has been determined through negotiations between the underwriters and us. Among the factors considered in such determination were:

     - prevailing market conditions;

     - dividend yields and financial characteristics of publicly traded REITs that we and the underwriters believe to be comparable to us;

     - the present state of our financial and business operations;

     - our management;

     - estimates of our business and earnings potential; and

     - the prospects for the industry in which we operate.

     Each of our executive officers and directors has agreed, subject to specified exceptions, not to:

     - offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries' other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

     - establish or increase any "put equivalent position" or liquidate or decrease any "call equivalent position" or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries' other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. This restriction terminates after the close of trading of the common stock on and including the 180th day after the date of this prospectus. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

     In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, or the issuance of common stock or other securities convertible into common stock issued in connection with the acquisition of properties. We also have agreed that we will not consent to the disposition of any shares held by officers or directors subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Friedman, Billings, Ramsey & Co., Inc.

     In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

     - short sales;

     - syndicate covering transactions;

     - imposition of penalty bids; and

     - purchases to cover positions created by short sales.

     Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

     The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

     A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

     The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representative purchases shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters or selling group members that sold those shares as part of this offering to repay underwriting discount or the selling concession received by them.

     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of common stock offered by this prospectus.

     At our request, the underwriters have reserved up to   % of the common
stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by Friedman, Billings, Ramsey & Co., Inc. through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten public offering.

     The underwriters and their affiliates may from time to time engage in future transactions with us and our affiliates and provide services to us and our affiliates in the ordinary course of their business.

                                 LEGAL MATTERS

     The validity of the common stock will be passed upon by Baker Donelson. The summary of legal matters contained in the section of this prospectus under the heading "United States Federal Income Tax Considerations" is based on the opinion of Baker Donelson. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 2003, and for the period from inception (August 27, 2003) through December 31, 2003, included herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report included herein.

     The audit report covering the December 31, 2003, consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

     The financial statements of Highmark Healthcare, LLC as of June 30, 2004 and for the six months ended June 30, 2004 included herein have been audited by Parante Randolph, LLC, independent registered public accountants, as stated in their report included herein.

     The independent registered public accounting firms have not examined, compiled or otherwise applied procedures to any financial forecast, projection or anticipated results presented herein and, accordingly, do not express an opinion or any other form of assurance on such.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission's website, www.sec.gov.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year, and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION:
  Medical Properties Trust, Inc. and Subsidiaries
  Unaudited Pro Forma Consolidated Balance Sheet as of June
     30, 2004...............................................   F-3
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Six Months Ended June 30, 2004.................   F-4
  Unaudited Pro Forma Consolidated Balance Sheet as of
     December 31, 2003......................................   F-5
  Unaudited Pro Forma Consolidated Statement of Operations
     for the Period from Inception (August 27, 2003) through
     December 31, 2003......................................   F-6
  Notes to Unaudited Pro Forma Financial Statements.........   F-7


HISTORICAL FINANCIAL INFORMATION
Medical Properties Trust, Inc. and Subsidiaries
  Report of Independent Registered Public Accounting Firm...  F-10
  Consolidated Balance Sheets as of June 30, 2004
     (Unaudited) and December 31, 2003......................  F-11
  Consolidated Statements of Operations for the Six Months
     Ended June 30, 2004 (Unaudited) and for the Period from
     Inception (August 27, 2003) through December 31,
     2003...................................................  F-12
  Consolidated Statements of Cash Flows for the Six Months
     Ended June 30, 2004 (Unaudited) and for the Period from
     Inception (August 27, 2003) through December 31,
     2003...................................................  F-13
  Consolidated Statements of Stockholders' Equity (Deficit)
     for the Six Months Ended June 30, 2004 (Unaudited) and
     for the Period from Inception (August 27, 2003) through
     December 31, 2003......................................  F-14
  Notes to Consolidated Financial Statements................  F-15
Highmark Healthcare, LLC
  Report of Independent Registered Public Accounting Firm...  F-23
  Balance Sheet as of June 30, 2004.........................  F-24
  Notes to Consolidated Balance Sheet.......................  F-25

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated financial information sets forth:

     - the historical financial information derived from our audited consolidated financial statements for the period from inception (August 27, 2003) through December 31, 2003, and from our unaudited consolidated financial statements for the six months ended June 30, 2004;

     - adjustments to give effect to our April 6, 2004 private placement;

     - adjustments to give effect to acquisition of our facilities acquired and leased to Highmark as if we owned them from the inception of each period presented;

     - adjustments to give effect to our loans made to Highmark through September 30, 2004;

     - adjustments to give effect to the completion of our Houston community hospital and medical office building projects;

     - adjustments to give effect to this offering and application of the net proceeds; and

     - our pro forma, as adjusted unaudited consolidated balance sheet as of June 30, 2004, and the pro forma, as adjusted, unaudited consolidated statement of operations for the six months ended June 30, 2004, and for the period from inception (August 27, 2003) through December 31, 2003, as adjusted to give effect to our initial portfolio, our probable acquisition properties and this offering.

     This section contains forward-looking statements, which are projections of future performance and the assumptions upon which the forward-looking statements are based. Our actual results could differ materially from those expressed in our forward-looking statements as a result of various risks, including those set forth in "Risk Factors" and elsewhere in this prospectus. You should read the information below along with all other financial information and analysis presented in this prospectus, including the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes.

     The unaudited pro forma consolidated financial information is presented for informational purposes only. We do not expect that this information will reflect our future results of operations or financial position. The unaudited pro forma adjustments and eliminations are based on available information and upon assumptions that we believe are reasonable. The unaudited pro forma financial information assumes that the above described transactions were completed as of June 30, 2004, for purposes of the unaudited pro forma consolidated balance sheets and as of the first day of the period presented for purposes of the unaudited pro forma consolidated statements of operations.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 June 30, 2004

                                                                               PRO FORMA         COMPANY
                                                               HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                              ------------   -------------     ------------
                                                  ASSETS
  Real estate
    Land....................................................  $         --   $  19,104,746 (1) $ 30,204,058
                                                                                11,099,312 (2)
    Buildings...............................................            --      94,250,074 (1)  145,485,065
                                                                                51,234,991 (2)
    Intangible lease assets.................................            --      14,010,146 (1)   14,010,146
                                                              ------------   -------------     ------------
      Total cost of real estate.............................            --     189,699,269      189,699,269
    Real estate in development..............................     6,413,670      (6,413,670)(2)           --
    Deposits on real estate under contract..................    15,000,000     (15,000,000)(1)           --
    Acquisition and development costs.......................       180,412        (180,412)(1)           --
                                                              ------------   -------------     ------------
      Total real estate and real estate related assets......    21,594,082     168,105,187      189,699,269
  Cash and cash equivalents.................................   210,502,151    (157,798,182)(1)  226,783,336
                                                                               (55,920,633)(2)
                                                                               230,000,000 (3)
  Loans.....................................................            --      47,141,944 (1)   47,141,944
  Other assets..............................................       370,684              --          370,684
                                                              ------------   -------------     ------------
      TOTAL ASSETS..........................................  $232,466,917   $ 231,528,316     $463,995,233
                                                              ============   =============     ============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Accounts payable and accrued expenses...................  $  1,515,047   $          --     $  1,515,047
    Deferred revenue from real estate activities............            --       1,528,316 (1)    1,528,316
                                                              ------------   -------------     ------------
      Total liabilities.....................................     1,515,047       1,528,316        3,043,363
  Stockholders' equity (deficit)
    Preferred stock, $0.001 par value. Authorized 10,000,000
      shares; no shares outstanding.........................            --              --               --
    Common stock, $0.001 par value. Authorized 100,000,000
      shares; issued and outstanding 26,082,862 shares;
      as adjusted...........................................        26,083              --               --
    Additional paid in capital..............................   233,512,681              --               --
    Retained earnings (deficit).............................    (2,586,894)             --       (2,586,894)
                                                              ------------   -------------     ------------
      Total Stockholders' equity............................   230,951,870     230,000,000      460,951,870
                                                              ------------   -------------     ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............  $232,466,917   $ 231,528,316     $463,995,233
                                                              ============   =============     ============

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

            Unaudited Pro Forma Consolidated Statement of Operations
                     For the Six Months Ended June 30, 2004

                                                                     PRO FORMA        COMPANY
                                                      HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                      -----------   -----------     -----------
REVENUES
  Rent income.......................................  $        --   $ 9,188,086 (4) $12,797,134
                                                                      3,609,048 (5)
  Interest income from loans........................           --     2,368,104 (6)   2,368,104
                                                      -----------   -----------     -----------
     Total revenues.................................           --    15,165,238      15,165,238
OPERATING EXPENSES:
  General and administrative........................    1,696,177     1,145,000 (7)   2,841,177
  Depreciation and amortization.....................        1,784     1,645,131 (4)   2,287,352
                                                                        640,437 (5)
  Costs of terminated acquisitions and financings...      336,724            --         336,724
                                                      -----------   -----------     -----------
     Total operating expenses.......................    2,034,685     3,430,568       5,465,253
                                                      -----------   -----------     -----------
       Operating income (loss)......................   (2,034,685)   11,734,670       9,699,985
OTHER INCOME (EXPENSE)
  Interest income...................................      479,289            --         479,289
  Interest expense..................................       (8,222)           --          (8,222)
                                                      -----------   -----------     -----------
     Net other income (expense).....................      471,067            --         471,067
                                                      -----------   -----------     -----------
       NET INCOME (LOSS)............................  $(1,563,618)  $11,734,670     $10,171,052
                                                      ===========   ===========     ===========
       NET LOSS PER SHARE -- BASIC..................  $     (0.13)
       NET LOSS PER SHARE -- DILUTED................  $     (0.13)
       WEIGHTED AVERAGE SHARES
          OUTSTANDING -- BASIC......................   12,459,716
       WEIGHTED AVERAGE SHARES
          OUTSTANDING -- DILUTED....................   12,460,860

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                 Unaudited Pro Forma Consolidated Balance Sheet
                               December 31, 2003

                                                                             PRO FORMA          COMPANY
                                                           HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                           -----------     -------------      ------------
                                                  ASSETS
  Real estate
    Land.................................................  $        --     $  19,104,746 (8)  $ 30,204,058
                                                                              11,099,312 (9)
    Buildings............................................           --        94,250,074 (8)   145,485,065
                                                                              51,234,991 (9)
    Intangible lease assets..............................           --        14,010,146 (8)    14,010,146
                                                           -----------     -------------      ------------
      Total cost of real estate..........................           --       189,699,269       189,699,269
    Acquisition and development costs....................      166,301                --           166,301
                                                           -----------     -------------      ------------
      Total real estate and real estate related assets...      166,301       189,699,269       189,865,570
  Cash and cash equivalents..............................      100,000       233,537,134 (10)  228,324,237
                                                                            (172,978,594)(8)
                                                                             (62,334,303)(9)
                                                                             230,000,000 (11)
  Loans..................................................           --        47,141,944 (8)    47,141,944
  Other assets...........................................      201,832          (201,832)(10)           --
                                                           -----------     -------------      ------------
         TOTAL ASSETS....................................  $   468,133     $ 464,863,618      $465,331,751
                                                           ===========     =============      ============

                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
  Liabilities
    Accrued expenses.....................................  $ 1,389,779          (201,832)(9)     1,187,947
    Deferred revenue from real estate activities.........           --         1,528,316 (8)     1,528,316
    Loan payable.........................................      100,000                --           100,000
                                                           -----------     -------------      ------------
      Total liabilities..................................    1,489,779         1,326,484         2,816,263
  Stockholders' equity (deficit)
    Preferred stock, $0.001 par value. Authorized
      10,000,000 shares; no shares outstanding...........           --                --                --
    Common stock, $0.001 par value. Authorized
      100,000,000 shares; issued and outstanding
      1,630,435 shares;        as adjusted shares as
      adjusted...........................................        1,630                                  --
    Additional paid in capital...........................           --                                  --
                                                                                      --
    Retained earnings (deficit)..........................   (1,023,276)               --        (1,023,276)
                                                           -----------     -------------      ------------
      Total stockholders' equity (deficit)...............   (1,021,646)      463,537,134       462,515,488
                                                           -----------     -------------      ------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $   468,133     $ 464,863,618      $465,331,751
                                                           ===========     =============      ============

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

            Unaudited Pro Forma Consolidated Statement of Operations
  Period from Inception (August 27, 2003) through December 31, 2003 (audited)

                                                                 PRO FORMA
                                                              EFFECT OF THIS         COMPANY
                                                HISTORICAL       OFFERING           PRO FORMA
                                                -----------   ---------------     -------------
REVENUES
  Rent income.................................  $        --   $     6,343,555 (12) $   8,835,281
                                                                    2,491,726 (13)
  Interest income from loans..................           --         1,639,457 (14)     1,639,457
                                                -----------   ---------------     -------------
          Total revenues......................           --        10,474,738        10,474,738
OPERATING EXPENSES:
     General and administrative...............      992,418         1,145,000 (15)     2,137,418
     Depreciation and amortization............           --         1,135,816 (12)     1,577,981
                                                                      442,165 (13)
     Costs of terminated acquisitions and
       financings.............................       30,858                --            30,858
                                                -----------   ---------------     -------------
          Total operating expenses............    1,023,276         2,722,981         3,746,257
                                                -----------   ---------------     -------------
          NET INCOME (LOSS)...................  $(1,023,276)  $     7,751,757     $   6,728,481
                                                ===========   ===============     =============
          NET LOSS PER SHARE -- BASIC.........  $     (0.63)
          NET LOSS PER SHARE -- DILUTED.......  $     (0.63)
          WEIGHTED AVERAGE SHARES
            OUTSTANDING -- BASIC..............    1,630,435
          WEIGHTED AVERAGE SHARES
            OUTSTANDING -- DILUTED............    1,630,435

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

ADJUSTMENTS FOR UNAUDITED PRO FORMA BALANCE SHEET AS OF JUNE 30, 2004:

 (1) Records the purchase of the Highmark properties and loans to the property lessee/operator as though the purchase took place on June 30, 2004.

                                                                        INTANGIBLE
                                              LAND        BUILDINGS    LEASE ASSETS      LOANS         TOTAL
                                           -----------   -----------   ------------   -----------   ------------
 Bowling Green...........................  $ 7,676,014   $28,275,022   $ 4,203,044    $11,582,389   $ 51,736,469
 Fresno..................................    3,752,718    13,823,344     2,054,821      6,403,308     26,034,191
 Kentfield...............................    1,535,203     5,655,004       840,609      4,689,387     12,720,203
 Marlton.................................           --    23,876,686     3,549,237     10,630,366     38,056,289
 New Bedford.............................    4,435,030    16,336,680     2,428,425      8,203,930     31,404,065
 Thornton................................    1,705,781     6,283,338       934,010      5,632,564     14,555,693
                                           -----------   -----------   -----------    -----------   ------------
   TOTAL.................................  $19,104,746   $94,250,074   $14,010,146    $47,141,944   $174,506,910
                                           ===========   ===========   ===========    ===========   ============

     A reconciliation of total cost of the properties and the loans through September 30, 2004 to cash used to finance the acquisition of the properties and to make the loans is as follows:

 Cash........................................................  $157,798,182
 Deposits on real estate under contract......................    15,000,000
 Deferred revenue from real estate activities................     1,528,316
 Acquisition and development costs...........................       180,412
                                                               ------------
 Total.......................................................  $174,506,910
                                                               ============

 (2) Records the estimated total cost for the development of the Houston community hospital and medical office building as though the project was completed as of June 30, 2004.

 (3) Records the issuance of   million common shares at a public offering price
     of $ per share less underwriting commission and other expenses, calculated as follows:

 Gross Proceeds..............................................   $250,000,000
 Less: Underwriting discounts, commissions and other
   transaction costs.........................................    (20,000,000)
                                                                ------------
 Net Proceeds................................................   $230,000,000
                                                                ============

     A reconciliation of total cost of the properties and the loans to cash used to finance the acquisition of the properties and to make the loans is as follows:

 Cash........................................................  $157,798,182
 Deposits on real estate under contract......................    15,000,000
 Deferred revenue from real estate activities................     1,528,316
 Acquisition and development costs...........................       180,412
                                                               ------------
 Total.......................................................  $174,506,910
                                                               ============

ADJUSTMENTS FOR UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2004:

 (4) Records six months of operating results for the six Highmark properties as though we owned them from January 1, 2004, to June 30, 2004:

 Billed......................................................   $6,574,634
 Unbilled....................................................    2,613,452
                                                                ----------
                                                                $9,188,086
                                                                ==========

     Buildings are depreciated over 40 years and intangible lease assets are amortized over 15 years.

 (5) Records six months of operating results for the Houston community hospital and medical office building as though we owned them and they were completed and occupied from January 1, 2004, to June 30, 2004:

 Billed......................................................   $3,296,018
 Unbilled....................................................      313,030
                                                                ----------
                                                                $3,609,048
                                                                ==========

     Buildings are depreciated over 40 years.

 (6) Records the estimated interest income earned from loans to the operator of the Highmark properties purchased for the six month period ended June 30, 2004, as though the loans had been made on January 1, 2004.

 (7) Records compensation expense related to restricted stock awards made to senior management and other employees as part of this offering.

ADJUSTMENTS FOR UNAUDITED PRO FORMA BALANCE SHEET AS OF DECEMBER 31, 2003:

 (8) Records the purchase of the Highmark properties and loans through September 30, 2004 to the property lessee/operator as though the purchase took place on December 31, 2003.

                                                                        INTANGIBLE
                                              LAND        BUILDINGS    LEASE ASSETS      LOANS         TOTAL
                                           -----------   -----------   ------------   -----------   ------------
 Bowling Green...........................  $ 7,676,014   $28,275,022   $ 4,203,044    $11,582,389   $ 51,736,469
 Fresno..................................    3,752,718    13,823,344     2,054,821      6,403,308     26,034,191
 Kentfield...............................    1,535,203     5,655,004       840,609      4,689,387     12,720,203
 Marlton.................................           --    23,876,686     3,549,237     10,630,366     38,056,289
 New Bedford.............................    4,435,030    16,336,680     2,428,425      8,203,930     31,404,065
 Thornton................................    1,705,781     6,283,338       934,010      5,632,564     14,555,693
                                           -----------   -----------   -----------    -----------   ------------
   TOTAL.................................  $19,104,746   $94,250,074   $14,010,146    $47,141,944   $174,506,910
                                           ===========   ===========   ===========    ===========   ============

     A reconciliation of total cost of the properties and the loans through September 30, 2004 to cash used to finance the acquisition of the properties and to make the loans is as follows:

 Cash........................................................  $172,798,182
 Deferred revenue from real estate activities................     1,528,316
 Acquisition and development costs...........................       180,412
                                                               ------------
 Total.......................................................  $174,506,910
                                                               ============

 (9) Records the estimated total cost for the development of the Houston community hospital and medical office building as though the project was completed as of December 31, 2003.

     Underwriting discounts, commissions and other transaction costs include $201,832 of deferred financing costs accrued at December 31, 2003 and paid with proceeds from the offering.

(10) Records the issuance of 25.3 million common shares at a private placement offering price less underwriting commission and other expenses, calculated as follows:

 Shares issued at $10.00 per share...........................   $239,480,510
 Shares issued at $9.30 per share to underwriters............     14,999,998
 Less: Underwriting discounts, commissions and other
   transaction costs.........................................    (20,943,374)
                                                                ------------
 Net Proceeds................................................   $233,537,134
                                                                ============

(11) Records the issuance of   million common shares at a public offering price
     of $ per share less underwriting commission and other expenses, calculated as follows:

 Gross Proceeds..............................................   $250,000,000
 Less: Underwriting discounts, commissions and other
   transaction costs.........................................    (20,000,000)
                                                                ------------
 Net Proceeds................................................   $230,000,000
                                                                ============

    At the time the shares in the private placement were sold, the Company adjusted the number of shares owned by its founders from 1,630,435 to 521,908.

ADJUSTMENTS FOR UNAUDITED PRO FORMA STATEMENT OF OPERATIONS FOR THE PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED)

(12) Records operating results for the six Highmark properties as though we owned them from inception (August 27, 2003) to December 31, 2003. Rent income for the Highmark properties consists of the following:

 Billed......................................................   $4,539,199
 Unbilled....................................................    1,804,356
                                                                ----------
                                                                $6,343,555
                                                                ==========

     Buildings are depreciated over 40 years and intangible lease assets are amortized over 15 years.

(13) Records operating results for the Houston community hospital and medical office building as though we owned them from August 27, 2003 (inception), to December 31, 2003. Rent income for the Houston community hospital and medical office building consists of the following:

 Billed......................................................   $2,275,607
 Unbilled....................................................      216,119
                                                                ----------
                                                                $2,491,726
                                                                ==========

     Buildings are depreciated over 40 years.

(14) Records the estimated interest income earned from loans to the operator of the Highmark properties for the period from inception (August 27, 2003) through December 31, 2003 (audited) as though the loans had been made on August 27, 2003.

(15) Records compensation expense related to restricted stock awards made to senior management and other employees as part of this offering.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Medical Properties Trust, Inc.:

     We have audited the accompanying consolidated balance sheet of Medical Properties Trust, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from inception (August 27, 2003) through December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Medical Properties Trust, Inc. and subsidiary at December 31, 2003, and the results of their operations and their cash flows for the period from inception (August 27, 2003) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company intends to offer shares of common stock in an institutional private placement during or shortly after the first quarter of 2004 to provide capital for acquisitions and operations. There is no assurance that the offering will be successful and, if unsuccessful, the Company's shareholders' deficit and loss from operations raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ KPMG LLP

February 6, 2004
Birmingham, Alabama

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
           June 30, 2004 (Unaudited) and December 31, 2003 (Audited)

                                                              JUNE 30, 2004   DECEMBER 31, 2003
                                                              -------------   -----------------
                                                               (UNAUDITED)        (AUDITED)
                           ASSETS
Real estate
  Real estate in development................................  $  6,413,670      $         --
  Deposits on real estate under contract....................    15,000,000                --
  Acquisition and development costs.........................       180,412           166,301
                                                              ------------      ------------
     Total real estate and real estate related assets.......    21,594,082           166,301
Cash and cash equivalents...................................   210,502,151           100,000
Other assets................................................       370,684           201,832
                                                              ------------      ------------
     TOTAL ASSETS...........................................  $232,466,917      $    468,133
                                                              ============      ============


       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
  Accounts payable and accrued expenses.....................  $  1,515,047      $  1,389,779
  Loan payable..............................................            --           100,000
                                                              ------------      ------------
     Total liabilities......................................     1,515,047         1,489,779
Stockholders' equity (deficit)
  Preferred stock, $0.001 par value. Authorized 10,000,000
     shares; no shares outstanding..........................            --                --
  Common stock, $0.001 par value. Authorized 100,000,000
     shares; 26,082,862 shares (unaudited) and 1,630,435
     shares issued and outstanding at June 30, 2004 and
     December 31, 2003, respectively........................        26,083             1,630
  Additional paid in capital................................   233,512,681                --
  Retained earnings (deficit)...............................    (2,586,894)       (1,023,276)
                                                              ------------      ------------
     Total stockholders' equity (deficit)...................   230,951,870        (1,021,646)
                                                              ------------      ------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.............  $232,466,917      $    468,133
                                                              ============      ============

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
  Period from Inception (August 27, 2003) through December 31, 2003 (Audited)
                 and Six Months Ended June 30, 2004 (Unaudited)

                                                            FOR THE SIX     PERIOD FROM (INCEPTION)
                                                           MONTHS ENDED        (AUGUST 27, 2003)
                                                           JUNE 30, 2004   THROUGH DECEMBER 31, 2003
                                                           -------------   -------------------------
                                                            (UNAUDITED)            (AUDITED)
REVENUES.................................................   $        --           $        --
EXPENSES:
  General and administrative.............................     1,696,177               992,418
  Depreciation and amortization..........................         1,784                     0
  Costs of terminated acquisitions and financings........       336,724                30,858
                                                            -----------           -----------
     Total operating expenses............................     2,034,685             1,023,276
                                                            -----------           -----------
       Operating loss....................................    (2,034,685)           (1,023,276)
OTHER INCOME (EXPENSE)
  Interest income........................................       479,289                    --
  Interest expense.......................................        (8,222)                   --
                                                            -----------           -----------
     Net other income....................................       471,067                    --
                                                            -----------           -----------
       NET LOSS..........................................   $(1,563,618)          $(1,023,276)
                                                            ===========           ===========
       NET LOSS PER SHARE-BASIC..........................   $     (0.13)          $     (0.63)
       NET LOSS PER SHARE-DILUTED........................         (0.13)                (0.63)
       WEIGHTED AVERAGE SHARES OUTSTANDING-BASIC.........    12,459,716             1,630,435
       WEIGHTED AVERAGE SHARES OUTSTANDING-DILUTED.......    12,460,860             1,630,435

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
  Period from Inception (August 27, 2003) through December 31, 2003 (Audited)
                 and Six Months Ended June 30, 2004 (Unaudited)

                                                                             PERIOD FROM INCEPTION
                                                       SIX MONTHS ENDED        (AUGUST 27, 2003)
                                                        JUNE 30, 2004      THROUGH DECEMBER 31, 2003
                                                       ----------------   ---------------------------
                                                         (UNAUDITED)               (AUDITED)
OPERATING ACTIVITIES
  Net loss...........................................    $ (1,563,618)            $(1,023,276)
     Adjustments to reconcile net loss to net cash
       (used for) provided by operating activities
       Depreciation..................................           1,784                      --
     Increase in:
       Prepaid expenses and other assets.............        (235,463)               (201,832)
     Increase (decrease) in:
       Accounts payable and accrued expenses.........         125,268               1,391,409
                                                         ------------             -----------
  Net cash (used for) provided by operating
     activities......................................      (1,672,029)                166,301
INVESTING ACTIVITIES
     Additions to property and equipment.............        (137,006)                     --
     Acquisition costs...............................     (21,427,781)               (166,301)
                                                         ------------             -----------
  Net cash used for investing activities.............     (21,564,787)               (166,301)
FINANCING ACTIVITIES
     Additions to loan payable.......................         200,000                 100,000
     Payment of loan payable.........................        (300,000)                     --
     Proceeds from sale of common stock, net of
       offering costs................................     233,738,967                      --
                                                         ------------             -----------
  Net cash provided by financing activities..........     233,638,967                 100,000
                                                         ------------             -----------
  Net cash and cash equivalents increase for
     period..........................................     210,402,151                 100,000
     Cash and cash equivalents at beginning of
       period........................................         100,000                      --
                                                         ------------             -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........    $210,502,151             $   100,000
                                                         ============             ===========
Supplemental schedule of non-cash financing
  activities:
     Non-cash issuances of stock:
       Conversion of accounts payable and accrued
          expenses to common stock...................    $         --             $     1,630

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity (Deficit)
  Period from Inception (August 27, 2003) through December 31, 2003 (audited)
                 and Six Months Ended June 30, 2004 (Unaudited)

                                                                                          DEFICIT
                                                                                        ACCUMULATED
                            PREFERRED                COMMON                             DURING THE        TOTAL
                        ------------------   ----------------------   ADDITIONAL PAID   DEVELOPMENT   STOCKHOLDERS'
                        SHARES   PAR VALUE     SHARES     PAR VALUE     IN CAPITAL         STAGE         EQUITY
                        ------   ---------   ----------   ---------   ---------------   -----------   -------------
BALANCE AT INCEPTION
  (AUGUST 27, 2003)...     --      $  --             --   $     --     $         --     $        --   $         --
  Issuance of common
    stock.............     --         --      1,630,435      1,630               --              --          1,630
  Net loss............     --         --             --         --               --      (1,023,276)    (1,023,276)
                         ----      -----     ----------   --------     ------------     -----------   ------------
BALANCE, DECEMBER 31,
  2003................     --         --      1,630,435      1,630               --      (1,023,276)    (1,021,646)
  Redemption of
    founders'
    shares............     --         --     (1,108,527)    (1,109)              --              --         (1,109)
  Issuance of common
    stock (net of
    offering costs)...     --         --     25,560,954     25,561      233,512,682              --    233,538,243
  Net loss............     --         --             --         --               --      (1,563,618)    (1,563,618)
                         ----      -----     ----------   --------     ------------     -----------   ------------
BALANCE, JUNE 30,
  2004................     --      $  --     26,082,862   $ 26,083     $233,512,681     $(2,586,894)  $230,951,870
                         ====      =====     ==========   ========     ============     ===========   ============

          See accompanying notes to consolidated financial statements.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
               FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED)

1.  ORGANIZATION

     Medical Properties Trust, Inc., a Maryland corporation (the Company), was formed on August 27, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. The Company's operating partnership subsidiary, MPT Operating Partnership, L.P. (the Operating Partnership), was formed in September 2003. Through another wholly owned subsidiary, Medical Properties Trust, LLC, the Company is the sole general partner of the Operating Partnership. The Company presently owns directly all of the limited partnership interests in the Operating Partnership.

     The Company succeeded to the business of Medical Properties Trust, LLC, a Delaware limited liability company, which was formed in December 2002. On the day of formation, the Company issued 1,630,435 shares of common stock, and the membership interests of Medical Properties Trust, LLC were transferred to the Company. Medical Properties Trust, LLC had no assets, but had incurred liabilities for costs and expenses related to acquisition due diligence, a planned offering of common stock, consulting fees and office overhead in an aggregate amount of approximately $423,000, which was assumed by the Operating Partnership and has been included in the accompanying consolidated statement of operations.

     The Company's primary business strategy is to acquire and develop real estate and improvements primarily for long term lease to providers of healthcare services such as operators of inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. The Company considers this to be a single business segment as defined in Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information.

     As of December 31, 2003 and February 6, 2004 (the date of the accompanying Report of Independent Registered Public Accounting Firm), the Company was in the development stage and owned no properties and was at risk of being able to continue operations without additional capital resources. The Company intended on December 31, 2003 and February 6, 2004 to offer shares of common stock in an institutional private placement during or shortly after the first quarter of 2004 to provide capital for acquisitions and operations. As of December 31, 2003 and February 6, 2004, there was no assurance that the offering would be successful or that the Company would continue as a going concern.

2.  SUBSEQUENT EVENTS (UNAUDITED)

     On April 6, 2004, the Company completed the sale of 25.3 million shares of common stock in a private placement to qualified institutional buyers and accredited investors. The Company netted $233.5 million after deducting offering costs. The proceeds are being used to purchase properties, to pay debt and accrued expenses and for working capital and general corporate purposes.

     In June 2004, the Company contracted to fund the construction and development costs of a community hospital and adjacent medical office building with an expected total cost of approximately $63.4 million. The Company plans to fund this project with a combination of its own and borrowed funds. At June 30, 2004, the Company had funded $6.3 million of the costs which had been financed with funds from the April 6, 2004 private placement. Construction and development contracts at June 30, 2004 totalled $31.3 million.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

     On July 1, 2004, the Company purchased four rehabilitation facilities at a price of $95.2 million, which were then leased to a new operator of the facilities. The Company also made loans of $33.3 million to the lessee/operator, the proceeds of which were substantially used by the operator to acquire the hospital companies. On August 17, 2004, the Company purchased two additional rehabilitation properties for $32.1 million, which were then leased to the same operator, and made additional loans to the lessee/operator of $13.8 million to acquire the related hospital companies. For these transactions, the lessee/operator will pay fees of $1.5 million to the Company for transacting the purchases, leases and loans.

     The Company has received a commitment for a three year $75 million term loan to be secured by the rehabilitation facilities purchased in July and August 2004. Separately, the Company has received a commitment for a $43 million construction/term loan to fund the Company's community hospital and adjacent medical office building currently being constructed.

     On September 2, 2004, the Company declared a dividend of $0.10 per share of common stock, payable to stockholders of record as of September 16, 2004. The dividend was paid on October 11, 2004.

     Subsequent to December 31, 2003, the Company executed a lease agreement with respect to its corporate offices. Fixed minimum payments due under this operating lease with non-cancellable terms of more than one year at June 30, 2004 are as follows:

2005........................................................   $  169,000
2006........................................................      322,000
2007........................................................      343,000
2008........................................................      349,000
2009........................................................      356,000
Thereafter..................................................    2,314,000
                                                               ----------
                                                               $3,853,000
                                                               ==========

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation: Property holding entities and other subsidiaries of which the Company owns 100% of the equity or has a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which the Company may own less than 100% of the equity interest, the Company may consolidate the property if it has the direct or indirect ability to make decisions about the entities' activities based upon the terms of the respective entities' ownership agreements. For entities in which the Company owns less than 100% and does not have the direct or indirect ability to make decisions but does exert significant influence over the entities' activities, the Company will record its ownership in the entity using the equity method of accounting.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

     The Company periodically evaluates all of its transactions and investments to determine if they represent variable interests in a variable interest entity as defined by FASB Interpretation No. 46 (revised December 2003) (FIN 46-R), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements. If the Company determines that it has a variable interest in a variable interest entity, the Company determines if it is the primary beneficiary of the variable interest entity. The Company consolidates each variable interest entity in which the Company, by virtue of its transactions with or investments in the entity, is considered to be the primary beneficiary. The Company re-evaluates its status as primary beneficiary when a variable interest entity or potential variable interest entity has a material change in its variable interests.

     Cash and Cash Equivalents: Certificates of deposit and short-term investments with remaining maturities of three months or less when acquired and money-market mutual funds are considered cash equivalents.

     Deferred Costs: Costs incurred prior to the completion of offerings of stock or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. Costs incurred in connection with anticipated financings and refinancing of debt are capitalized as deferred financing costs and amortized over the lives of the related loans. Costs that are specifically identifiable with, and incurred prior to the completion of, probable acquisitions are deferred and capitalized upon closing.

     Loss Per Share: The Company reports earnings per share pursuant to SFAS No. 128, Earnings Per Share. Basic loss per share is computed by dividing the loss to common stockholders by the weighted average number of common shares and potential common stock outstanding during the period. Diluted net income per share is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the assumed conversion of all potentially dilutive outstanding share options. The effect of dilutive securities on the computation of loss per share in 2003 is not material.

     Income Taxes: The Company and its subsidiaries are each a subchapter-S corporation, limited partnership or limited liability company that is treated as a partnership for income tax purposes. As a result, no federal or state income taxes are payable by the Company and, accordingly, no provision for income taxes has been recorded in the accompanying financial statements. The subchapter-S shareholders, partners or members are required to include their respective shares of the Company's profits or losses in their individual tax returns.

     Fair Value of Financial Instruments: The carrying amount of accounts payable and accrued expenses approximate fair value because of the relatively short maturity of these instruments.

     Unaudited Interim Consolidated Financial Statements: The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

4.  LOAN PAYABLE

     In 2003, the Company entered into a loan agreement which provided for maximum borrowings of $300,000 if certain conditions were met by the Company. Borrowings under the agreement ($100,000 at December 31, 2003) accrued interest at 20% per annum and were due upon the earlier of (i) the third business day following the funding of the Company's private placement or (ii) March 29, 2004. Contemporaneous with the private placement, the Company issued to the lender a warrant to purchase up to 35,000 shares of the Company's common stock at a price per share equal to 93% of the price at which the Company's shares were offered to investors in the private placement.

5.  COMMITMENTS AND CONTINGENCIES

     The financial statements reflect fees of $439,324 owed to the Company's outside legal counsel for services rendered through December 31, 2003. As of December 31, 2003, counsel was entitled to a 30% premium on its fees in the event of a successful public or institutional private equity offering or other financing transaction.

6.  FUTURE PLANS AND POLICIES (UNAUDITED)

     Revenue Recognition: The Company will receive income from operating leases based on the fixed, minimum required rents (base rent) and from additional rent based on a percentage of tenant revenues once the tenant's revenue has exceeded an annual threshold (percentage rent). Base rent revenue will be recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. Percentage rents will be recognized in the period in which revenue thresholds are met. Differences between rental revenues earned and amounts due per the respective lease agreements will be charged, as applicable, to unbilled rent receivable. Rental payments received prior to their recognition as income will be classified as rent received in advance.

     Fees received from development and leasing services for lessees will be initially recorded as deferred revenue and recognized as income on the straight-line basis over the initial term of the lease. Fees from lending services will be recorded as deferred revenue and recognized as income over the life of the loan to produce a constant effective yield on the loan (interest method).

     Real Estate Purchase Price Allocation: The Company will allocate the purchase price of properties to net tangible and identified intangible assets acquired based on their fair values in accordance with the provisions of SFAS No. 141, Business Combinations. In making estimates of fair values for purposes of allocating purchase prices, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

     Upon purchasing a property, generally accepted accounting principles requires an analysis of the purchase price. First, the Company must determine the value of the property as though the property were vacant. Any excess of the purchase price over the "as if vacant" valuation is considered an intangible asset. This intangible asset must be further allocated to (i) the value of acquired "in-place" leases assuming they are at market lease rates and terms, rather than their actual lease rates; (ii) the value of any amounts by which the in-place leases are above market lease rates and terms; (iii) the value of any amounts by which the in-place leases are below market lease rates and terms, and; (iv) any value which should be assigned to the relationship between the lessee and landlord.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

     The Company will allocate a portion of the purchase price to the value of acquired "in-place" leases based on the difference between (i) the property valued based on the acquired in-place leases adjusted to market rental rates and
(ii) the property valued as if vacant. The Company will utilize independent appraisals to determine the value of the property on an "as if vacant" basis. The Company's estimates of the in-place lease values are based on the present value of estimated market-rate rents and costs to "lease up" the property. Factors management will consider in its costs to lease up the property include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management will consider real estate taxes, insurance, and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. The Company will estimate costs to execute similar leases including tenant improvements, leasing commissions, legal, and other related expenses.

     The Company will also allocate a portion of the purchase price to above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management's estimate of fair market lease rates for the corresponding in-place leases, measured over the remaining non-cancelable term of the lease. In the case of below-market leases, the Company will consider the remaining contractual lease period and renewal periods, taking into consideration the likelihood of the tenant exercising its renewal options. The capitalized above-market lease values (presented as lease intangibles in the consolidated balance sheet) is amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as deferred income) is amortized as an addition to rental income over the remaining contractual lease period including any renewal periods included in the valuation analysis. In the event that a tenant terminates its lease, the unamortized portion of the lease intangibles is charged to expense.

     The Company will also consider an allocation of purchase price to in-place leases that have related customer relationship intangible values. Characteristics management will consider in allocating these values include the nature and extent of existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

     The value of in-place leases will be amortized to expense over the initial term of the respective leases, which will primarily range from 10 to 20 years. The value of customer relationship intangibles will be amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

     Depreciation will be calculated on the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements...........................   40 years
Tenant origination costs.............................   Remaining terms of the related leases
Tenant improvements..................................   Term of related leases
Furniture and equipment..............................   3-7 years

     Real estate will be carried at depreciated cost. Expenditures for ordinary maintenance and repairs will be expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset will be capitalized and depreciated over their estimated useful lives. In

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of the Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets, including an estimated liquidation amount, during the expected holding periods are less than the carrying amounts of those assets. Impairment losses will be measured as the difference between carrying value and fair value of assets. For assets held for sale, impairment will be measured as the difference between carrying value and fair value, less cost of disposal. Fair value will be based on estimated cash flows discounted at a risk-adjusted rate of interest.

     Loans Receivable: Loans receivable will consist of working capital loans and long-term loans. Interest income from loans will be recognized as earned based upon the principal amount outstanding. The working capital and long-term loans will be generally secured by interests in receivables and corporate and individual guaranties.

     Losses from Rent Receivables and Loans Receivable: A provision for losses on rents receivable and loans receivable will be recorded when it becomes probable that the rent or loan will not be collected in full. The provision will be an amount which reduces the rent or loan to its estimated net realizable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any. At that time, the Company will discontinue recording interest income on the loan or rent receivable from the tenant.

     Deferred Costs: The Company begins deferring costs when the Company and the seller have executed a letter of intent (LOI) for the sale of the property. Deferred acquisition costs are expensed when management determines that the acquisition is no longer probable. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and amortized on the straight-line method over the terms of the related lease agreements. Costs identifiable with loans made to lessees are recognized as a reduction in interest income over the life of the loan to produce a constant effective yield on the loan (interest method).

     Income Taxes: For the year ending December 31, 2004, the Company will make an election to be taxed as a real estate investment trust (REIT), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code) and anticipates being taxed as such beginning with its taxable year ending December 31, 2004. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to currently distribute to stockholders at least 90% of its ordinary taxable income. As a REIT, the Company generally will not be subject to federal income tax on taxable income that it distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost, unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company's net income and net cash available for distribution to stockholders. However, the Company believes that it will be organized and operate in such a manner as to qualify for treatment as a REIT and intends to operate in the foreseeable future in such a manner so that the Company will remain qualified as a REIT for federal income tax purposes.

     The Company's financial statements include the operations of a taxable REIT subsidiary, MPT Development Services, Inc. (MDS) that is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. MDS is authorized to provide property development, leasing and management services for third-party owned properties and makes loans to lessees and operators.

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

     Stock-Based Compensation: The Company will sponsor a stock option and restricted stock award plan that was established in 2004. The Company will account for its stock option plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25) and related interpretations. Under APB No. 25, no expense is recorded for options which are exercisable at the price of the Company's stock at the date the options are granted. Deferred compensation on restricted stock relates to the issuance of restricted stock to employees and directors of the Company. Deferred compensation is amortized to compensation expense based on the passage of time and certain performance criteria.

     Fair Value of Financial Instruments: The Company has various assets and liabilities that are considered financial instruments. The Company estimates fair value of these assets and liabilities using various methods, as follows: cash and cash equivalents, accrued interest receivable, billed rent receivable, accounts payable and accrued expenses payable -- carrying value due to their short-term maturity; and, loans receivable, unbilled rent receivable and debt due over more than one year -- discounted future cash flows using a current market interest rate.

     New Accounting Pronouncements: In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes how an issuer classifies and measures certain free standing financial instruments with characteristics of both liabilities and equity and requires that such instruments be classified as liabilities. On November 7, 2003, the FASB issued FASB Staff Position (FSP) 150-3, Effective Date and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities. FSP 150-3 defers the effective date of certain provisions of SFAS No. 150, specifically the provisions that apply to mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect indefinitely until the accounting for these interests are addressed in later guidance. The remaining provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. The Company has no financial instruments within the scope of SFAS No. 150.

7.  EQUITY INCENTIVE PLAN AND OTHER STOCK AWARDS (UNAUDITED)

     The Company has adopted the Medical Properties Trust, Inc. 2004 Amended and Restated Equity Incentive Plan (the Equity Incentive Plan) which authorizes the issuance of options to purchase shares of common stock, restricted stock awards, restricted stock units, deferred stock units, stock appreciation rights and performance units. The Company has reserved 791,180 shares of common stock for awards under the Equity Incentive Plan. The Equity Incentive Plan contains a limit of 300,000 shares as the maximum number of shares of common stock that may be awarded to an individual in any fiscal year.

     Each of our original independent directors received options to acquire 20,000 shares of our common stock. These options have an exercise price of $10 per option, vested one-third upon grant and the remainder will vest one-half on each of the first and second anniversaries of the date of grant, and expire ten years from the date of grant. No other options have been granted. In addition to these options to purchase common stock, each of our independent directors has been awarded 2,500 deferred stock units, which represent the right to receive 2,500 shares of common stock in October 2007. Beginning in 2005, each independent director will receive 2,000 shares of common stock annually, which will be as to transfer for three years.

     The Company follows APB No. 25 and related Interpretations in accounting for the Equity Incentive Plan. In accordance with APB No. 25, no compensation expense has been recognized. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the methods prescribed in SFAS No. 123, Accounting for

                MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (AUGUST 27, 2003) THROUGH DECEMBER 31, 2003 (AUDITED) AND
       FOR THE SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) -- (CONTINUED)

Stock-Based Compensation, the Company's net loss and loss per share for the six months ended June 30, 2004, would have been increased by $67,000 and no per share effect, respectively.

     The Company uses the Black-Scholes pricing model to calculate the fair values of the options awarded, which are included in the pro forma amounts above. The following assumptions were used to derive the fair values: an option term of four to six years; no estimated volatility; a weighted average risk-free rate of return of 3.63%; and a dividend yield of 1.00% for 2004.

8.  LEASING OPERATIONS (UNAUDITED)

     For the properties purchased in July and August, 2004 and currently under development (see Notes 4 and 8), minimum rentals due in future periods under operating leases which have non-cancelable terms extending beyond one year at June 30, 2004, are as follows:

2005........................................................   $ 17,783,000
2006........................................................     25,911,000
2007........................................................     25,911,000
2008........................................................     25,911,000
2009........................................................     25,911,000
Thereafter..................................................    196,721,000
                                                               ------------
                                                               $318,148,000
                                                               ============

     The leases are with tenants engaged in medical operations in California, Colorado, Kentucky, Massachusetts, New Jersey, and Texas. Performance in accordance with the lease terms is in part dependent upon the economic conditions in the respective areas. Leases are generally for ten to fifteen years. All of the Company's land and buildings represent property leased under long-term lease agreements. Lease revenue to be received on the Company's properties currently under development is estimated based on the expected cost of the properties at the end of its construction period. The estimated completion date for these properties is July 2005.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Highmark Healthcare, LLC
Mechanicsburg, Pennsylvania

     We have audited the accompanying consolidated balance sheet of Highmark Healthcare, LLC and subsidiaries (the "Company") as of June 30, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of the Company as of June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ Parente Randolph, LLC
Parente Randolph, LLC
Harrisburg, Pennsylvania
October 18, 2004

                            HIGHMARK HEALTHCARE LLC
                                AND SUBSIDIARIES

                           Consolidated Balance Sheet
                                 June 30, 2004

                           ASSETS
Cash........................................................   $1,000
                                                               ======


               LIABILITIES AND MEMBERS EQUITY
Due to affiliate............................................   $1,000
Members equity..............................................       --
                                                               ------
Total.......................................................   $1,000
                                                               ======

                   HIGHMARK HEALTHCARE, LLC AND SUBSIDIARIES

                      NOTES TO CONSOLIDATED BALANCE SHEET

1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization: Highmark Healthcare LLC ("Highmark") was formed in May 2004 for the purpose of acquiring the operations of rehabilitation hospitals. Highmark began operating four independent rehabilitation hospitals ("IRF") and two long-term acute care hospitals ("LTACH") located throughout the United States in July and August 2004. Highmark, a Delaware limited liability company ("LLC"), is a single member LLC.

     Principle of Consolidation: The consolidated financial statements include the accounts of Highmark and its wholly owned subsidiaries controlled through sole membership interests in limited liability companies. All significant intercompany balances and transactions are eliminated in consolidation.

     Due to Affiliate: Due to affiliate represents an advance from a company owned by the sole member of Highmark.

     Use of Estimates: The preparation of a balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the balance sheet. Accordingly, actual amounts could differ from those estimates.

     Income Taxes: Highmark has elected to be a LLC for federal and state income tax purposes. In lieu of corporate income taxes, the member(s) of a LLC are taxed on their proportionate share of the Company's taxable income or loss. Therefore, no provision or liability for federal or state income taxes has been provided for in the balance sheet.

2.  BASIS OF PRESENTATION

     Highmark is in the early stages of its existence and is heavily dependent on debt financing. As a result of transactions occurring subsequent to June 30, 2004 (Note 3), Highmark incurred significant amounts of debt and significant lease obligations. In order for Highmark to service its obligations and comply with terms of its debt and lease obligations, including achieving certain financial ratios related to cash flow, it will need to demonstrate the ability to operate the acquired hospitals in a profitable manner with the requisite cash flows. There can be no assurance that Highmark will in fact meet all of its current and future obligations, and that if the obligations are met that Highmark will continue as a going concern. The financial statements do not include any adjustments that might be necessary if Highmark is unable to continue as a going concern.

3.  SUBSEQUENT EVENT

     On July 1, 2004 Highmark entered into an agreement with Medical Properties Trust, Inc. (MPT), whereby Highmark would operate four hospitals. The acquisition was financed by MPT, a healthcare real estate investment trust based in Birmingham, Alabama. MPT acquired the real estate for approximately $128 million and assigned to Highmark it rights to acquire the operations of the hospitals from Care One Realty of Hackensack, New Jersey for approximately $40 million which was financed by MPT. The assignment of the LLC interests to Highmark transferred the operations, assets and liabilities of each LLC. On August 17, 2004, Highmark entered into similar agreements with MPT for the acquisition of the

                   HIGHMARK HEALTHCARE, LLC AND SUBSIDIARIES operations of two additional hospitals. The following table summarizes the relevant information regarding each hospital:

LOCATION                                             TYPE    BEDS   ACQUISITION DATE
--------                                             -----   ----   ----------------
Marlton, NJ........................................   IRF     46(1) July 1, 2004
Bowling Green, KY..................................   IRF     60    July 1, 2004
Fresno, CA.........................................   IRF     62    July 1, 2004
Kentfield, CA......................................  LTACH    60    July 1, 2004
New Bedford, MA....................................  LTACH    90    August 17, 2004
Thornton, CO.......................................   IRF    117(2) August 17, 2004

---------------

(1) Highmark subleases a floor of the Marlton building to an unaffiliated provider which operates 30 pediatric rehabilitation beds which are in addition to the 46 beds operated by Highmark.

(2) Includes beds licensed as skilled nursing and beds licensed as psychiatric.

     Highmark financed its acquisitions through loans from MPT. The following table summarizes the fair value of the assets acquired and liabilities assumed at the dates of acquisition. Highmark is in the process of obtaining third-party valuations of certain intangible assets; thus the allocation of the purchase price is subject to refinement.

                                                              (IN THOUSANDS)
                                                              --------------
Current assets..............................................     $15,100
Property, plant and equipment...............................         800
Goodwill....................................................      30,400
Current liabilities.........................................      (6,300)
                                                                 -------
Notes payable...............................................     $40,000
                                                                 =======

     Highmark has entered into agreements with Highmark Management, LLC (a company affiliated through common ownership) to provide management services to each hospital. The services include information system support, legal counsel, accounting/tax, human resources, program development, quality management and marketing oversight. The agreements call for a management fee equal to 2% of net revenue, and are for an initial term of five years with automatic one-year renewals.

  LEASES

     Highmark entered into long-term real estate leases with MPT at each hospital. Each lease is for an initial term of 15 years and contains renewal options at Highmark's option for three additional five-year terms. Highmark has the option to purchase the leased property at the end of the lease term, including any extension periods, for the greater of the fair market value of the leased property, or the purchase price increased by 2.5% per annum from the commencement date.

     The base rate at commencement is calculated at 10.25% of MPT's adjusted purchase price of the real estate ("APP"). The base rate increases to 12.23% of APP effective July 1, 2005. Beginning January 1, 2006, and each January 1, thereafter, the base rates increases by an inflator of 2.5% (i.e. base rate becomes 12.54% of APP on January 1, 2006).

     Each lease also contains a percentage rent provision. Beginning January 1, 2005, if the aggregate net revenues of the six hospitals exceed an annualized revenue run rate of $110,000,000, percentage rent equal to 2% of net revenue is due the following month.

                   HIGHMARK HEALTHCARE, LLC AND SUBSIDIARIES

     In addition the leases are subject to various financial covenants including limitations on total debt, minimum cash flow coverage and maintenance of average daily patient census. A default in any of the loan terms noted below will also constitute a default under the leases.

     Minimum future lease obligations on the MPT leases are as follows:

                                                               (IN THOUSANDS)
                                                               --------------
June 30, 2005...............................................      $ 12,735
2006........................................................        15,874
2007........................................................        16,271
2008........................................................        16,675
2009........................................................        17,092
Thereafter..................................................       196,277
                                                                  --------
                                                                  $274,924
                                                                  ========

  NOTES PAYABLE

     In July and August 2004 in conjunction with the assignment of the LLC interests to Highmark, MPT advanced $40 million to Highmark. In subsequent transactions MPT loaned an additional $9.2 million to Highmark. The proceeds of the notes were used as follows:

                                                               (IN THOUSANDS)
                                                               --------------
Acquisition of LLC interests................................      $37,500
Working capital.............................................        6,250
Lease deposits..............................................        3,300
Transaction costs and commitment fee........................        2,150
                                                                  -------
                                                                  $49,200
                                                                  =======

     The loans bear interest at 10.25%. A note for $6.2 million is interest only through December 31, 2004 with a balloon payment due on January 1, 2005. The remaining $43.0 million in notes is payable interest only for the first 36 months and then amortized over the next 12 years with a final maturity in 2019. Highmark may prepay the notes at any time without penalty. Maturities for the next five years are:

                                                               (IN THOUSANDS)
                                                               --------------
June 30, 2005...............................................      $ 6,200
2006........................................................           --
2007........................................................           --
2008........................................................        2,591
2009........................................................        2,870
Thereafter..................................................       37,539
                                                                  -------
                                                                  $49,200
                                                                  =======

     Substantially all of the assets of Highmark and its subsidiaries as well as Highmark's membership interests in its subsidiaries secure the loans. In addition the sole member of Highmark, an affiliated company owned by the sole member and Highmark Management, LLC have guaranteed the $49.2 million in notes payable to MPT, although the obligation of the sole member is limited to $5 million and his membership interest in Highmark.

             ------------------------------------------------------
             ------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THE STATEMENTS IN THIS PROSPECTUS ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH HEREIN SINCE THE DATE HEREOF. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               TABLE OF CONTENTS

Summary...............................    1
Risk Factors..........................   16
A Warning About Forward Looking
  Statements..........................   36
Use of Proceeds.......................   37
Capitalization........................   38
Dilution..............................   39
Dividend Policy and Distributions.....   41
Selected Financial Information........   42
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   45
Our Business..........................   53
Our Portfolio.........................   66
Management............................   76
Compensation Committee Interlocks and
  Insider Participation...............   86
Principal Stockholders................   87
Selling Stockholders..................   88
Registration Rights and Lock-up
  Agreements..........................   88
Certain Relationships and Related
  Transactions........................   90
Investment Policies and Policies with
  Respect to Certain Activities.......   93
Description of Capital Stock..........   97
Material Provisions of Maryland Law
  and of our Charter and Bylaws.......  101
Partnership Agreement.................  106
United States Federal Income Tax
  Considerations......................  110
Underwriting..........................  129
Legal Matters.........................  132
Experts...............................  132
Where You Can Find More Information...  132
Index to Financial Statements and
  Financial Statement Schedules.......  F-1

     UNTIL           , 2005, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                            SHARES

                        (MEDICAL PROPERTIES TRUST LOGO)
                                  COMMON STOCK
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                            FRIEDMAN BILLINGS RAMSEY

                                    JPMORGAN
                                          , 2004
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of common stock being registered. All amounts except the SEC registration fee are estimates.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................        31,675
NASD Fee....................................................        20,500
NYSE Listing Fees...........................................             *
Transfer agent and registrar fees...........................             *
Legal fees and expenses.....................................             *
Accounting fees and expenses................................             *
Printing and mailing fees...................................             *
Miscellaneous...............................................             *
Total.......................................................             *

---------------

* To be filed by amendment.

ITEM 32.  SALES TO SPECIAL PARTIES.

     There is none.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

     On April 6, 2004 and April 7, 2004, we sold 25,300,000 shares of common stock in a private unregistered offering to Friedman, Billings, Ramsey & Co., Inc. and other investors pursuant to the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, and Rule 506 thereunder. Friedman, Billings, Ramsey & Co., Inc. subsequently resold 20,244,426 shares to other investors in accordance with Rule 144A, Regulation D and Regulation S under the Securities Act, and other available exemptions set forth therein. The per share purchase price of the shares sold to Friedman, Billings, Ramsey & Co., Inc. for resale under Rule 144A, Regulation D and Regulation S was $9.30, for an aggregate offering price of $188,273,162. The per share offering price of the shares we sold to our other investors was $10.00 per share; however, Friedman, Billings, Ramsey & Co., Inc., received a placement agent fee of $.70 per share on these shares. Friedman, Billings, Ramsey & Co., Inc., acted as the sole placement agent and initial purchaser in the offering, and received aggregate initial purchaser discounts and placement fees of $17,710,000. In addition, we issued 260,954 shares of our common stock to Friedman, Billings, Ramsey & Co., Inc., as payment for financial advisory services.

     Pursuant to our 2004 Equity Incentive Plan, we have granted options to purchase a total of 100,000 shares of common stock, and awarded 12,500 deferred stock units, to our independent directors. In granting these options to purchase common stock and deferred stock units, we relied upon exemptions from registration set forth in Section 4(2) of the Securities Act and Rule 701 under the Securities Act.

     In August and September 2003, Mr. Aldag, Mr. McLean, Mr. McKenzie and Mr. Hamner, or our founders, were collectively issued 1,630,435 shares of our common stock in exchange for nominal cash consideration. Upon completion of our private placement in April 2004, 1,108,527 shares of common stock held by our senior management were redeemed for nominal value and they now collectively hold 553,908 shares of our common stock, including shares purchased in our April 2004 private placement. We relied upon Section 4(2) of the Securities Act in issuing these shares of common stock to our founders.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We maintain a directors and officers liability insurance policy. Our charter limits the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our charter and bylaws provide that a director or officer shall be indemnified to the fullest extent required or permitted by Maryland law from and against any claim or liability to which such director or officer may become subject by reason of his or her status as a director or officer of our company. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

     - the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

     - the director or officer actually received an improper personal benefit in money, property or services; or

     - with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

     Our stockholders have no personal liability for indemnification payments or other obligations under any indemnification agreements or arrangements. However, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

     This provision for indemnification of our directors and officers does not limit a stockholder's ability to obtain injunctive relief or other equitable remedies for a violation of a director's or an officer's duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

     In addition to any indemnification to which our directors and officers are entitled pursuant to our charter and bylaws and the MGCL, our charter and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity.

     We have entered into indemnification agreements with each of our directors and executive officers, which we refer to in this context as indemnitees. The indemnification agreements provide that we will, to the fullest extent permitted by Maryland law, indemnify and defend each indemnitee against all losses and expenses incurred as a result of his current or past service as our director or officer, or incurred by reason of the fact that, while he was our director or officer, he was serving at our request as a director, officer, partners, trustee, employee or agent of a corporation, partnership, joint venture, trust, other enterprise or employee benefit plan. We have agreed to pay expenses incurred by an indemnitee before the final disposition of a claim provided that he provides us with a written affirmation that he has met the standard of conduct required for indemnification and a written undertaking to repay the amount we pay or reimburse if it is ultimately determined that he has not met the standard of conduct required for indemnification. We are to pay expenses within 20 days of receiving the indemnitee's written request for such an advance. Indemnitees are entitled to select counsel to defend against indemnifiable claims.

     The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     None of the proceeds will be credited to an account other than the appropriate capital share account.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

     (b) Exhibits. The following exhibits are filed as part of this registration statement on Form S-11.

 EXHIBIT
 NUMBER                            EXHIBIT TITLE
 -------                           -------------
 1.1*       Form of Underwriting Agreement
 3.1*       Registrant's Second Articles of Amendment and Restatement
 3.2*       Registrant's Amended and Restated Bylaws
 4.1*       Form of Common Stock Certificate
 5.1*       Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
            P.C. with respect to the legality of the shares being
            registered
 8.1*       Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
            P.C. with respect to certain tax matters
10.1*       First Amended and Restated Agreement of Limited Partnership
            of MPT Operating Partnership, L.P.
10.2*       Amended and Restated 2004 Equity Incentive Plan
10.3*       Employment Agreement between the Registrant and Edward K.
            Aldag, Jr., dated September 10, 2003
10.4*       First Amendment to Employment Agreement between the
            Registrant and Edward K. Aldag, Jr., dated March 8, 2004
10.5*       Employment Agreement between the Registrant and Emmett E.
            McLean, dated September 10, 2003
10.6*       Employment Agreement between the Registrant and R. Steven
            Hamner, dated September 10, 2003
10.7*       Amended and Restated Employment Agreement between the
            Registrant and William G. McKenzie, dated September 10, 2003
21.1*       Subsidiaries of the Registrant
23.1        Consent of KPMG LLP
23.2        Consent of Parente Randolph, LLC
23.3*       Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz,
            P.C. (included in Exhibits 5.1 and 8.1)
24.1        Power of Attorney (included on signature page of this
            registration statement)

---------------

* To be filed by amendment.

ITEM 37.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama on October 26, 2004.

                                          MEDICAL PROPERTIES TRUST, INC.

                                          By:   /s/ EDWARD K. ALDAG, JR.
                                            ------------------------------------
                                                    Edward K. Aldag, Jr.
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     Each of the directors and/or officers of Medical Properties Trust, Inc. whose signature appears below hereby appoints Edward K. Aldag, Jr. and R. Steven Hamner and each of them as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, file a 462(b) registration statement and generally to do all such things in their behalf in their capacities as officers to enable Medical Properties Trust, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

       /s/ EDWARD K. ALDAG, JR.          Chairman of the Board, President,   October 26, 2004
--------------------------------------      Chief Executive Officer and
         Edward K. Aldag, Jr.                        Secretary


         /s/ G. STEVEN DAWSON                        Director                October 26, 2004
--------------------------------------
           G. Steven Dawson


      /s/ KEITH T. GHEZZI, M.D.                      Director                October 26, 2004
--------------------------------------
        Keith T. Ghezzi, M.D.


         /s/ JOSEPH V. GREEN                         Director                October 26, 2004
--------------------------------------
           Joseph V. Green


     /s/ ROBERT E. HOLMES, PH.D.                     Director                October 26, 2004
--------------------------------------
       Robert E. Holmes, Ph.D.


       /s/ WILLIAM G. MCKENZIE              Vice Chairman of the Board       October 26, 2004
--------------------------------------
         William G. McKenzie

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----


         /s/ CHARLES C. PITTS                        Director                October 26, 2004
--------------------------------------
           Charles C. Pitts


         /s/ R. STEVEN HAMNER              Executive Vice President and      October 26, 2004
--------------------------------------        Chief Financial Officer
           R. Steven Hamner

 EXHIBIT
 NUMBER                            EXHIBIT TITLE
 -------                           -------------
 1.1*       Form of Underwriting Agreement
 3.1*       Registrant's Second Articles of Amendment and Restatement
 3.2*       Registrant's Amended and Restated Bylaws
 4.1*       Form of Common Stock Certificate
 5.1*       Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
            P.C. with respect to the legality of the shares being
            registered
 8.1*       Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz,
            P.C. with respect to certain tax matters
10.1*       First Amended and Restated Agreement of Limited Partnership
            of MPT Operating Partnership, L.P.
10.2*       Amended and Restated 2004 Equity Incentive Plan
10.3*       Employment Agreement between the Registrant and Edward K.
            Aldag, Jr., dated September 10, 2003
10.4*       First Amendment to Employment Agreement between the
            Registrant and Edward K. Aldag, Jr., dated March 8, 2004
10.5*       Employment Agreement between the Registrant and Emmett E.
            McLean, dated September 10, 2003
10.6*       Employment Agreement between the Registrant and R. Steven
            Hamner, dated September 10, 2003
10.7*       Amended and Restated Employment Agreement between the
            Registrant and William G. McKenzie, dated September 10, 2003
21.1*       Subsidiaries of the Registrant
23.1        Consent of KPMG LLP
23.2        Consent of Parente Randolph, LLC
23.3*       Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz,
            P.C. (included in Exhibits 5.1 and 8.1)
24.1        Power of Attorney (included on signature page of this
            registration statement)

---------------

* To be filed by amendment.